As filed with the Securities and Exchange Commission on October 27, 2010

Registration No. 333-169498

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

CHINA POWER TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	3443	22-3969766
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

No. 12, Gongyuan Road
Kaifeng City, Henan Province 475002
People’s Republic of China
(86) 378 299 6222
(Address and telephone number of registrant’s principal executive offices)
____________________________

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8940
(Name, address and telephone number of agent for service)

Copies to:

Virginia M. Tam, Esq.
Louis A. Bevilacqua, Esq.	Woon-Wah Siu, Esq.	Jones Day
Pillsbury Winthrop Shaw Pittman LLP	Pillsbury Winthrop Shaw Pittman LLP	29th Floor, Edinburgh Tower
2300 N Street, N.W.	Suite 4201, Bund Center	The Landmark
Washington, D.C. 20037	222 Yan An Road East, Huangpu District	15 Queen’s Road Central
(202) 663-8000	Shanghai, China 200002	Hong Kong
	+86-21-6137-7999	(852) 3189-7318

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [X]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

•         Public Offering Prospectus. A prospectus, or the Public Offering Prospectus, to be used for the public offering of up to shares of common stock by us (in addition to common stock that may be sold upon exercise of the underwriter’s over-allotment option) through the underwriter named on the cover page of the Public Offering Prospectus.

•         Resale Prospectus. A prospectus, or the Resale Prospectus, to be used for the resale by selling stockholders of 3,703,704 shares of common stock.

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following major items:

•         they contain different outside and inside front covers;

•         they contain different Offering sections in the Prospectus Summary section beginning on page 1 and 2A respectively;

•         they contain different Use of Proceeds sections on page 24 and 3A respectively;

•         the Capitalization and Dilution sections on page 26 and page 27, respectively, of the Public Offering Prospectus are deleted from the Resale Prospectus;

•         a Selling Stockholder section is included in the Resale Prospectus beginning on page 4A;

•         references in the Public Offering Prospectus to the Resale Prospectus will be deleted from the Resale Prospectus;

•         the Underwriting section from the Public Offering Prospectus on page 91 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place;

•         the Legal Matters section in the Resale Prospectus on page 8A deletes the reference to counsel for the underwriter; and

•         the outside back cover of the Public Offering Prospectus is different from the outside back cover of the Resale Prospectus.

We have included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Resale Prospectus as compared to the Public Offering Prospectus.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 27, 2010

     Shares

CHINA POWER TECHNOLOGY, INC.

Common Stock

$          per share

We are offering             shares of our common stock.

Our common stock is quoted on the OTCQB market, a Pink Sheets quotation service, and trades under the symbol “LNCZ.” There have been no recent public quotations of our common stock on the OTCQB. We anticipate that the offering price per share of our common stock will be between $        and $         . There has never been an active public market for our common stock, and the shares are being offered in anticipation of the development of a secondary trading market. We have applied to list our common stock on The NASDAQ Global Market under the symbol “CNPT.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8 of this prospectus.

		Per Share		Total
Public offering price	$		$
Underwriting discount	$		$
Proceeds, before expenses, to China Power Technology, Inc	$		$

We have granted an over-allotment option to the underwriter. The underwriter may also purchase up to               additional shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of common stock to purchasers in the offering against payment in New York, New York on or about              , 2010.

_________________________________

Oppenheimer & Co.

The date of this prospectus is       , 2010.

CONVENTIONS USED IN THIS PROSPECTUS

Except as otherwise indicated by the context, references in this prospectus to “we,” “us,” “our,” “our Company,” or “the Company” are to the combined business of China Power and its consolidated subsidiaries, China Niceview, Hong Kong Niceview, Kaifeng Nice View, Desheng Boiler, Desheng Installation and Fuyuan Installation, but do not include the stockholders of China Power.

In addition, unless the context otherwise requires and for the purposes of this prospectus only:

•         “BVI” refers to the British Virgin Islands;

•         “CAGR” refers to compound annual growth rate;

•         “China,” “Chinese” and “PRC,” refer to the People’s Republic of China, excluding Hong Kong, Macau and Taiwan;

•         “China Niceview” refers to China Niceview Power Technology Limited, a BVI company and our direct wholly-owned subsidiary;

•         “China Power” refers to China Power Technology, Inc., a Nevada corporation;

•         “CIBO” refers to the Council of Industrial Boiler Owners;

•         “Desheng Boiler” refers to Henan Kaifeng Desheng Boiler Co., Ltd., a PRC company and our indirect, wholly-owned subsidiary;

•         “Desheng Installation” refers to Henan Desheng Boiler Installation Co., Ltd., a PRC company and our indirect, wholly-owned subsidiary;

•         “Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•      “Freedonia” refers to Freedonia Custom Research, Inc.;

•         “Fuyuan Installation” refers to Shandong Fuyuan Equipment Installation Co., Ltd., a PRC company and our indirect, 60% owned subsidiary;

•         “Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;

•         “Hong Kong Niceview” refers to Hong Kong Niceview Power Technology Co., Limited, a Hong Kong company and our indirect, wholly-owned subsidiary;

•         “Kaifeng Nice View” refers to Kaifeng Nice View Power Technology Co., Ltd., a PRC company and our indirect, wholly-owned subsidiary;

•         “Resale Prospectus” refers to prospectus registering for resale 3,703,704 shares of our common stock. The Resale Prospectus is also a part of the registration statement of which this prospectus is a part and the shares registered pursuant to the Resale Prospectus will be available for sale by the selling stockholders, subject to any applicable lock-up agreement by a selling stockholder, immediately upon effectiveness of the registration statement. None of the shares of common stock registered under the Resale Prospectus are being offered by us, and we will not receive any proceeds from the sale of those shares.

•         “RMB” refers to Renminbi, the legal currency of China;

•         “SEC” refers to the Securities and Exchange Commission;

•         “Securities Act” refers to the Securities Act of 1933, as amended;

•         “ton(s)/hour” denotes ton(s) per hour;

•         “ton” denotes a metric ton or tonne;

•         “U.S. dollar,” “$” and “US$” refer to the legal currency of the United States; and

•         “Wise Winning” refers to Wise Winning Limited, a BVI company, and our controlling stockholder

In this prospectus, we generally refer to our two business segments as the “manufacturing” and the “installation and services” businesses, which refer to our manufacturing and sales of boilers and our installation, technology and information consulting services businesses, respectively.

This prospectus contains statistical data that we obtained from various government and private publications, including Chinese Industrial Boiler Industry Yearbook 2006-2008 as well as a ranking, published in August, 2010, from China Market Monitoring Center, which is an independent market research institute. This prospectus also includes statistical data extracted from a market research report by Freedonia Custom Research, Inc., an independent international market research firm. The report was commissioned by us and was issued in September 2010. Statistical data in these publications also include projections based on a number of assumptions. If any one or more of the assumptions underlying the statistical data turns out to be incorrect, actual results may differ from the projections based on these assumptions.

Prospectus Summary

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully.

The Company

Our Business

We are a leading manufacturer of circulating fluidized bed, or CFB, industrial boilers in China and one of the few total solutions providers in China’s industrial boiler industry. We are engaged in the design, development, manufacturing, sales and installation of CFB industrial boilers in China and also provide installation services for other boilers, pressure pipes and other equipment, and a wide range of ancillary value-added services. We have a diversified customer base from a wide variety of industries and, according to China Market Monitoring Center, or CMMC, we rank as one of the top ten most competitive boiler manufacturers of China in 2010. According to Freedonia, our market share in China’s CFB industrial boiler industry is 16.1% and 14.0% in terms of steam production and sales revenues, respectively, in 2009, making us the second largest enterprise in the industry.

We have two business segments. Our manufacturing business consists of the design, development, manufacturing and sales of CFB industrial boilers. We operate our manufacturing business through our subsidiary Desheng Boiler. Our product range, which consists of 143 models in 12 series with steam capacities ranging from 4 tons/hour to 75 tons/hour, is sufficiently broad to meet most industrial needs for heat or steam generation and to accommodate most choices of fuels. Our CFB boilers operate with higher thermal efficiency and less pollution using advanced clean combustion technology, a design that faces growing demands in a market characterized by stringent government policies on energy efficiency and increasing awareness of the need for environmental protection. In 2009, we sold boilers with a total steam capacity of 4,023 tons/hour, compared with 3,726 tons/hour in 2008. For the six months ended June 30, 2010, we sold boilers with a total steam capacity of 2,518 tons/hour, compared with total steam capacity of 1,992 tons/hour in the same period of 2009.

Our installation and services business consists of installation services for boilers, pressure pipes, other equipment and a broad range of ancillary value-added services, including performance enhancement services, such as testing, desulfurization, denitrification and coating, and design and maintenance services, such as boiler room planning and operational support. As an integrated total solutions provider, we are well positioned to capture the growing trend of purchasing industrial boilers together with installation, operation, maintenance and upgrade services as a total package. Our installation team, which consists of 1,600 full-time and part-time technicians separated into 53 sub-teams, is one of the largest among boiler manufacturers in China. We operate our installation and services business through our subsidiaries Desheng Installation and Fuyuan Installation. Desheng Installation has over 20 years of boiler installation experience and primarily supports customers who purchase CFB industrial boilers from Desheng Boiler. Fuyuan Installation has almost ten years of boiler installation experience and is primarily engaged in the installation of various types of boilers, including large power plant boilers, and high pressure pipes. Our installation and services business generally recognizes higher gross margins compared to our manufacturing business.

In 2007, 2008 and 2009, our revenues totaled $43.3 million, $54.4 million and $70.9 million, respectively, representing a CAGR of 28.1%. During the same periods, our net income attributable to stockholders totaled $7.0 million, $9.3 million and $15.4 million, respectively, representing a CAGR of 38.7%. Our revenues for the six months ended June 30, 2010 were $46.7 million, an increase of 27.2%, compared to $36.7 million for the same period of 2009. Our net income attributable to stockholders for the six months ended June 30, 2010 was $10.2 million, an increase of 28.3%, from $8.0 million for the same period of 2009. If our acquisition of Fuyuan Installation had occurred on January 1, 2010, our pro forma revenues would have been $54.6 million and our pro forma net income attributable to stockholders would have been $11.2 million for the six months ended June 30, 2010.

Our Industry

Boilers are closed pressure vessels in which water or other fluid is heated and circulated, either as hot water or as steam, for the generation of heat or power. According to the Chinese Industrial Boiler Industry Yearbook, boilers vary considerably in specifications and design. They can be classified by application, furnace type, combustion technology and type of fuel intake. In terms of application, the two main groups are power plant boilers and industrial boilers. We are primarily engaged in the design, development, manufacturing, sales and installation of CFB industrial boilers.

Circulating Fluidized Bed Boilers

According to Freedonia, CFB boiler technology was developed in the 1970s. It is a clean combustion technology characterized by high thermal efficiency and low pollution emission. It has a number of advantages over traditional grate boilers, such as wider adaptability of fuels, lower emission of sulphur dioxide and nitrogen oxide, higher thermal efficiency of up to 90%, better load adjustment and lower carbon content in ash. It has become more widely used, especially in the past few years as a result of the global desire for energy conservation and environmental protection.

According to Freedonia, in 2009, over 900 CFB industrial boilers were installed in China, which accounted for 9.3% of all industrial boiler steam demand in China. The increased demand for CFB industrial boilers was partly driven by environmental regulations in favor of clean combustion technologies. According to Freedonia, the steam capacity demand for CFB industrial boilers in China grew from 9,000 tons/hour in 2004 to 25,000 tons/hour in 2009, representing a CAGR of 22.7%, and the sales value of CFB industrial boilers in China grew from $90 million to $365 million, representing a CAGR of 32.3% for the same period. Driven by the demand for clean technology, CFB industrial boiler market is expected to continue its strong growth. Steam capacity demand for CFB industrial boilers in China is expected to grow at a CAGR of 17.1% from 2009 to 2014, reaching 55,000 tons/hour in 2014; and sales value of CFB industrial boilers in China is expected to grow at a CAGR of 19.2%, reaching $880 million in 2014.

Boiler Installation Service

The performance of the installation service market correlates highly to that of the boiler manufacturing market. According to Freedonia, installation fees for industrial boilers were approximately 30% of the cost of the respective boilers in 2009, so Freedonia expects the size of the industrial boiler installation market is approximately 30% of the size of the industrial boiler manufacturing market. The installation service of CFB boilers are more expensive compared to conventional boilers due to technological complexity and higher selling price of the CFB boilers. According to Freedonia, the industrial boiler installation service market in China in terms of revenue grew from $333 million in 2004 to $1,157 million in 2009, representing a CAGR of 28.3%. Fueled by the robust boiler demands from various industries, the installation market for industrial boilers in China is expected to grow at a CAGR of 15.2% in the five-year period from 2009, reaching $2,350 million in 2014.

Our Competitive Strengths

We believe that our historical success and future prospects are underpinned by a combination of competitive strengths, including:

•    Leading boiler manufacturer with strong technical qualification and good market reputation;

•    Customized product offerings incorporating energy-efficient and environmentally-friendly combustion technology;

•    One of the few total solutions providers in the industrial boiler industry;

•    Diversified customer base from different industries and geographical areas;

•    Track record of developing innovative products catered to customer needs; and

•    Experienced management team with a deep understanding of the market.

Our Growth Strategy

Our goal is to maintain our market leading position and become the largest integrated solution provider of clean combustion industrial boilers in China. To achieve this goal, we intend to leverage our existing strengths and pursue the following strategies:

•    Explore acquisition opportunities for horizontal integration;

•    Further strengthen our position as a total solutions provider;

•    Increase our production capacity through expansion of workshops;

•    Further strengthen our sales and marketing efforts; and

•    Introduce products responsive to the needs of customers.

Our Corporate History and Background

Our Company was formed on September 25, 2007 and, prior to the reverse acquisition by China Niceview on June 1, 2010, we were a shell company. As a result of the reverse acquisition, our Company became the holding company of China Niceview’s business, and Wise Winning, the sole stockholder of China Niceview, became the controlling stockholder of our Company. China Niceview has two operating subsidiaries, Desheng Boiler and Desheng Installation. Desheng Boiler and Desheng Installation are located in Kaifeng, Henan Province, China. Desheng Boiler engages in CFB boiler manufacturing and sales. Desheng Installation engages in CFB boiler installation and other related services.

On June 16, 2010, we completed a private placement transaction with a group of accredited investors, pursuant to which we issued to the investors an aggregate of 3,703,704 shares of our common stock for an aggregate purchase price of approximately $10.0 million, or $2.70 per share.

On July 1, 2010, Desheng Installation acquired a 60% equity interest in Fuyuan Installation. Fuyuan Installation is located in Jinan, Shandong Province, China and engages in boiler installation and other related services, high pressure pipe installation and the installation of other equipment.

Our Corporate Structure

All of our business operations are conducted through our Chinese subsidiaries. The chart below presents our corporate structure:

Corporate Information

Our principal business office is located in China at No. 12, Gongyuan Road, Kaifeng City, Henan Province 475002. The telephone number at our executive offices is (86) 378 299 6222. We maintain a website at http://www.chinapowerti.com/ that contains information about our Company. Information on our website is neither part of this prospectus nor incorporated herein by reference.

The Offering

Common stock offered(1)	shares ( shares, if the underwriter exercises the over-allotment option)

Common stock outstanding prior to the offering(2)	43,703,704 shares

Common stock outstanding after the offering	shares ( shares, if the underwriter exercises the over-allotment option)

Offering price	$ to $ per share (estimate)

Use of proceeds

Assuming an offer price of $        , the midpoint of the range set forth on the cover page of this prospectus, proceeds from this offering will be $        . We intend to use (i) approximately $45 million to $55 million of the net proceeds from this offering to further expand our manufacturing business through one or more acquisitions and (ii) any remaining balance to upgrade existing equipment, to purchase new equipment, for working capital and for general corporate purposes. See “Use of Proceeds” below for more information on the use of proceeds.

Over-allotment option	We have granted the underwriter an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares to cover over-allotments, if any.

Lock-up agreement

All of our officers, directors and certain stockholders have agreed that, for 180 days after this offering, they will be subject to a Lock-up Agreement prohibiting any sales or hedging transactions of our securities owned by them. See “Underwriting” below.

Trading market and symbol

We have applied to list our common stock on The NASDAQ Global Market under the symbol “CNPT.” There can, however, be no assurance that our common stock will be accepted for listing on The NASDAQ Global Market.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our common stock.

____________

(1)	We are also concurrently registering for resale, under a separate Resale Prospectus, 3,703,704 shares of common stock. None of the shares of common stock registered under the Resale Prospectus is being offered by us, and we will not receive any proceeds from the sale of those shares.

(2)	As of October 26, 2010.

Summary Financial and Operating Information

The following selected historical financial information and pro forma financial information should be read in conjunction with our consolidated financial statements and related notes and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

The selected historical consolidated statement of operations data, other than earnings per share data, cash dividends declared per share data and share numbers which have been recalculated giving retrospective effect of the reverse acquisition on June 1, 2010, for the years ended December 31, 2007, 2008, and 2009 and the selected historical consolidated balance sheet data as of December 31, 2008 and 2009 are derived from the audited consolidated financial statements of China Power Technology, Inc. included elsewhere in this prospectus. We derived our selected historical consolidated financial data as of June 30, 2010 and for the six months ended June 30, 2009 and 2010 from our unaudited consolidated financial statements included elsewhere in this prospectus, which have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented.

The audited consolidated financial statements of China Power Technology, Inc. for the fiscal years ended December 31, 2007, 2008, and 2009 and our unaudited consolidated financial statements for the six months ended June 30, 2009 and 2010 are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

The selected pro forma data for the year ended December 31, 2009 and the six months ended June 30, 2010 have been derived from our unaudited pro forma consolidated statement of income and comprehensive income for the year ended December 31, 2009 and the six months ended June 30, 2010 included elsewhere in this prospectus. The unaudited pro forma consolidated statements of income and comprehensive income for the year ended December 31, 2009 and the six months ended June 30, 2010 gives retrospective effect to our acquisition of Fuyuan Installation as if it were completed at January 1, 2009.

The selected historical and pro forma financial information is only a summary and should be read in conjunction with the historical and pro forma financial statements and related notes contained elsewhere in this prospectus. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of what our performance would have been if the acquisition or what our future performance will be.

	Fiscal Year Ended				Six Months Ended
U.S. dollars, except shares	December 31,				June 30,
			2009			2010
	2007	2008	Actual	Pro Forma(2)	2009	Actual	Pro Forma(2)
Statement of Operations Data				(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$43,323,050	$54,407,035	$70,974,991	$81,764,801	$36,729,764	$46,706,197	54,586,387
Cost of goods sold	(31,316,987)	(38,648,902)	(47,353,025)	(54,797,714)	(24,480,095)	(31,051,753)	(35,841,831)
Gross profit	12,006,063	15,758,133	23,621,966	27,967,087	12,249,669	15,654,444	18,744,556
Operating expenses:
Selling expenses	(1,744,043)	(2,002,198)	(2,430,278)	(3,163,967)	(1,434,430)	(1,605,692)	(2,076,101)

General and administrative expenses	(1,413,795)	(2,044,405)	(1,666,483)	(3,630,959)	(778,841)	(986,065)	(1,864,650)
Operating income	8,848,225	11,711,530	19,525,205	6,794,926	10,036,398	13,062,687	3,940,751
Other income (expenses)
Interest income	72,084	90,751	48,590	57,651	23,141	8,175	15,102
Interest expense	(250,984)	(322,313)	(291,282)	(333,770)	(154,337)	(129,050)	(129,050)
Other (income) expense	171,123	51,753	119,175	119,175	92,175	11,332	11,332

Income before income taxes expense	8,840,448	11,531,721	19,401,688	21,015,217	10,006,377	12,953,144	14,701,189
Income taxes	(1,792,482)	(2,200,930)	(4,011,483)	(4,414,865)	(2,055,060)	(2,752,751)	(3,189,763)
Net income	$7,047,966	$9,330,791	$15,390,205	16,600,352	$7,951,317	$10,200,393	11,511,426
Less: net income attributable to noncontrolling stockholders	-	-	-	484,059	-	-	524,413
Net income attributable to stockholders	7,047,966	9,330,791	15,390,205	16,116,293	7,951,317	10,200,393	10,987,013

Basic and diluted earnings per share (1)	$0.19	$0.25	$0.42	$0.44	$0.22	$0.27	$0.29
Cash dividends declared per share (1)	$0.15	$0.21	$0.23	$0.26	$-	$0.23	$0.33
Weighted-average number of shares outstanding—basic and diluted (1)	36,800,000	36,800,000	36,800,000	36,800,000	36,800,000	37,603,621	37,603,621
____________
(1)	Earnings per share and cash dividends declared per share data have been retrospectively adjusted to give effect to the reverse acquisition on June 1, 2010 for all presented periods.
(2)	Earnings per share data has been retrospectively adjusted to give effect to the acquisition of Fuyuan Installation as if the acquisition had occurred at the beginning of January 1, 2009.

	As of December 31,		As of June 30, 2010
	2008	2009	Actual	Proforma
			(Unaudited)	(Unaudited)
Balance Sheet Data
Cash and cash equivalents	$6,647,023	$6,124,516	$17,588,647	$13,835,999
Total assets	32,595,593	36,067,978	48,606,036	58,913,940
Total liabilities	13,874,876	10,458,361	13,016,520	17,379,262
Stockholders’ equity	18,720,717	25,609,617	35,589,516	35,589,516

The following table sets forth selected operating data of our manufacturing business for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(Unaudited)
Selected Operating Data
Total production of steam tons	3,969	3,726	4,023	2,088	2,518
Total sales of units	166	147	141	76	89
Average steam tons per unit	23.9	25.3	28.5	27.5	28.3

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in the shares. You should pay particular attention to the fact that we conduct all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in the U.S. and other countries. If any of the following risks actually occurs, our business, financial condition or operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our “total solutions provider” model may not be accepted across all markets.

We are a “total solutions provider” of industrial boilers in China and one of the few in the industrial boiler industry. We design, manufacture and install industrial boilers and provide other boiler-related services. Most competitors in the industrial boiler business are small and unable to provide all of these services to their customers. We believe our total solutions business model, which we have operated under for more than 20 years, provides our customers the convenience of a single reliable source for their boiler and boiler-related needs. Certain customers, however, may prefer to use local boiler manufacturers or installers because their boilers or installation services are priced at lower levels or because of perceived provincial favoritism on the part of local quality inspection bureaus. Certain customers that engage us to install their boilers may purchase their boilers from local manufacturers in order to minimize on transportation costs. There can be no assurance that our “total solutions provider” model will be accepted across all markets in China or will continue to be accepted in the markets in which we already operate.

Our industry is very competitive in China.

The Chinese market for industrial boiler products is fragmented and highly competitive. There are over 1,500 local Chinese industrial boiler manufacturers, including manufacturers of clean combustion technology boilers, such as our CFB boilers, and manufacturers of conventional boilers, such as grate boilers. We primarily compete with Class A industrial boiler manufacturers that produce coal fired boilers. There were over 60 Class A boiler enterprises in 2009. Companies in the industrial boiler industry compete on quality of products, production capacity, pricing, brand name, timely delivery and customers. Some of our competitors may have greater resources than we do. While we may have greater resources than our smaller competitors, it is possible that some of our competitors will have better access to customers in certain local markets or may have lower production and raw material costs than we do. Also, some of our products compete on the basis of price and are sold in fragmented markets, which may allow less expensive Chinese industrial boiler producers to gain market share and reduce our margins. For example, some users may procure conventional boilers for cost consideration, despite the higher efficiency of our CFB boilers. In addition, some of our competitors may price their products more attractively in order to gain market share, or develop or acquire technology to reduce their cost of production. There is no assurance that we will be able to compete successfully in the future. Any failure by us to remain competitive would adversely affect our financial performance.

Our rapid expansion could significantly strain our resources, management and operational infrastructure that could impair our ability to meet increased demand for our products and hurt our business results.

Our revenues were $71.0 million for the year ended December 31, 2009, an increase of $16.6 million, or 30.5%, and $27.7 million, or 63.8%, compared to the revenues for the years ended December 31, 2008 and 2007, respectively. To accommodate our anticipated growth, we will need to invest in new facilities, which may lead to higher depreciation expenses and lower margins. We will also need to expand capital and human resources to implement and upgrade our accounting, operational and internal management systems and enhance our record keeping and contract tracking systems. We will need to use additional resources to optimize our operational infrastructure and to recruit additional personnel to train and manage our growing employee base. If we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our products, which will impair our revenue growth and hurt our overall financial performance.

Our business is capital intensive and our growth strategy may require additional capital that may not be available on favorable terms or at all.

We believe that our current cash, cash flow from operations and the proceeds from this offering will be sufficient to meet our present and reasonably anticipated capital expenditure needs given the current state of our operations. We intend to continue to enhance and expand our production capacity. We expect to make substantial capital expenditures in upgrading our equipment as some of our machines were acquired when we began producing CFB boilers in the 1980s; although these machines are in good operating conditions, we may replace or upgrade them before they become obsolete to increase our operating efficiency through the use of newer equipment. We may also require additional cash resources due to changing business conditions, implementation of our strategy to expand our manufacturing capacity or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Our acquisition and investment in other businesses may be unsuccessful.

We intend to selectively pursue strategic acquisition and investment opportunities that complement or enhance our current businesses with new product lines or expand our customer base at the appropriate time. For example, we recently acquired a 60% equity interest in Fuyuan Installation, a boiler and pressure pipe installation company. Further, we intend to use the proceeds from this offering to expand our business through acquisitions. See “Use of Proceeds.” However, we may encounter strong competition during the acquisition or investment process and we may fail to select or value targets appropriately, which may result in our experiencing difficulty in completing such acquisitions or investments at reasonable cost, or at all. Even if an acquisition or investment is successful, we may have to allocate additional capital and human resources to implement the integration of the new line of business. There is no assurance that we can successfully obtain or renew licenses or national or local government approvals for any newly acquired operations or successfully integrate newly acquired businesses or do so within a reasonable period of time or that the acquired businesses will generate the expected economic benefits. The failure to integrate and manage acquired businesses or the failure of an acquired business fails to perform as anticipated could result in dilution to stockholders, unfavorable accounting charges and may even make it difficult for us to manage our business.

CFB technology may become obsolete. In addition, if we are unable to stay abreast with competitive technology, we may not be able to continue to grow our business.

We were the first CFB boiler manufacturer in China. We believe CFB technology currently is one of the most advanced boiler technologies available in China. However, new technology may emerge that reduces the competitive advantages of CFB technology and, possibly, renders CFB technology obsolete. The emergence of new technology could reduce demand for CFB boilers causing our results of operations to suffer. We must continue our research and development (“R&D”) activities in order to stay abreast of technological developments in our industry, develop new processes that will increase efficiency and capacity utilization and reduce costs. If we are unable to keep up with technological development or if our competitors succeed in developing technology that enable them to produce boilers at significantly lower costs or boilers that perform significantly more efficiently, our leadership position in the industry may be eroded, we may lose market shares and be unable to continue to grow our business.

If we are unable to continue to gain new customers, our results of operations and financial performance could suffer.

Approximately 26% of revenues were derived from returning customers for the year ended December 31, 2009. Because our industrial boilers are built to last for 15 years and can be used for longer periods in some cases, our boiler sale customers generally do not to give us repeat business until they need to upgrade their boilers. Most of our boiler sale customers also hire us to install the boilers they buy from us, and some of them contract with us for other boiler-related services, so our installation and services business relies to a significant extent on our sales of boilers. Therefore, we are dependent on business from new customers for financial health and for growth. If we fail to gain a sufficient number of new customers each year or unable to penetrate new markets, our sales would be stagnant, in which case our results of operations and financial results could suffer.

Our revenue will decrease if the industries in which our customers operate experience a protracted slowdown.

Our customers operate in a wide range of industries, including chemicals, machinery, food and beverage, printing and dyeing, paper and paper products, pharmaceuticals, coal mining, and utilities. Therefore, we are subject to the general changes in economic conditions affecting those industries. If such industries fail to grow or experience a contraction, demand for our products will decrease. Historically, we generated a substantial portion of our revenues from customers in the chemical engineering industry. In 2009 and 2008, sales to the customers in the chemical engineering industry accounted for approximately 17.5% and 20.8% of our total revenues, respectively. Therefore, our financial performance can be susceptible to changes in conditions in that industry. Demand for our products is typically affected by a number of economic factors, including, but not limited to, interest rates, the availability and magnitude of private and governmental investment in infrastructure projects and the health of the overall global economy. If there is a decline in economic activity in China or a protracted slowdown in industries on which we rely for our sales, demand for our products and our revenue will decrease.

Any decrease in the availability, or increase in the cost, of raw materials could materially affect our operations and earnings.

Our operations depend heavily on the availability of various raw materials. The raw materials for our operations are mainly steel plates, steel pipes and other steel-based alloy. The availability of raw materials may decrease and their prices may fluctuate greatly. We have long-term relationships with several suppliers; however, if our suppliers are unable or unwilling to provide us with raw materials on terms favorable to us, we may be unable to produce certain products. This could result in a decrease in profit and damage to our reputation in our industry. Currently, we do not have long-term electricity supply contracts. In the event our raw material costs increase, we may not be able to pass these higher costs on to our customers in full or at all. Any increase in the prices for raw materials could materially increase our costs and, therefore, lower our earnings.

Our two largest suppliers, Henan Yushang Industry Co., Ltd., and Anyang Iron & Steel Co., Ltd., together supplied 37.5% and 27.3% of our raw materials in the years ended December 31, 2008 and 2009, respectively. These suppliers have a good working relationship with us and have been reliable suppliers for us. However, if for any reason one or both of them suddenly become unable to supply to us raw materials of the quality we demand, we may experience difficulty in finding suitable replacement suppliers on a timely basis.

We face increasing labor costs in the PRC, which could materially adversely affect our profitability.

Our industry is labor intensive. While we believe we will have sufficient labor supply to support our operations, labor costs in the PRC have been increasing in recent years and our labor costs in the PRC could continue to increase in the future. This could increase the prices for our products and fees for our services and decrease demand for such products and services, which could adversely affect our sales, financial condition and results of operations. If we are unable to pass on these increased labor costs to our customers by increasing the prices for our products and fees for our services due to competitive pressures in the markets where we operate, our profit margin may decrease and our results of operations may be adversely affected.

If our customers or the ultimate consumers of products that use our products successfully assert product liability claims against us due to defects in our products, our operating results may suffer and our reputation may be harmed.

Due to the high pressures and temperatures at which many of our products are used and the fact that some of our products are relied upon by our customers or end users in their facilities or operations, or are manufactured for relatively broad consumer use, we face an inherent risk of exposure to claims in the event that the failure, use or misuse of our products results, or is alleged to result, in bodily injury, property damage or economic loss. We believe that we meet or exceed existing professional specification standards recognized or required in the industries in which we operate. We currently do not maintain product liability coverage and such insurance may be difficult to obtain on terms acceptable to us and may not cover warranty claims. A successful product liability claim or series of claims against us, including one or more consumer claims purporting to constitute class actions, or a significant warranty claim or series of claims against us could materially decrease our liquidity and impair our financial condition and cause our reputation to be harmed.

Unexpected equipment failures may damage our business due to production curtailments or shutdowns.

We conduct periodic inspection and maintenance of all of our equipment to minimize the impact of interruption of production and prevent breakdown because this machinery is highly specialized and cannot be repaired or replaced without significant expense and time delay. On occasion, our equipment may be out of service as a result of unanticipated failures that could result in material plant shutdowns or periods of reduced production. Interruptions in production capabilities would inevitably increase production costs and reduce our sales and earnings. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or adverse weather conditions. Furthermore, any interruption in production capability may require us to make large capital expenditures to remedy the situation, which could have a negative effect on our profitability and cash flows. We have no business interruption insurance. Even if such insurance is available to us at reasonable cost in the future, such assurance may not cover all losses that we may experience as a result of the equipment failures. In addition, longer-term business disruption could result in a loss of customers. If this were to occur, our future sales levels, and therefore our profitability, could be adversely affected.

We have limited insurance coverage and do not carry any business interruption insurance, third-party liability insurance for our manufacturing facilities or insurance that covers the risk of loss of our products in shipment.

Operation of our manufacturing facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages, labor disturbances and other business interruptions. Furthermore, if any of our products are faulty, then we may become subject to product liability claims or we may have to engage in a product recall. We do not carry any business interruption insurance, product recall or third-party liability insurance for our manufacturing facilities or with respect to our products to cover claims pertaining to personal injury or property or environmental damage arising from defaults with our products, product recalls, accidents on our property or damage relating to our operations. Therefore, our existing insurance coverage may not be sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Our failure to adequately protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

We license from Harbin Institute of Technology the exclusive right to use the invention patent for horizontal tilted rotate fluidized bed desulfurization reactor owned by the Technology until April 2, 2023. The technology underlying this patent helps to improve desulfurization level, which help make our boilers more environmentally friendly. We also maintain the technical know-hows that we consider proprietary as trade secrets and may decide to protect one or more of these know-hows as patents or copyrighted materials. We cannot assure you that we will be able to prevent third parties from infringing our intellectual property rights and utilize our trade secrets.

We maintain five registered trademarks with State Trademark Bureau of the PRC. We have built a significant amount of goodwill around these trademarks among our customers and in the industry. If third parties infringe upon any of our trademarks by unlawfully passing off their products as our products or imitating or using any of our trademarks, we may face considerable difficulties and costly litigation in order to fully protect our rights in the trademark. Our reputation as a manufacturer of quality products may also be damaged.

Policing the unauthorized use of our proprietary technology can be difficult and expensive. Litigation may be necessary to enforce our intellectual property rights and there is no guarantee that litigation would result in an outcome favorable to us. Furthermore, any such litigation may be costly and may divert management attention away from our core business. We have no insurance coverage against litigation costs so we would be forced to bear all litigation costs if we cannot recover them from other parties. All of the foregoing factors could harm our business and financial condition.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

Companies that file reports with the SEC, including us, are subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires management to establish and maintain a system of internal control over financial reporting and annual reports on Form 10-K filed under the Exchange Act to contain a report from management assessing the effectiveness of a company’s internal control over financial reporting. Separately, under Section 404, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, public companies that are large accelerated or accelerated filers must include in their annual reports on Form 10-K an attestation report of their regular auditors attesting to and reporting on management’s assessment of internal control over financial reporting. Non-accelerated filers and smaller reporting companies are not required to include an attestation report of their auditors in annual reports.

We were a smaller reporting company for purposes of our annual report for fiscal 2009. We will be a non-accelerated filer for purposes of our annual report on Form 10-K for this fiscal year and, consequently, will not be required to include an attestation report of our auditor in such annual report.

After this offering, we expect that we likely will become an accelerated filer. Accordingly, we expect that we will be required to include an attestation report of our auditors in our annual report on Form 10-K for the fiscal year ending December 31, 2011. We have taken several measures to improve our internal control over financial reporting after the reverse acquisition, such as hiring additional staff with knowledge of U.S. GAAP and reporting experience with the SEC. However, if and when we become subject to the auditor attestation requirements under Section 404, we can provide no assurance that we will receive a positive attestation from our independent auditors.

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results and prevent fraud. As a result, current and potential stockholders could lose confidence in our financial statements, which would harm the trading price of our common stock.

In connection with the audit of our consolidated financial statements for the years ended December 31, 2007, 2008 and 2009, our independent registered accounting firm identified the following material weaknesses: (i) lack of an audit committee and an internal audit department; (ii) lack of sufficient accounting personnel with appropriate understanding of U.S. GAAP and SEC reporting requirements; and (iii) lack of standard chart of accounts and written accounting manual and closing procedures to facilitate preparation of financial statements under U.S. GAAP for financial reporting processes.

We are undertaking remedial measures, which measures will take time to implement and test, to address these material weaknesses. There can be no assurance that such measures will be sufficient to remedy the material weaknesses identified or that additional material weaknesses or other control or significant deficiencies will not be identified in the future. If we continue to experience material weaknesses in our internal controls or fail to maintain or implement required new or improved controls, such circumstances could cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements, or adversely affect the results of periodic management evaluations and, if required, annual auditor attestation reports. Each of the foregoing results could cause investors to lose confidence in our reported financial information and lead to a decline in our stock price.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting” for more information.

Environmental compliance and remediation could result in substantially increased capital requirements and operating costs, which could adversely affect our business.

We are subject to PRC laws and regulations, at both national and local levels, relating to the protection of the environment. Under such laws and regulations, we are also required to conduct tests prescribed from time to time by relevant PRC authorities for waste discharge and waste disposal. Noncompliance with such PRC laws and regulations may, depending on the seriousness of the circumstances, result in an order for rectification from the relevant authorities, fines and other penalties or an order to suspend production.

Our operations generate limited waste water. To comply with the relevant laws and regulations, we have implemented effective environmental standards for our production processes and have set out detailed environmental procedures. We have installed environmental protection devices and equipment that reduce water pollution and treat and recycle waste water. The waste water we generate during our production process, after internal processing, is within the permitted levels. We have also set up an environmental monitoring system for the generation and emission of waste water to ensure full compliance with applicable rules and regulations.

We have complied with all relevant environmental protection laws and regulations of the PRC in all material aspects and have not received any notice or warning relating to environmental noncompliance. However, as concern relating to environmental protection in the PRC increases, there can be no assurance that new laws or regulations will not be introduced in the future or that current laws and regulations will not become stricter. In order to comply with any such laws or regulations, we may incur additional costs to update our environmental protection devices and take more measures and assign more personnel to ensure our compliance with such laws and regulations. As a result, our financial condition, results of operations and future prospects may be adversely affected. In addition, If we are found liable for violation of environmental regulations, our business, reputation, financial condition and results of operations may be adversely affected and our permits and licenses may be suspended or revoked by Chinese regulatory authorities.

Our operations are subject to risks associated with our use, handling, storage and disposal of hazardous materials. If we are found liable for contamination, injury to employees or others, or other harms related to our use, handling, storage and disposal of hazardous materials, our business, reputation, financial condition and results of operations may be adversely affected.

We are subject to various pollution control regulations with respect to noise and air pollution and the use, handling, storage and disposal of waste and hazardous materials. We are also subject to periodic inspections by local environmental protection authorities. Our operating subsidiaries have received certifications from the relevant PRC government agencies indicating that their business operations are in material compliance with the pertinent PRC environmental laws and regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws. We cannot completely eliminate the risks of contamination, injury to employees or others, or other harms related to our use, handling, storage and disposal of hazardous material. Although we have not experienced incidents in the past, there can be no assurance that we will not experience fires, leakages and other accidents that cause the release of hazardous materials. In the event of future incidents, we could be liable for any damages that may result, including potentially significant monetary damages for any civil litigation or government proceedings related to a personal injury claim, as well as fines, penalties and other consequences, all of which could have a material adverse effect on our business, reputation, financial condition and results of operations.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Honghai Zhang, our chairman and chief executive officer, who has managed the business of Desheng Boiler since 2005. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee, if a key employee fails to perform well in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of our business, any part of which could be harmed by personnel turnover in the future.

We became a public company by means of a reverse merger with a public shell company, and as a result we are subject to the risks associated with the prior activities of the public company

Additional risks may exist because we became public through a reverse merger with a public shell company that did not have significant operations or assets prior to the time of the reverse merger. Prior to June 1, 2010, the date that we completed the reverse acquisition, we were a public shell company, and our business plan was to provide floor plan financing to used car dealerships in North Carolina. As a shell company we had no significant business operations and generated nominal revenues. We may require the cooperation or assistance of persons or organizations, such as auditors, previously associated with the public shell company to resolve future matters relating to the business and operations of the shell company that could be costly or difficult to secure. In addition, we may be exposed to undisclosed liabilities and incur losses, damages or other costs as a result of the prior operations of the shell company

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

Risks Related to Doing Business in China

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•         Level of government involvement in the economy;

•         Control of foreign exchange;

•         Methods of allocating resources;

•         Balance of payments position;

•         International trade restrictions; and

•         International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

The Chinese government exerts substantial influence over the manner in which we conduct our business activities.

China has only recently permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest all of our business interests in the PRC.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the legal protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

You may have difficulty enforcing judgments against us or our directors and officers.

Most of our assets are located outside of the United States and most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in the PRC may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security, or the public interest. Therefore, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to seek prior regulatory approval for the share exchange, reverse merger and the listing and trading of our common stock could have a material adverse effect on our business and operations.

Under the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises, or the M&A Regulations, which became effective in September 2006, MOFCOM approval is required for a broad range of merger, acquisition and investment transactions, including any Round-trip Investments. A “Round-trip Investment” is defined to include the sale of a PRC business by PRC individual(s) to a non-PRC entity established or controlled, directly or indirectly, by those same PRC individual(s). Any indirect arrangement or series of arrangements that achieves the same end result without the required MOFCOM approval is a violation of PRC laws.

In addition, CSRC approval is required for the listing and trading of securities of an offshore special purpose vehicle on an overseas stock exchange if it is formed for listing purposes and is controlled directly or indirectly by PRC companies or individuals (an “Overseas Listing”). There is no consensus among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

A large portion of our current operations consist of the PRC business operated by Desheng Boiler and Desheng Installation, which we acquired in the reverse acquisition by China Niceview, a BVI company owned indirectly by Shiyong Fan, a New Zealand citizen. China Niceview acquired Desheng Boiler and Desheng Installation  from Honghai Zhang, a PRC citizen, in May 2010. Mr. Fan has granted to Honghai Zhang an option to acquire Mr. Fan’s interest in Wise Winning Limited. For details of the acquisition of Desheng Boiler and Desheng Installation, see “History and Corporate Structure - Corporate History—Acquisition of Desheng Boiler and Desheng Installation by China Niceview.”

To our best knowledge, the transactions do not contravene any provision of the M&A Regulations. Our PRC counsel, Tian Yuan Law Firm, has also opined that the transactions received all requisite approvals from, and registrations with, the competent authorities in the PRC. They have also advised that there are no definitive rules or interpretations requiring CSRC approval for offerings similar to ours. We, however, cannot assure you that the PRC regulatory authorities, MOFCOM in particular, will take the same view as the PRC legal counsel with respect to the transactions. If they take the view that the transactions when taken together constituted a Round-trip Investment or an Overseas Listing, we cannot assure you we would be able to obtain the approval required from MOFCOM or CSRC.

Application of the M&A Regulations is expected to be subject to significant administrative interpretation. It is uncertain how our business operations or future strategy will be affected by the new interpretations and implementation rules. Where we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place an alternative and equivalent means of control of our PRC business, we could be subject to severe penalties, and our business and results of operations will be materially adversely affected.  The M&A Regulations do not stipulate the specific penalty terms, so we are not able to predict what penalties we may face and how such penalties will affect our business operations or future strategy.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

Under the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China (as amended and supplemented, "Circular 75"), PRC residents must register with a local branch of SAFE (1) before they establish or gain controls of an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when they contribute their assets or equity interests in a domestic enterprise to an SPV, or engage in overseas financing after contributing assets or equity interests to an SPV; and (3) when their SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition. If any PRC resident stockholder of an SPV fails to make the required SAFE registration and make any amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity. Failure to comply with SAFE registration and amendment registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. Given the facts that Desheng Boiler and Desheng Installation were previously owned by Honghai Zhang before the acquisition and the equity interests of Desheng Boiler and Desheng Installation were subsequently acquired by China Niceview, a BVI company owned indirectly by Shiyong Fan, a New Zealand citizen, the abovementioned SAFE registration under Circular 75 is not applicable to Mr. Zhang. SAFE may further clarify the applicability of Circular 75 and we cannot rule out the possibility for SAFE to interpret the Circular 75 in a different way from our understandings set forth above. If SAFE or the relevant branch takes the view that Mr. Zhang shall apply for SAFE registration under Circular 75 whether before or after he exercises the option under the Option Agreement, we cannot assure you that Mr. Zhang would be able to make such registration as required.

In addition, under the Implementation Rules of the Administrative Measures for Individual Foreign Exchange promulgated by the People’s Bank of China in January 2007 (as amended and supplemented, the "Individual Foreign Exchange Rules"), any PRC individual seeking to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas must make the appropriate registrations in accordance with SAFE provisions.

We may not be fully informed of the identities of all our beneficial owners who are PRC residents. For example, because the investment in or trading of our shares will happen in an overseas public or secondary market where shares are often held with brokers in brokerage accounts, we will, in all likelihood, not know the identity of all its beneficial owners who are PRC residents. Further, we have no control over them. We have asked some of them to apply to relevant local branch of SAFE for registration in accordance with SAFE regulations. These applications have not been approved and we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by SAFE regulations.

Because of uncertainty in how SAFE regulations described above will be interpreted and enforced, we cannot be sure how our business operations or future plans will be affected. Among others, the ability of our PRC subsidiaries to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with SAFE regulations by our PRC resident beneficial holders. These holders’ failure to comply with the relevant regulations may subject our PRC subsidiaries to fines and legal sanctions imposed by the PRC government and limit our ability to contribute additional capital to our PRC subsidiaries. If we cannot remit the proceeds raised in offshore financings into the PRC or our PRC subsidiaries cannot pay dividends or make distributions to us, our business and financial condition may be adversely affected.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as -0.8%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and the Company.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Substantially all of our revenues will be settled in RMB, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China, to make dividends or other payments in U.S. dollars or to otherwise satisfy our obligations not denominated in RMB. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of RMB.

The value of our securities will be affected by the currency exchange rate between U.S. dollars and RMB.

As a United States public company, our reporting currency is in U.S. dollars; however, all of our operations are in China, so our operating subsidiaries’ functional currency is in RMB. The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. For example, if we need to convert U.S. dollars into RMB for our operational needs and the RMB appreciates against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

Under the Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed a new Enterprise Income Tax Law, or the EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation to offshore entities controlled by a Chinese enterprise or group. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and stockholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC stockholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise controlled by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

Shiyong Fan, the beneficial owner of approximately 59.5% of our common stock through his interests in Wise Winning has granted to Honghai Zhang, a PRC resident, an option to acquire Mr. Fan’s interests in Wise Winning. We may be deemed to be a resident enterprise by Chinese tax authorities if Mr. Zhang chooses to exercise his right under the option agreement to acquire Shiyong Fan’s interest in Wise Winning in the future and gains control over Wise Winning. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2009 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

Dividend Withholding Tax

Before the EIT came into effect on January 1, 2008, dividends paid to foreign investors by foreign-invested enterprises, such as dividends paid to us by our PRC operating subsidiaries, were exempt from PRC withholding tax. We are a Nevada holding company and substantially all of our income may come from dividends we receive from Hong Kong Niceview, which is the direct holding company of Kaifeng Niceview, which in turn is the direct holding company of our PRC operating subsidiaries. Pursuant to the EIT, dividends generated after January 1, 2008 and distributed to our Hong Kong subsidiary by our PRC subsidiary are subject to withholding tax at a rate of 5%, provided that our Hong Kong subsidiary is determined by the relevant PRC tax authorities to be a “non-resident enterprise” under the EIT and holds at least 25% of the equity interest of our PRC subsidiary. However, the State Administration for Taxation promulgated Notice on How to Understand and Determine the Beneficial Owners in Tax Agreement on October 27, 2009, or SAT Circular 601, which provides guidance for determining whether a resident of a contracting state is the “beneficial owner” of an item of income under China’s tax treaties and tax arrangements. According to SAT Circular 601, a beneficial owner generally must be engaged in substantive business activities. An agent or conduit company will not be regarded as a beneficial owner and, therefore, will not qualify for treaty benefits. The conduit company normally refers to a company that is set up for the purpose of avoiding or reducing taxes or transferring or accumulating profits. In addition, as described above, our Hong Kong subsidiary may be considered a PRC resident enterprise for enterprise income tax purposes, in which case dividends received by it from our PRC subsidiary would be exempt from the PRC withholding tax because such income is exempted under the EIT for a PRC resident enterprise recipient.

As there remains uncertainty regarding the interpretation and implementation of the EIT, it is uncertain whether, if we are deemed a PRC resident enterprise, any dividends to be distributed by us to our non-PRC stockholders would be subject to any PRC withholding tax. See the immediately preceding risk factor.

The discontinuation of any preferential tax treatment currently available to us or the increase in the enterprise income tax in the PRC could result in a decrease of our net income, materially and adversely affecting our results of operations.

While the new tax law equalizes the tax rates for typical foreign invested enterprises, or FIEs, and domestically-owned enterprises, preferential tax treatment would continue to be given to companies in certain encouraged sectors and to those re-classified as new high technology companies enjoying special support from the state. Desheng Boiler was approved to be qualified as a “new high technology enterprise” on December 15, 2009, and was entitled to a 15% preferential rate lasting for three years.

If significant changes in the business operations, manufacturing technologies or other criteria cause Desheng Boiler to no longer meet the criteria as a “new high technology enterprise,” such status will be terminated from the year of such change. Any significant increase in our income tax expenses may have a material adverse effect on our profit for the year.

Reduction or elimination of preferential tax treatments we enjoy or imposition of additional taxes on Desheng Boiler may significantly increase our income tax expenses and materially reduce our net income, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

We may have difficulty establishing adequate management, legal and financial controls in the PRC. While we have certain internal procedures in our budgeting, forecasting, and management and allocation of funds, our internal controls may not be adequate.

China historically did not have Western-style management and financial reporting concepts and practices, as well as modern banking, computer and other control systems. Our operations, being based in China, may experience difficulties in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may also have difficulties in hiring and retaining a sufficient number of qualified employees to implement and maintain such internal control systems.

We strive to improve our internal controls and disclosure controls. We hope to develop an adequate internal accounting control to budget, forecast and manage our funds, and an adequate disclosure control that will enable us to disclose material events affecting our operations and prospects on a timely basis. There is no guarantee that these improvements will be adequate or successful, or be carried out on a timely basis. If we do not have adequate internal accounting controls, we may not be able to appropriately budget, forecast and manage our funds, or prepare accurate accounts on a timely basis to meet our continuing financial reporting obligations and satisfy our obligations under United States securities laws to maintain internal control over financial reporting and disclose control over material information.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law, and any determination that we violated these laws could hurt our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We are also subject to Chinese anti-corruption law, which strictly prohibits bribery of government officials. We have operations, agreements with third parties and make sales in China, where corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time to time. Our activities in China create the risk of unauthorized payments or offers of payments by one of our employees, consultants, sales agents or distributors, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and our employees, consultants, sales agents or distributors may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption law may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the United States government may seek to hold us liable for FCPA violations committed by companies in which we invest or that we acquire.

PRC regulation of direct investment and loans by offshore holding companies to PRC entities may delay or limit our ability to use the proceeds of this offering to make additional capital contributions or loans to our PRC operating businesses.

Any capital contributions or loans that we, as an offshore company, make to our PRC operating businesses are subject to PRC regulations. For example, any of our loans to our PRC operating businesses cannot exceed the difference between the total amount of investment our PRC operating businesses are approved to make under relevant PRC laws and their respective registered capital, and must be registered with the local branch of SAFE as a procedural matter. In addition, our capital contributions to our PRC operating businesses must be approved by the NDRC and MOFCOM or their local counterpart and registered with the SAIC or its local counterpart. We cannot assure you that we will be able to obtain these approvals on a timely basis, or at all. If we fail to obtain such approvals, our ability to make equity contributions or provide loans to our PRC operating businesses or to fund their operations may be negatively affected, which could adversely affect their liquidity and their ability to fund their working capital and expansion projects and meet their obligations and commitments.

Furthermore, SAFE promulgated Circular 142 in August 2008 with respect to the administration of conversion of foreign exchange capital contribution of foreign invested enterprises into RMB. Pursuant to Circular 142, RMB converted from foreign exchange capital contribution can only be used for the activities within the approved business scope of such foreign invested enterprise and cannot be used for domestic equity investment or acquisition unless otherwise allowed by PRC laws or regulations. As a result, we may not be able to increase the capital contribution of our operating subsidiaries or equity investee and subsequently convert such capital contribution into RMB for equity investment or acquisition in China.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations encompassed in the M&A Regulations.

The M&A Regulations also govern the approval process by which a Chinese company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the M&A Regulations will require the parties to the transaction to make a series of applications to certain government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the M&A Regulations is likely to be more time consuming and expensive than in the past, and the government can now exert more control over the combination of two businesses. Accordingly, due to the M&A Regulations, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction. The M&A Regulations allow Chinese government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The M&A Regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the Chinese business or assets and, in certain transaction structures, requires that consideration must be paid within defined periods, generally not in excess of a year. The M&A Regulations also limit our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, the M&A Regulations may impede our implementation of our growth strategy.

We face uncertainty from the Circular on Strengthening the Administration of Enterprise Income Tax on Non-resident Enterprises’ Share Transfer released in December 2009 by China’s State Administration of Taxation, effective as of January 1, 2008.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the State Administration of Taxation and effective on January 1, 2008, where a foreign investor transfers the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company (an “Indirect Transfer”), and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report such Indirect Transfer to the competent tax authority of the PRC resident enterprise. The PRC tax authority will examine the true nature of the Indirect Transfer, and if the tax authority considers that the foreign investor has adopted an abusive arrangement in order to avoid PRC tax, they will disregard the existence of the overseas holding company and re-characterize the Indirect Transfer, as a result of which gains derived from such Indirect Transfer may be subject to PRC withholding tax at the rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

A large portion of our current operations consists of the PRC business operated by Desheng Boiler and Desheng Installation, which we acquired in the reverse acquisition by China Niceview, a BVI company owned indirectly by Shiyong Fan, in a series of transactions. For details of the acquisition of Desheng Boiler and Desheng Installation, see “History and Corporate Structure—Corporate History—Acquisition of Desheng Boiler and Desheng Installation by China Niceview.” We cannot assure you that these transactions will not be subject to examination by the PRC Subsidiaries’ tax authorities or that any indirect transfer of our equity interests in our PRC subsidiaries via their overseas holding companies will not be subject to a withholding tax of 10%.

The new provisions of the PRC Employment Contract Law may substantially increase our labor-related costs in the future.

The PRC Employment Contract Law, which became effective as of January 1, 2008, contains many more provisions favorable to employees than prior labor regulations in effect in China. This may substantially increase our labor-related costs in our future operations. According to the new law, an employee is entitled to terminate his or her employment relationship with his or her employer for certain causes, such as delay in payment of wages or social insurance contribution or dissatisfactory labor protection, and under such circumstances the employer is liable to pay compensation to the employee. The amount of such compensation payment shall be one month’s salary for each year that the employee has served the employer. If the monthly wage of an employee is three times greater than the average monthly wage in the previous year for employees as announced by the people’s government at the municipal level directly under the central government or at the city with district level authority where the employer is located, the rate for the financial compensations paid to him shall be three times the average monthly wage of employees and shall be for not more than 12 years of work. In contrast to at-will employment arrangements, most employment arrangements in China are for a fixed term. An employer may also be liable to compensate an employee when the employer decides to terminate an existing employment before its expiration. In addition, if the labor market tightens in China, our labor costs may experience further increase.

We face risks related to health epidemics.

Our business could be materially and adversely affected by the effects of H1N1 flu (swine flu), avian flu, severe acute respiratory syndrome or other epidemics or outbreaks. In April 2009, an outbreak of H1N1 flu (swine flu) first occurred in Mexico and quickly spread to other countries, including the United States and China. China is a populous country and is susceptible to breakouts of major epidemics. In the last decade, China has suffered health epidemics related to the outbreak of avian influenza and severe acute respiratory syndrome. Any prolonged occurrence or recurrence of H1N1 flu (swine flu), avian flu, severe acute respiratory syndrome or other adverse public health developments in China may have a material adverse effect on our business and operations. These health epidemics could result in severe travel restrictions and closures that would restrict our ability to ship our products. Potential outbreaks could also lead to temporary closure of our manufacturing facilities, our suppliers’’ facilities or our customers’ facilities, leading to reduced production, delayed or cancelled orders, and decrease in demand for our products. Any future health epidemic or outbreaks that could disrupt our operations or restrict our shipping abilities may have a material adverse effect on our business and results of operations.

Risks Related to this Offering and the Market for Our Common Stock

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution. Furthermore, future sales or perceived sales of our common stock could depress our stock price.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution of $      per share based on an assumed public offering price of $      per share, the midpoint of the price range shown on the cover of this prospectus, because the price that you pay will be substantially greater than the net tangible book value per share of the common stock you acquire. This dilution is due in large part to the fact that our earlier investors purchased their shares of our common stock at prices substantially less than the public offering. See “Dilution.”

All of our executive officers and directors and the stockholders party to the Securities Purchase Agreement dated as of June 16, 2010, as amended, have agreed not to sell shares of our common stock for a period of 180 days following this offering, subject to extension under specified circumstances at the option of the underwriter. See “Underwriting.” Shares of common stock subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act. A substantial number of shares of our common stock held by our current stockholders are freely tradable, including the shares offered pursuant to the Resale Prospectus subject to any lock-up agreement by any of the selling stockholders named in the Resale Prospectus See “Shares Eligible for Future Sale.” If the holders of these shares were to attempt to sell a substantial amount of their holdings at once, the market price of our common stock could decline. Moreover, the perceived risk of the potential dilution of this offering could cause stockholders to attempt to sell their shares and investors to short the stock, a practice in which an investor sells shares that he or she does not own at prevailing market prices, hoping to purchase shares later at a lower price to cover the sale. As each of these events would cause the number of shares of our common stock being offered for sale to increase, our common stock’s market price would likely further decline. All of these events could combine to make it very difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

There is currently no active trading market for our common stock; you may not be able to sell your shares; there is no guarantee that our shares will be listed on The NASDAQ Global Market.

Our shares are not currently traded on any exchange. The shares of our common stock are currently quoted on the OTCQB market. There has not been any trading in our shares and there have been no recent public quotations of our common stock. We have applied to have our common stock listed on The NASDAQ Global Market under the symbol “CNPT.” After the consummation of the public offering, we believe that we satisfy the listing requirements and expect that our common stock will be listed. Such listing, however, is not guaranteed. Our underwriter is not obligated to make a market in our securities and, even after making a market, can discontinue market making at any time without notice. Neither we nor our underwriter can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue. The lack of an active trading market may result in loss of research coverage of securities analysts. Moreover, we cannot assure you that any securities analysts will initiate or maintain coverage of our Company and our common stock.

Our common stock is subject to price volatility related and unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Our common stock may be delisted from The NASDAQ Global Market, which could negatively impact the price of our common stock and our ability to access the capital markets.

The listing standards of The NASDAQ Global Market provide that a company, in order to qualify for continued listing, must maintain a minimum stock price, satisfy standards relative to minimum stockholders’ equity, minimum market value of publicly held shares and various additional requirements. If after listing we fail to comply with all listing standards applicable to issuers listed on The NASDAQ Global Market, our common stock may be delisted. If our common stock is delisted, it could reduce the price of our common stock and the levels of liquidity available to our stockholders. In addition, the delisting of our common stock could materially adversely affect our access to the capital markets and any limitation on liquidity or reduction in the price of our common stock could materially adversely affect our ability to raise capital. Delisting from The NASDAQ Global Market could also result in other negative consequences, including the potential loss of confidence by suppliers, customers and employees, the loss of institutional investor interest and fewer business development opportunities.

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Shiyong Fan, our chief operating officer, is the indirect, beneficial owner of approximately 59.5% of our common stock. After this offering, we expect Mr. Fan to be the beneficial owner of approximately      % of our common stock and to retain significant influence over our business. Additionally, Honghai Zhang, our chairman and chief executive officer, pursuant to the option agreement between Mr. Zhang and Mr. Fan entered into on May 6, 2010, has the option to acquire all of Mr. Fan’s ownership interests in Wise Winning, in which case Mr. Zhang would be the indirect, beneficial owner of the shares currently beneficially owned by Mr. Fan. Further, Mr. Fan has agreed not to transfer his shares in Wise Winning or to increase the number of authorized shares of capital stock of Wise Winning or any direct or indirect subsidiary of Wise Winning without the prior consent of Mr. Zhang. As a result, each of Mr. Fan and Mr. Zhang has significant influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions, and their interests may not always align with the interests of our other stockholders. Should conflicts of interests arise, we can provide no assurance that Mr. Fan or Mr. Zhang would act in the best interests of our other stockholders or that any conflict of interest would be resolved in a manner favorable to our other stockholders. Further, this concentration of ownership may have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our Company and might reduce the price of our shares.

We may be subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $4.00 per share or an exercise price of less than $4.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock,” we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Provisions in our articles of incorporation and bylaws or Nevada law might discourage, delay or prevent a change of control of us or changes in our management and, therefore depress the trading price of the common stock.

Our articles of incorporation authorize our board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

In addition, Nevada corporate law and our articles of incorporation and bylaws contain other provisions that could discourage, delay or prevent a change in control of our Company or changes in its management that our stockholders may deem advantageous. These provisions:

•         deny holders of our common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors;

•         require any stockholder wishing to properly bring a matter before a meeting of stockholders to comply with specified procedural and advance notice requirements; and

•         allow any vacancy on the board of directors, however the vacancy occurs, to be filled by the directors.

We may use these proceeds in ways with which you may not agree.

While we currently intend to use the proceeds from this offering for working capital and general corporate purposes, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not immediately improve our profitability or increase the price of our shares.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

Special Note Regarding Forward-Looking Statements

Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, statements relating to:

•         our anticipated growth strategies and our ability to manage the expansion of our business operations effectively;

•         our dependence on the growth of the markets in which we do business; and

•         our ability to maintain or increase our market share in the competitive markets in which we do business.

These statements may be found under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business”. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including, but not limited to, the factors set forth under “Risk Factors.” You should also consider carefully the statements under other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

Except as required by law, we assume no obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of Proceeds

We estimate that the net proceeds from the sale of the             shares of common stock we are offering will be approximately $              . If the underwriter fully exercises the over-allotment option, the net proceeds of the shares we sell will be $              . “Net proceeds” is what we expect to receive after paying the underwriting discount and other expenses of the offering. For the purpose of estimating net proceeds, we are assuming that the public offering price will be $              per share, which is the midpoint of the range set forth on the cover page of this prospectus.

We will use approximately $45 million to $55 million of the net proceeds to expand our manufacturing business through the acquisition of one or more domestic boiler manufacturers. We will use any remaining balance of the net proceeds to upgrade existing equipment, to purchase new equipment, for working capital and for general corporate purposes.

We believe the net proceeds from this offering will be sufficient to fund the acquisition of one or more boiler manufacturers. We are currently in discussions with several boiler manufacturers in China, which have annual production capacities ranging from 5,000 steam tons to 7,000 steam tons. These discussions are in the preliminary stages, and we have not entered into any definitive agreement or commitment with respect to any such acquisition.

The timing and amount of our actual expenditures will be based on many factors, including the progress of our negotiations with the acquisition target. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. We would consider reallocating the funds in the event that we were unable to locate any appropriate targets or are not able to negotiate such acquisitions or agreements on terms that are acceptable to us. Important factors we will consider before acquisition are the quality of the companies, historical and future potential for profitability, environmental compliance and our ability to make the purchase at a price we deem acceptable. If we are unable to locate an appropriate target based on these factors, we would choose to reallocate our use of proceeds for working capital and general corporate purposes. Until we use the net proceeds of the offering, we will invest the funds in short-term bank deposits.

Market Price Information and Related Stockholder Matters

Market Information

Our common stock is quoted on the OTCQB market, a Pink Sheets quotation service, under the symbol “LNCZ.” There has never been an active public market for shares of our common stock and no historical information is available for the prices of our common stock.

There have been no recent public quotations of our common stock on the OTCQB.

We have applied to list our common stock on The NASDAQ Global Market under the symbol “CNPT.” We cannot give you assurance that we will receive approval for listing on that market.

Holders

As of October 25, 2010 there were approximately 133 holders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

Dividend Policy

Desheng Boiler and Desheng Installation declared dividends in the aggregate of $5,535,762, $7,722,508 and $8,551,532 in the years of 2007, 2008 and 2009, respectively. During those periods, all of the issued share capital of those entities was beneficially owned by Honghai Zhang. Mr. Zhang became our chairman and chief executive officer following our reverse acquisition by China Niceview in June 2010. Other than those dividends, we have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Capitalization

The following table shows:

•         our capitalization on June 30, 2010 on an actual basis;

•         our capitalization on June 30, 2010 on a pro forma basis as if the acquisition of Fuyuan Installation had occurred on June 30, 2010; and

•         our capitalization on a pro forma, as adjusted basis to give effect to the adjustment described in the preceding  paragraph and the receipt of estimated net proceeds of $          from the sale of shares of common stock in this offering at the assumed public offering price of $          per share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us.

You should read this table in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements, including the related notes, contained elsewhere in this prospectus.

				June 30,
	June 30,	June 30,		2010
	2010	2010		(pro forma,
	(actual)	(pro forma)		as adjusted)
		(in thousands)
Cash and cash equivalents	$17,589	$13,836	$
Total cash	$17,589	$13,836	$

Debt:
Short-term debt	$4,712	$4,712	$

Total debt	$4,712	$4,712	$

Stockholders’ equity:
preferred stock, $0.001 par value per share, 10,000,000 shares
authorized, nil issued and outstanding	$-	$-	$
common stock, $0.001 par value per share, 190,000,000 shares authorized, 43,703,704 shares issued and outstanding,
and shares issued and outstanding on an as adjusted basis (1)	44	44
Additional paid in capital	17,012	17,012
Appropriated retained earnings	3,534	3,534
Unappropriated retained earnings	12,107	12,107
Accumulated other comprehensive income	2,892	2,892

Total stockholders’ equity(2)	$35,589	$35,589	$

Total capitalization(2)	$40,301	$40,301	$

____________

(1)	The number of our shares of common stock shown above to be outstanding after this offering is based on (i) 43,703,704 shares issued and outstanding as of October 27, 2010 and (ii) shares to be issued in the public offering (excluding shares underlying the underwriter’s over-allotment option).

(2)	A $1.00 increase (decrease) in the assumed public offering price of $ per share, which is the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) each of total stockholders’ equity and total capitalization by $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Dilution

Our net tangible book value on June 30, 2010 was approximately $31.3 million, or $0.72 per share of common stock. On a pro forma basis assuming the acquisition of Fuyuan Installation had occurred on January 1, 2010, our pro forma net tangible book value on June 30, 2010 would be approximately $28.6 million, or $0.65 per share of common stock. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by 43,703,704 shares of common stock issued and outstanding on June 30, 2010.

After giving effect to adjustments relating to the offering (excluding shared underlying the underwriter’s over-allotment option), our pro forma adjusted net tangible book value on June 30, 2010, would have been $ or $ per share. The adjustments made to determine pro forma net tangible book value per share are the following:

•         An increase in total assets to reflect the net proceeds of the offering as described under “Use of Proceeds” (assuming that the public offering price will be $ per share, which is the midpoint of the range set forth on the cover page of this prospectus).

•         The addition of the number of shares offered by this prospectus to the number of shares outstanding.

The following table illustrates the pro forma increase in net tangible book value of $ per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

Assumed public offering price per share	$
Pro forma net tangible book value per share as of June 30, 2010		28,588,958
Increase in pro forma net tangible book value per share attributable to this offering
Adjusted, pro forma net tangible book value per share as of June 30, 2010 after giving effect to this offering
Dilution per share to new investors in this offering	$

A $1.00 increase in the assumed public offering price of $       per share would increase our adjusted, pro forma net tangible book value per share after this offering by $       per share and would increase the dilution per share to new investors in this offering by $       per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated expenses related to this offering payable by us.

The following table shows the difference between existing stockholders and new investors with respect to the number of shares purchased from us, the total consideration paid and the average price paid per share. The table assumes that the public offering price will be $ per share, the midpoint of the range set forth on the cover page of this prospectus. The total number of shares of our common stock does not include common stock underlying any options or our common stock issuable upon the exercise of the over-allotment option granted to the underwriter.

	Shares Purchased		Total Consideration			Average Price
	Number	Percent	Number	Percent		Per Share
Existing Stockholders	43,703,704		$17,055,983		$
New investors					$
Total

Exchange Rate Information

Our business is primarily conducted in China, and the financial records of our PRC subsidiaries are maintained in RMB, their functional currency. However, we use the U.S. dollar as our reporting currency. The assets and liabilities of our PRC subsidiaries are translated from RMB into U.S. dollars at the exchange rates on the balance sheet date, stockholders’ equity is translated at the historical rates and the revenues and expenses are translated at the weighted average exchange rate for the period. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon Buying Rate(1)
Period	Period End(2)	Weighted Average(3)
	(RMB per U.S. Dollar)
2007	7.2946	7.8806
2008	6.8224	6.9193
2009	6.8259	6.8295
2010
January	6.8268	6.8269
February	6.8258	6.8285
March	6.8258	6.8262
April	6.8247	6.8256
May	6.8305	6.8275
June	6.7815	6.8184
July	6.7735	6.7762
August	6.8069	6.7873
September	6.6905	6.7396
October (through October 22)	6.6585	6.6665

____________

(1)	The exchange rates are based on the noon buying rate in the city of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York through December 31, 2008. For January 1, 2009 and all later dates and periods, the exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board.

(2)	All yearly periods end on December 31 of the stated year. All monthly periods end on the last day of the stated month, except for October 2010, which ends on October 22.

(3)	Weighted averages for a period are calculated by using the average of the exchange rates on the end of each month during the period; monthly averages are calculated using the average of the daily rates during the relevant period.

Selected Financial and Operating Data

This section presents our selected historical financial data. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements. The selected data in this section is not intended to replace the financial statements.

We derived the statement of operations data for the years ended December 31, 2007, 2008 and 2009, and balance sheet data as of December 31, 2008 and 2009 from the audited consolidated financial statements of China Power Technology, Inc. in this prospectus. Those consolidated financial statements were audited by Bernstein & Pinchuk LLP, independent auditors.

We derived the statement of operations data for the years ended December 31, 2005 and 2006 and the balance sheet data as of December 31, 2005, 2006 and 2007 from unaudited financial statements that are not included in the prospectus.

We derived the statement of operations data for the six months ended June 30, 2009 and 2010 and balance sheet data as of June 30, 2010 from the unaudited consolidated financial statements included in this prospectus, which have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, that our management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented.

The selected pro forma data for the year ended December 31, 2009 and the six months ended June 30, 2010 have been derived from our unaudited pro forma consolidated statement of income and comprehensive income for the year ended December 31, 2009 and the six months ended June 30, 2010 included elsewhere in this prospectus. The unaudited pro forma consolidated statements of income and comprehensive income for the year ended December 31, 2009 and the six months ended June 30, 2010 gives retrospective effect to our acquisition of Fuyuan Installation as if it were completed at the beginning of January 1, 2009.

The selected historical and pro forma financial information is only a summary and should be read in conjunction with the historical and pro forma financial statements and related notes contained elsewhere in this prospectus. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of what our performance would have been if the acquisition or what our future performance will be.

							Six Months
	Fiscal Year Ended December 31,						Ended June 30,
	2005	2006	2007	2008	2009		2009	2010
Statement of Operations Data	(Unaudited)	(Unaudited)			Actual	Pro Forma(1) (Unaudited)	(Unaudited)	Actual (Unaudited)	Pro Forma(1) (Unaudited)
Revenues	$28,993,060	$33,370,485	$43,323,050	$54,407,035	$70,974,991	$81,764,801	$36,729,764	$46,706,197	$54,586,387
Cost of goods sold	(21,591,132)	(24,416,269)	(31,316,987)	(38,648,902)	(47,353,025)	(54,797,714)	(24,480,095)	(31,051,753)	(35,841,831)
Gross profit	7,401,928	8,954,216	12,006,063	15,758,133	23,621,966	27,967,087	12,249,669	15,654,444	18,744,556
Operating expenses:
Selling expenses	(1,203,580)	(1,273,684)	(1,744,043)	(2,002,198)	(2,430,278)	(3,163,967)	(1,434,430)	(1,605,692)	(2,076,101)
General and administrative expenses	(1,022,479)	(1,342,485)	(1,413,795)	(2,044,405)	(1,666,483)	(3,630,959)	(778,841)	(986,065)	(1,864,650)
Operating income	5,175,869	6,338,047	8,848,225	11,711,530	19,525,205	6,794,926	10,036,398	13,062,687	3,940,751
Other income (expenses)
Interest income	34,153	35,955	72,084	90,751	48,590	57,651	23,141	8,175	15,102
Interest expense	(101,354)	(116,411)	(250,984)	(322,313)	(291,282)	(333,770)	(154,337)	(129,050)	(129,050)
Other (income) expense	144,256	531,516	171,123	51,753	119,175	119,175	92,175	11,332	11,332
Income before income taxes expense	5,252,924	6,789,107	8,840,448	11,531,721	19,401,688	21,015,217	10,006,377	12,953,144	14,701,189
Income taxes	(814,203)	(1,106,698)	(1,792,482)	(2,200,930)	(4,011,483)	(4,414,865)	(2,055,060)	(2,752,751)	(3,189,763)
Net income	$4,438,721	$5,682,410	$7,047,966	$9,330,791	$15,390,205	$16,600,352	$7,951,317	$10,200,393	$11,511,426
Less: net income attributable to noncontrolling stockholders	-	-	-	-	-	484,059	-	-	524,413
Net income attributable to stockholders	$4,438,721	$5,682,410	$7,047,966	$9,330,791	$15,390,205	$16,116,293	$7,951,317	$10,200,393	$10,987,013
Basic and diluted earnings per share (2)	$0.12	$0.15	$0.19	$0.25	$0.42	$0.44	$0.22	$0.27	$0.29
Cash dividends declared per share (2)	$0.06	$0.11	$0.15	$0.21	$0.23	$0.26	$-	$0.23	$0.33
Weighted-average number of shares outstanding—basic and diluted (2)	36,800,000	36,800,000	36,800,000	36,800,000	36,800,000	36,800,000	36,800,000	37,603,621	37,603,621
____________
(1)	Earnings per share data have been retrospectively adjusted to give effect to the acquisition of Fuyuan Installation as if the acquisition had occurred at the beginning of the January 1, 2009.

(2)	Earnings per share and cash dividends declared per share data have been retrospectively adjusted to give effect to the reverse acquisition on June 1, 2010 for all presented periods.

	As of December 31,					As of
	2005	2006	2007(1)	2008	2009	June 30, 2010
Balance Sheet Data	(Unaudited)	(Unaudited)	(Unaudited)			(Unaudited)
Cash and cash equivalents	$4,033,784	$4,701,217	$9,715,741	$6,647,023	$6,124,516	$17,588,647
Total assets	17,108,610	19,125,476	29,405,488	32,595,593	36,067,978	48,606,036
Total liabilities	6,779,327	6,832,608	13,939,707	13,874,876	10,458,361	13,016,520
Stockholders’ equity	10,329,283	12,292,868	15,465,781	18,720,717	25,609,617	35,589,516

The following table sets forth selected operating data of our manufacturing business for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
Selected Operating Data				(Unaudited)	(Unaudited)
Total production of steam tons	3,969	3,726	4,023	2,088	2,518
Total sales of units	166	147	141	76	89
Average steam tons per unit	23.9	25.3	28.5	27.5	28.3

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read this discussion together with the financial statements and other financial information included in this prospectus.

Overview

We are a leading manufacturer of CFB industrial boilers in China and one of the few total solutions providers in China’s industrial boiler industry. We are primarily engaged in the design, development, manufacturing, sales and installation of CFB industrial boilers in China. We also provide installation services for other boilers, pressure pipes and other equipment, and a wide range of ancillary value-added services. We have a diversified customer base from a wide variety of industries, including chemicals, machinery, food and beverage, fabric printing and dyeing, paper and paper products, pharmaceutical, coal mining and utilities. According to CMMC we rank as one of the top ten most competitive boiler manufacturers of China in 2010. According to Freedonia, our market share in China’s CFB industrial boiler industry is 16.1% and 14.0% in terms of steam production and sales revenues, respectively, in 2009, making us the second largest enterprise in the industry.

We have two business segments. Our manufacturing business consists of the design, development, manufacturing and sales of CFB industrial boilers. We operate our manufacturing business through our subsidiary Desheng Boiler. Our product range, which consists of 143 models in 12 series with steam capacities ranging from 4 tons/hour to 75 tons/hour, is sufficiently broad to meet most industrial needs for heat or steam generation and to accommodate most choices of fuels, including all types of coal, biomass, waste or mix. Our CFB boilers operate with higher thermal efficiency and less pollution using advanced clean combustion technology, a design that faces growing demands in a market characterized by stringent government policies on energy efficiency and increasing awareness of the need for environmental protection. In 2009, we sold boilers with a total steam capacity of 4,023 tons/hour, compared with 3,726 tons/hour in 2008. For the six months ended June 30, 2010, we sold boilers with a total steam capacity of 2,518 tons/hour, compared with total steam capacity of 1,992 tons/hour in the same period of 2009.

Our installation and services business consists of installation services for boilers, pressure pipe, other equipment and a broad range of ancillary value-added services, including performance enhancement services, such as testing, desulfurization, denitrification and coatings, and design and maintenance services, such as boiler room planning and operational support. We are one of the few integrated total solutions providers in the industrial boiler industry of China and are well positioned to capture the growing trend of purchasing industrial boilers together with installation, operation, maintenance and upgrade services as a total package. Our installation team, which consists of 1,600 full-time and part-time technicians separated into 53 sub-teams, is one of the largest among boiler manufacturers in China. We operate our installation and services business through our subsidiaries Desheng Installation and Fuyuan Installation. Desheng Installation has over 20 years of boiler installation experience and primarily supports customers who purchase CFB industrial boilers from Desheng Boiler. Fuyuan Installation has almost 10 years of boiler installation experience and is primarily engaged in the installation of various types of boilers, including large power plant boilers, and high pressure pipes. Our installation and services business generally recognizes higher gross margins compared to our manufacturing business.

In 2007, 2008 and 2009, our revenues totaled $43.3 million, $54.4 million and $70.9 million, respectively, representing a CAGR of 28.1%. During the same periods, our net income attributable to stockholders totaled $7.0 million, $9.3 million and $15.4 million, respectively, representing a CAGR of 38.7%. Our revenues for the six months ended June 30, 2010 were $46.7 million, an increase of 27.2%, compared to $36.7 million for the same period of 2009. Our net income attributable to stockholders for the six months ended June 30, 2010 was $10.2 million, an increase of 28.3% from $8.0 million for the same period of 2009. If our acquisition of Fuyuan Installation had occurred on January 1, 2010, our pro forma revenues would have been $54.6 million, and our pro forma net income attributable to stockholders would have been $11.2 million for the six months ended June 30, 2010.

Recent Developments

On June 1, 2010, our Company completed a share exchange with China Niceview and became the parent company of Desheng Boiler, a boiler manufacturer, and Desheng Installation, a boiler installation services provider.

On June 16, 2010, we issued 3,703,704 shares of common stock to Sun Forever Limited, the leader investor, and other accredited investors in a private placement for an aggregate purchase price of approximately $10.0 million. For a detailed description of this private placement, see “History and Corporate Structure—Our Corporate History—Private Placement Transaction.”

On July 1, 2010, Desheng Installation acquired 60% of the equity of Fuyuan Installation by contributing $0.4 million to Fuyuan Installation’s registered capital, representing 5.6% equity interest of the total registered capital, and purchasing 54.4% equity interest from a prior stockholder for $8.9 million. Fuyuan Installation is located in Jinan, Shandong Province, China. Fuyuan Installation was incorporated in August 2001 and engages in boiler installation, other boiler-related services, high pressure pipe installation and the installation of other equipment.

Basis of Presentation

Before and after the share exchange between our Company and China Niceview on June 1, 2010, our Company and China Niceview as well as its subsidiaries including Hong Kong Niceview, Kaifeng Nice View, Desheng Boiler and Desheng Installation were under common control, the share exchange was effectively legal recapitalization accounted for as reverse acquisition transactions between entities under common control at the carry over basis, in a manner similar to pooling-of-interests accounting. The effect of the reverse acquisition was applied retroactively to the prior years’ financial statements as if the current structure existed since inception.

Our Company, China Niceview, Hong Kong Niceview and Kaifeng Nice View are holding companies with minimal operations. Accordingly, our results of operations for the years ended December 31, 2007, 2008 and 2009 and the six months ended June 30, 2009 and 2010 consisted principally of the results of operations of Desheng Boiler and Desheng Installation.

The discussion below of our performance is based upon the audited consolidated financial statements of China Power Technology, Inc. for the years ended December 31, 2007, 2008 and 2009 and the unaudited consolidated financial statements of our Company for the six months ended June 30, 2009 and 2010, which are included in this prospectus.

Outlook

Demand for our boilers generally follows the markets in which our customers serve and the Chinese economy as a whole. We sell substantially all of our boilers to customers in China, serving customers in many different industries, including chemicals, machinery, food and beverage, fabric printing and dyeing, paper and paper products, pharmaceutical, coal mining, and utilities. Driven by the economic growth in China, demand for industrial boilers is expected to increase rapidly. According to Freedonia, demand for industrial boilers in terms of sales value is expected to grow at a CAGR of 11.9% from 2009 to 2014, reaching $7,000 million in 2014 and the sales value of industrial CFB boilers is expected to grow at a CAGR of 19.2% from 2009 to 2014, reaching $880 million in 2014. Fueled by the strong demand for industrial boilers, the installation market for industrial boilers is expected to grow at a CAGR of 15.2% from 2009 to 2014, reaching $2,350 million in 2014.

The Chinese economy is expected to continue to advance with strong growth in the manufacturing sector, which is one of our main downstream verticals. Increased concern for the environment and more stringent government environmental regulations are expected to lead to increase in demand for clean combustion technologies including CFB industrial boilers. The replacement of chain grate boilers with CFB boilers and replacement of old industrial boilers also provide promising market potentials for CFB boiler producers. In view of these factors, we are optimistic about our growth outlook. As one of the few total solutions providers in the CFB boiler industry, we believe we are well positioned to capitalize on the continued growth in the economy and the fragmentation in the Chinese boiler industry. As the integration of the businesses of Desheng Installation and Fuyuan Installation continues, we expect to gain in operating and management efficiencies, ability to collect, analyze and use market intelligence and cross selling opportunities. We intend to continue to expand our customer base for CFB boilers, boiler-related installation and other services, and continue to aggressively promote higher margin products and services. At the same time, we will consider acquisitions of other domestic boiler manufacturers that will augment our market share and will bring synergy.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

•         Growth in the Chinese Economy. We operate in China and derive substantially all of our revenues from customers across a wide range of industries in China. Demand for our boilers and for our boiler-related services generally follows the markets in which our customers serve and the Chinese economy as a whole. Because of the diversity of our customer base, we are less susceptible to the effects of industry-specific government policies or fluctuations in the business cycle of any particular industry. At the same time, due to the geographical concentration of our customers, economic conditions in China affect virtually all aspects of our operations, including the demand for our products, the availability and prices of our raw materials, and our other expenses. According to National Bureau of Statistics of China, China has experienced significant economic growth, achieving a CAGR of 16.0% in gross domestic product from 2004 through 2009. We expect the Chinese economy to continue to grow in long term but the pace may vary in the short term with changing global economic conditions. We believe that our total solutions provider model will help minimize the impact of any slow down in the Chinese economy because demand for boiler-related services is less elastic compared to demand for boilers.

•         Ability to Maintain Higher Gross Profit Margins. We believe that our gross profit margins for our manufacturing business and installation and services business have been higher relative to our competitors. Historically, our customers have been willing to pay a premium for our boilers and installation services due to our expertise and ability to provide comprehensive solutions and services. We believe that this pricing power is attributable to the high licensing standards related to boiler manufacturing and installation, our expertise in the boiler business, and our ability to provide customers comprehensive services and solutions. Further, due to our extensive experience in industrial boiler production and servicing, we are able to deliver better products and services under a more cost effective structure. To maintain higher gross profit margins, we need to continue to differentiate ourselves from low-cost boiler manufacturers. As a result, we commit significant resources in R&D in order to stay at the forefront of CFB boiler technology and to streamline our delivery of boiler-related services such that our customers derive more value from our total solutions provider model.

•         Ability to Deliver Quality Products and Services. We operate in a highly fragmented industry, with more than 1,400 boiler companies in the PRC, including smaller boiler manufacturers, local boiler manufacturers, conventional boiler manufacturers, and non-Class A national CFB boiler manufacturers. To continue our leading market position, we rely on our solid reputation as a reliable manufacturer and installer of boilers. We believe we have competitive advantages over smaller local manufacturers because we offer better quality and a wider range of boilers. Desheng Boiler is a Class A industrial boiler manufacturer, and Desheng Installation and Fuyuan Installation both are Tier-one boiler installers. The standards required for such qualifications are high – an applicant is subject to site inspection of its plant and equipment and review of their employees’ experience, and has to renew the certification every four years. Similarly, we believe we have competitive advantages over conventional boiler manufacturers because CFB boilers are more adaptable to different fuel types and more energy efficient. As environmental regulations become increasingly stringent, we expect more conventional boiler users to consider upgrades or replacement in the near future.

•         Ability to Increase our Scale of Operations. Our continued success would depend on our ability to capture opportunities in a growing market targeted by players in a fragmented industry. We believe that such opportunities are best captured through an increase in our scale of operation in the form of increased production capacity, a wider range of products and services, and a larger customer base. We expect a larger scale of operations will have a positive impact on our profit margin due to economies of scale. We are in the process of raising the production capacity in our Kaifeng facility by purchasing additional equipment and constructing new workshops. To strengthen and broaden our installation business, we acquired 60% equity interest of Fuyuan Installation in July 2010. We are also looking to acquire one or more smaller competitors that can complement our business, enrich our product mix and provide us with geographical expansion and cross selling opportunities. We will continue to market our products aggressively to further penetrate our existing markets and enter into new markets.

Internal Control over Financial Reporting

Prior to the reverse acquisition, Desheng Boilers and Desheng Installation were subsidiaries of private holding companies and had limited accounting personnel and other resources to establish a high standard of internal control over financial reporting. In connection with the reverse acquisition and the anticipated growth, we added financial and accounting personnel with knowledge of U.S. GAAP and SEC reporting requirements or work experience in a big four audit firm and implemented a U.S. GAAP training program for our accountants.

In connection with the audit of our consolidated financial statements for the year ended December 31, 2007, 2008 and 2009, our independent registered auditor firm identified three material weaknesses. These weaknesses were: (i) lack of an audit committee and an internal audit department; (ii) lack of sufficient accounting personnel with appropriate understanding of U.S. GAAP and SEC reporting requirements; and (iii) lack of standard chart of accounts and written accounting manual and closing procedures to facilitate preparation of financial statements under U.S. GAAP for financial reporting processes.

We are implementing several measures to address the material weaknesses that have been identified and in conjunction with our application to list on The NASDAQ Global Market, including the following:

•         We have begun the search for suitable candidates for independent directors, including candidates for membership in the audit committee of our board of directors, which we expect to establish by the completion of this offering, to provide adequate oversight of our accounting and financial reporting;

•         We are also planning to found an internal audit department, which will report to the board of directors directly. The internal department will be responsible for performing regular internal audit over financial functions and other operation functions;

•         We are in the process of setting up a standard chart of accounts and are drafting an accounting manual and closing procedures in accordance with U.S. GAAP and SEC reporting standards.

•         We plan to hire an internal control consulting firm to provide advisory service to enhance our overall internal control system.

Taxation

United States

China Power is subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as China Power had no U.S. taxable income for 2007, 2008 and 2009 or for the six months ended June 30, 2010.

British Virgin Islands

China Niceview was incorporated in the BVI and under the current laws of the BVI, is not subject to income taxes.

Hong Kong

Hong Kong Niceview was incorporated in Hong Kong, and under the current laws of Hong Kong, is subject to Hong Kong income tax, assessed on Hong Kong-sourced income only, at a tax rate of 17.5%.

China

Desheng Boiler was certified as a New and High-Tech Enterprise and was subject to enterprise income tax at a preferential tax rate of 15% for fiscal years of 2007, 2008, 2009, and for the six months ended June 30, 2010, which rate will apply for the remainder of 2010. Desheng Installation and Fuyuan Installation were each subject to an enterprise income tax at a rate of 33%, but commencing on January 1, 2008, are each subject to an enterprise income tax at a rate of 25%. See “Business—PRC Government Regulations—Taxation” for more information regarding the EIT Law and its implementation.

Key Statements of Income and Comprehensive Income Items

Revenues

We derive our revenues from selling boilers and providing installation and other boiler-related services to customers. We generally enter into two separate agreements with our customers, one for the sale and one for the installation and/or other services.

Manufacturing Business. We sell our boilers to PRC customers in a wide range of industries, including chemicals, machinery, food and beverage, fabric printing and dyeing, paper and paper products, pharmaceutical, coal mining, and utilities. We also sell our boilers to distributors for resale for domestic heating purposes. It takes about two to three months to manufacture a boiler depending on its size. We recognize the revenue from sale of a boiler upon delivery of the boiler. Between 5% and 10% of the purchase price of a boiler is deferred until the end of the warranty period of generally one year to one and one-half years, and we record the deferred amount as a receivable.

Installation and Services Business. In most cases, a customer that purchases a boiler from us also engages us to install the boiler. It takes another two to three months to complete the installation of a boiler. We recognize revenue from our installation service according to the percentage of completion method. In addition to the installation of CFB boilers, our installation and services business also includes the installation of power plant boilers and pressure pipes for customers and general maintenance of boilers.

The table below sets forth, for the periods indicated, revenues in our two business segments:

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(Unaudited)
Manufacturing	$31,813,579	$37,056,802	$43,807,236	$22,796,862	$28,586,471
Installation and Services	11,509,471	17,350,233	27,167,755	13,932,902	18,119,726

Cost of Goods Sold

Our two business segments have different cost structures.

Manufacturing. The cost of goods sold for our manufacturing business primarily consists of costs of raw materials, direct labor, manufacturing supplies, depreciation, electricity and other utilities. The principal raw materials for our manufacturing business are steel plates and steel pipes and boiler-related supplies.

The price of our principal raw materials, such as steel plates and steel pipes, depend on the price of steel. Steel is a commodity whose price depends on world economic conditions and global demand. We keep a small inventory of steel plates and steel pipes. Generally, once the specifications of the selected model has been determined, we enter into a definitive contract with the customer, specifying the price and delivery schedule. Then we procure the steel plates and pipes for the model. By keeping the time between signing purchase contracts with customers and procurement of steel plates and pipes short, we have been able to reduce our susceptibility to price swings in steel and generally have been able to pass a substantial part of price increase to our customers. On the other hand, we generally do not benefit from decrease in steel prices, especially on orders won by bidding as we have to price our boilers competitively in view of other bidders. Transportation cost is borne by customers.

Installation and Services. The cost of goods sold for our installation and services business primarily consists of the cost of installation materials and labor cost. Installation materials include anti-flammable materials and materials used to connect different parts of boilers. Fuyuan Installation’s boiler installation business has a similar cost structure. Fuyuan Installation requires much less raw materials for its pressure pipe installation business, so labor cost accounts for most of the cost of goods sold for the pressure pipe installation business.

The table below sets forth, for the periods indicated, the costs of goods sold in our two business segments:

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(Unaudited)
Manufacturing	$23,575,840	$27,106,568	$32,285,002	$16,683,898	$21,242,713
Installation and Services	7,741,147	11,542,334	15,068,023	7,796,197	9,809,040

Gross Profit Margin

Manufacturing. We believe our manufacturing business has a favorable gross profit margin compared with our competitors. While many other boiler producers only manufacture the main parts of boilers and outsource the supplementary parts to other smaller factories, we produce both main parts and supplementary parts ourselves. Like other companies in industrial manufacturing businesses, we have relatively high fixed costs. Consequently, the marginal cost for producing supplementary parts is relatively low. We started to produce CFB boilers in the late 1980s and a lot of our machines are fully depreciated from an accounting standpoint, but these machines are still in good working condition due to our regular maintenance work. The lower depreciation expenses help us to maintain a high profit margin. We are planning to upgrade some of our machines to improve our efficiency and increase our production capacity. As that will be a gradual process, it will not have a significant impact on our profit margin. Kaifeng, where our production facility is based, has a lower cost of living compared to the more developed cities in China and labor cost is relatively low compared with other, more developed areas. All these factors contribute to a higher profit margin for us.

Compared to power plant boilers, which are usually larger in steam capacity and standardized in technology parameters, CFB industrial boilers are have numerous uses and generally must be tailored to meet the specific needs and constraints of widely varying industrial processes and specific application conditions, including the mix of available fuels, the application of steam, the space limitations in a particular plant. We offer a comprehensive suite of CFB industrial boilers with 143 models in 12 different series of steam capacities. The steam capacity of our industrial boilers ranges from four tons/hour to 75 tons/hour, which can fulfill the primary industrial needs for heat or steam generation. Due to the comprehensive suite of product offerings, value-added customization as well as the non-standard features of our CFB industrial boilers, we usually have greater pricing power and enjoy higher gross margin relative to manufacturers of power plant boilers.

Installation and Services. Our installation and services business normally enjoys a higher gross margin compared with our manufacturing business. Because a major part of our installation and services business involves boilers designed, produced and sold by us, we are able to recognize a significant profit margin for two main reasons. First, as a total solutions provider, we can take advantage of the economies of scale by providing full service to our customers and installing boilers with which we are familiar. Second, the knowledge we have accumulated over our long history of providing installation services allows us to keep our costs low. Our installation teams are very familiar with the features of the boilers we produce. Most customers recognize our competitive advantages as a boiler-related services provider and are willing to pay us a premium for more effective installation and maintenance services. In 2009, we introduced two new services, the boiler room design service and the boiler operation service, which were well accepted by our customers. Because we have been in this field for a long time, we have experienced employees to render such services. Thus we did not need to hire more staff to provide such services and, as a result, the gross margin for these two services are high.

The table below sets forth, for the periods indicated, gross profit as a percentage of our revenues in our two business segments:

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(Unaudited)
Manufacturing	25.9%	26.9%	26.3%	26.8%	25.7%
Installation and Services	32.7%	33.5%	44.5%	44.0%	45.9%

Operating Expenses

Operating expenses primarily consist of selling expenses and general and administrative expenses.

Selling Expenses. Selling expenses primarily consist of sales commission, base salary of sales and marketing personnel, advertisement expenses and travel expenses among which sales commission is the single large selling expense. Sales commission for a period is calculated based on a fixed percentage of the realized sales amount in the period.

General and Administrative Expenses. General and administrative expenses primarily consist of salary of administrative personnel, social benefit, amortization and depreciation, entertainment, travelling, office supplies and utilities.

Interest Expense

Interest expense consists primarily of interest on our outstanding indebtedness.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates, and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We consider our critical accounting policies to be those that require the most significant estimates and judgments in the preparation of our financial statements, including the following:

Revenue recognition

Manufacturing. We recognize revenue from boiler sales in accordance with ASC Topic 605 (formerly Staff Accounting Bulletin No. 104, “Revenue recognition” ). All of the following criteria must exist in order for us to recognize revenue: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) price to the buyer is fixed or determinable; and (4) collectability is reasonably assured.

Delivery does not occur until products have been shipped to the customers, risk of loss has transferred to the customers and customers’ acceptance has been obtained, or we have objective evidence that the criteria specified in customers’ acceptance provisions have been satisfied.

In the PRC, value added tax (the “VAT”) of 17% on invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities.

Installation and Services. We recognize revenue from the delivery of installation service in accordance with ASC Topic 605-35, “Construction-Type and Production-Type Contracts”, using the percentage-of-completion method. Under this method, contract revenue is computed as that percentage of estimated total revenue that costs incurred to date bear to total estimated costs, after giving effect to the most recent estimates of costs to complete. Repair and maintenance service revenue is recognized when the service is delivered. From time to time, we will record costs and estimated profits in excess of billings for a contract. Revisions in costs and revenue estimates are reflected in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined without regard to the percentage-of-completion.

Accounts receivable

Accounts receivable are recognized and carried at original sales amounts less an allowance for uncollectible accounts, as needed.

Accounts receivable are reviewed periodically as to whether they are past due based on contractual terms and their carrying value has become impaired. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on an assessment of specific evidence indicating doubtful collection, historical experience, account balance aging and prevailing economic conditions. Accounts receivable balances are written off after all collection efforts have been exhausted. No significant account receivable balance was written off for the years ended December 31, 2007, 2008 and 2009, or for the six months ended June 30, 2009 and 2010.

There are no outstanding amounts from customers that individually represent greater than 10% of the total balance of accounts receivable as of June 30, 2010 and December 31, 2009.

Inventory

Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale. Inventories mainly include work in progress, manufacturing raw materials, installation raw materials and finished goods. The manufacturing raw materials mainly include steel plates and steel pipes, specifically for boiler production. The prices of manufacturing raw materials are affected by national steel prices. However, we arrange our manufacturing business according to our customer orders and are able to maintain a lower level of storage of raw materials.

When inventories are sold, their carrying amount is charged to expense in the year in which the revenue is recognized. Write-downs for declines in net realizable value or for losses of inventories are recognized as an expense in the year the impairment or loss occurs.

Intangible Assets

Intangible assets represent licenses for boiler and pressure pipe installation and unfinished contracts. The value of intangible assets acquired from Fuyuan Acquisition was established by an independent appraisal firm. The values of the intangible assets are to be amortized using the straight-line method over their estimated useful lives of 0.5 year to 5 years.

Goodwill

Goodwill represents the excess of the purchase price over the net of the fair value of the identifiable tangible and intangible assets acquired and the fair value of liabilities, totaling $1,660,922, assumed upon the acquisition of Fuyuan Installation. We evaluate the carrying value of goodwill for impairment annually or when a possible impairment is indicated.

Results of Operations

The following table shows key components of our results of operations for the years ended December 31, 2007, 2008 and 2009, and the six months ended June 30, 2009 and 2010, in both dollars and as a percentage of our revenues (percentages may not add up to 100% due to rounding).

	Year Ended December 31,						Six Months Ended June 30,
	2007		2008		2009		2009		2010
							(Unaudited)
Revenues	$43,323,050	100.0%	$54,407,035	100.0%	$70,974,991	100.0%	$36,729,764	100.0%	$46,706,197	100.0%
Cost of goods sold	31,316,987	72.3%	38,648,902	71.0%	47,353,025	67.7%	24,480,095	66.7%	31,051,753	66.5%
Gross profit	12,006,063	27.7%	15,758,133	29.0%	23,621,966	33.3%	12,249,669	33.4%	15,654,444	33.5%
Operating expenses
Selling expenses	1,744,043	4.0%	2,002,198	3.7%	2,430,278	3.4%	1,434,430	3.9%	1,605,692	3.4%
General and administrative expenses	1,413,795	3.3%	2,044,405	3.8%	1,666,483	2.3%	778,841	2.1%	986,065	2.1%
	3,157,838	7.3%	4,046,603	7.4%	4,096,761	5.8%	2,213,271	6.0%	2,591,757	5.5%
Operating Income	8,848,225	20.4%	11,711,530	21.5%	19,525,205	27.5%	10,036,398	27.4%	13,062,687	28.0%
Other income (expenses)
Interest income	72,084	0.2%	90,751	0.2%	48,590	0.0%	23,141	0.1%	8,175	0.0%
Interest expense	(250,984)	(0.6%	(322,313)	(0.6)%	(291,282)	(0.4)%	(154,337)	(0.4)%	(129,050)	(0.2)%
Other (income) expenses	171,123	0.4%	51,753	0.1%	119,175	0.2%	92,175	0.3%	11,332	0.0%
	(7,777)	(0.0)%	(179,809)	(0.3)%	(123,517)	(0.2)	30,021	0.1%	109,543	0.2%
Income before income tax expense	8,840,448	20.4%	11,531,721	21.2%	19,401,688	27.3%	10,006,377	27.2%	12,953,144	27.7%
Income tax expense	1,792,482	4.1%	2,200,930	4.1%	4,011,483	5.7%	2,055,060	5.6%	2,752,751	5.9%
Net Income	7,047,966	16.3%	9,330,791	17.2%	15,390,205	21.7%	7,951,317	21.7%	10,200,393	21.8%
Foreign currency translation (gain) loss	948,928	2.2%	1,075,257	2.0%	50,227	0.1%	74,294	0.2%	188,256	0.4%
Comprehensive income	$7,996,894	18.5%	$10,406,048	19.1%	$15,440,432	21.8%	$8,025,611	21.9%	$10,388,649	22.2%

Segment Information

We have two operating segments: the manufacturing segment and the installation and services segment. Financial summary for the two segments is set forth below:

	Manufacturing			Installation and Services			Total
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2007	2008	2009	2007	2008	2009	2007	2008	2009
Revenues	$31,813,579	$37,056,802	$43,807,236	$11,509,471	$17,350,233	$27,167,755	$43,323,050	$54,407,035	$70,974,991
Cost of goods sold	23,575,840	27,106,568	32,285,002	7,741,147	11,542,334	15,068,023	31,316,987	38,648,902	47,353,025
Gross profit	8,237,739	9,950,234	11,522,234	3,768,324	5,807,899	12,099,732	12,006,063	15,758,133	23,621,966
Gross profit margin	25.9%	26.9%	26.3%	32.7%	33.5%	44.5%	27.7%	29.0%	33.3%

	Manufacturing		Installation and Services		Total
	Six Months Ended June 30,		Six Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010	2009	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$22,796,862	$28,586,471	$13,932,902	$18,119,726	$36,729,764	$46,706,197
Cost of goods sold	16,683,898	21,242,713	7,796,197	9,809,040	24,480,095	31,051,753
Gross profit	3,743,633	4,338,806	4,207,684	5,861,587	7,951,317	10,200,393
Gross profit margin	16.4%	15.2%	30.2%	32.3%	21.6%	21.8%

Comparison of Six Months Ended June 30, 2010 and June 30, 2009

Revenues

Our revenues increased by $10.0 million, or 27.2%, to $46.7 million in the six months ended June 30, 2010 from $36.7 million in the same period of 2009. The increase was mainly due to two factors. The economy in China was affected by the global economic crisis in the first quarter of 2009 and started to recover in the second quarter of 2009. Therefore, sales were slow in the first half of 2009. The economy in China improved substantially in the first half of 2010 compared with the same period of 2009, which resulted in higher sales in the 2010 period. We sold boilers with total capacity of 2,518 steam tons in the first half of 2010 compared with 2,088 steam tons in the same period of 2009.

In addition, we took some measures to enhance our sales and marketing efforts in 2010, which also boosted sales. First, we held a product introduction seminar at one of our customer sites in Shuzhou City in the first half of 2010. During the seminar, our engineers provided a detailed introduction of our CFB technology and the advantages of our products to potential customers invited by the sales managers in different regions. These potential customers also had a chance to monitor the operation of our product closely and obtain a direct impression of our boiler products. It was the first time we held such a seminar and we believe it was an effective marketing approach. From the seminar, we estimate that we received 9 new customer contracts totaling $3.5 million. Second, we attended more industry seminars to introduce our products. In the first half of 2010, we attended a seminar on the printing and dyeing industry in Shanghai, a seminar on the food and beverage industry in Beijing and a seminar on the paper industry in Zhengzhou.

Our revenues from the manufacturing business increased by $5.8 million, or 25.4%, to $28.6 million in the six months ended June 30, 2010 from $22.8 million in the same period of 2009, which was mainly due to the reason mentioned above. Another reason was that we adjusted our boiler selling prices to partially shift the increase of raw material prices to customers. The average selling price per steam ton increased by $435, or 4.0%, to $11,353 in the first half of 2010 from $10,918 in the same period in 2009. Revenues from the installation and services business increased by $4.2 million, or 30.2%, to $18.1 million in the six months ended June 30, 2010 from $13.9 million in the same period of 2009. In addition to the improved economic conditions in China and increased sales from enhanced marketing efforts, Desheng Installation introduced two new, higher margin services, namely boiler room design and boiler operation service, whereby our experienced personnel assisted our customers in operating the boilers, in 2009. These two types of services generated revenue of $4.0 million in the current period compared with $2.0 million in the same period of 2009.

Cost of Goods Sold

Our cost of goods sold increased by $6.6 million, or 26.8%, to $31.1 million in the six months ended June 30, 2010 from $24.5 million in the six months ended June 30, 2009. This increase was mainly due to an increase in boiler production as a result of increased demand for boilers. As a percentage of revenues, however, cost of goods sold remained steady at 66.7% and 66.5% for the six months ended June 30, 2009 and 2010, respectively. For the manufacturing business, in the first half of 2010, different types of steel plates and steel pipes had higher average prices compared to the same period in 2009. Notwithstanding the higher average prices, cost of goods sold as a percentage of sales remained steady at 74.5% in the first half of 2010 compared with 73% in the same period of last year because we were able to pass the cost increase to our customers by adjusting our boiler selling prices upward. Cost of goods sold as a percentage of revenues for the installation and services business decreased slightly to 54% from 56% in the same period of last year. The slight decrease was mainly due to an increase in revenues from the two new services mentioned above, which had higher profit margins.

Gross Profit

As a result of the foregoing, our gross profit increased by $3.4 million, or 27.8%, to $15.7 million in the six months ended June 30, 2010 from $12.2 million in the six months ended June 30, 2009. Gross profit margin remained relatively stable at 33.5% in the six months ended June 30, 2010, compared to 33.4% in the same period of 2009.

Selling Expenses

Our selling expenses increased by $0.2 million, or 11.9%, in the six months ended June 30, 2010 from $1.4 million in the six months ended June 30, 2009. Because sales commission is the single largest selling expense item, the increase in the sales in the six months ended June 30, 2010 directly resulted in the increase in selling expenses as a whole. As a percentage of revenues, selling expenses decreased to 3.4% in the six months ended June 30, 2010 from 3.9% in the six months ended June 30, 2009. The decrease was mainly because we implemented effective cost control measures, including stricter approval procedures, on other selling expenses, which caused our selling expenses to increase at a slower rate compared to our revenue.

General and Administrative Expenses

Our general and administrative expenses increased by $0.2 million, or 26.6%, to $1.0 million in the six months ended June 30, 2010 from $0.8 million in the six months ended June 30, 2009. We increased the base salary of our management slightly from July 1, 2009, which contributed to the increase in the general and administrative expenses. In addition, in order to meet the SEC reporting requirements as a public company, we hired more management staff and the salary expenses increased accordingly in the current period. As a percentage of revenues, general and administrative expenses were relatively stable at 2.1% in the six months ended June 30, 2010 as compared to 2.1% in the six months ended June 30, 2009. Most of the general and administrative expense items did not increase as fast as revenues.

Operating Income

Our operating income increased by $3.0 million, or 30.2%, to $13.0 million in the six months ended June 30, 2010 from $10.0 million in the same period of 2009. Operating income as a percentage of revenues increased to 28.0% in the six months ended June 30, 2010, as compared to 27.4% in the same period of 2009. The increase in operating income was due to the factors described above.

Interest Expenses

Our interest expenses decreased by $16,287, or 11.2%, to $129,050 in the six months ended June 30, 2010, as compared to $145,337 in the same period of 2009. Such decrease was due to a decrease in the average interest rate.

Income Before Income Tax Expense

As a result of the foregoing, our income before income tax expense increased by $2.9 million, or 29.4%, to $13.0 million in the six months ended June 30, 2010 from $10.0 million in the same period of 2009. Income before income tax expense as a percentage of sales revenue increased to 27.7% in the six months ended June 30, 2010, as compared to 27.2% in the same period of 2009.

Income Tax Expense

Our income tax expense increased by $0.7 million, or 33.9%, to $2.8 million in the six months ended June 30, 2010 from $2.1 million in the same period of 2009. Our effective tax rate for the six months ended June 30, 2010 was 21.3% while the rate for same period of 2009 was 20.5%. The applicable income tax rate for our installation and services business was 25% while the rate for our manufacturing business was 15%. Because we increased our revenues from our installation and services business in the six months ended June 30, 2010 compared to the same period in 2009, our installation and services business accounted for 59.5% of the total income before income tax expense for the six months ended June 30, 2010 compared with 55.6% in the same period in 2009. As a result, the effective tax rate increased in the six months ended June 30, 2010 compared with the same period of 2009.

Net Income

As a result of the foregoing, our net income increased $2.2 million, or 28.3%, to $10.2 million in the six months ended June 30, 2010 from $8.0 million in the same period of 2009.

Comparison of Fiscal Years Ended December 31, 2009 and December 31, 2008

Revenues

Our revenues increased by $16.6 million, or 30.5%, to $71.0 million in 2009 from $54.4 million in 2008. The increase was mainly attributable to improvement in Chinese economic conditions in 2009 and enhanced marketing efforts. The global economic crisis that began in the second half of 2008 adversely and substantially affected Chinese manufacturers. Our customers in various industries were affected in 2008 and very few of them expanded their manufacturing capacity in the second half of 2008. Thus the demand for boilers was very low in 2008. The Chinese economy started to recover from the second quarter of 2009, partly as a result of the Chinese government’s economic stimulus measures. The Chinese manufacturing sector has resumed a steady growth since the second quarter of 2009, hence increasing demand for boilers and the steam capacity produced by such boilers. We also enhanced our marketing activities by doubling our advertising budget in 2009 over those in 2008 and encouraging our sales personnel to visit and communicate more frequently with our existing customers and potential customers. Our sales teams in different regions are required to maintain regular contact with the local environmental bureau and quality and technical supervision bureau to obtain possible marketing information. We sold boilers with total capacity of 4,023 steam tons in 2009 compared with 3,726 steam tons in 2008.

Our revenues from the manufacturing business increased by $6.7 million, or 18%, to $43.8 million in 2009 from $37.1 million in 2008. As larger-sized boilers command a higher average selling price, we devoted more promotional efforts on larger sized boilers in 2009. The average selling price per steam ton increased by $944, or 9.5%, to $10,889 in 2009 from $9,945 in 2008. As a result, we achieved higher revenues.. Revenues from the installation and services business increased by $9.8 million, or 56.3%, to $27.2 million in 2009 from $17.4 million in 2008. In early 2009, we expanded the scope of our installation and services business by launching the boiler room design service and the other boiler operation service. Because of our good reputation in the boiler industry and also our experienced installation team, these two new services were well accepted by many of our customers. The total revenues for these two new services were $4.1 million in 2009.  In addition, because there was a time lag between boiler sales and boiler installation, we installed more boilers in 2009 than in 2008, although we sold a smaller number of boilers in 2009. We installed boilers with total capacity of 3,585 steam tons in 2009 compared with 3,000 steam tons in 2008.

Cost of Goods Sold

Our cost of goods sold increased by $8.7 million, or 22.5%, to $47.4 million in 2009 from $38.6 million in 2008. This increase was mainly due to the increase in production of boilers due to the factors described above. As a percentage of revenues, cost of goods sold decreased from 71.0% in 2008 to 66.7% in 2009. The cost of goods sold as a percentage of revenues was reasonably stable for our manufacturing business and stayed at 74% in 2009 compared with 73% in 2008. The prices for steel plates and steel pipes remained at a low level in 2009 after the sharp decrease in October 2008 that resulted from the global financial crisis. However, as we discussed in “– Key Statements of Income and Comprehensive Income Items – Cost of Goods Sold,” we generally do not benefit from lower steel prices. For the installation and services business, the cost of goods sold as a percentage of revenues decreased to 56% in 2009 from 66% in 2008. The decrease was mainly due to the launching of the two new, higher margin services mentioned above and improving our cost controls, including, among others, a reduction in our labor costs from greater efficiency, related to our installation and services business.

Gross Profit

As a result of the foregoing, our gross profit increased by $7.9 million, or 49.9%, to $23.6 million in 2009 from $15.8 million in 2008. Gross profit margin was 33.3% in 2009 as compared to 29.0% in 2008. Gross profit margin increased in 2009 compared to the gross profit margin in 2008 because our cost of goods sold did not increase as fast as our revenues.

Selling Expenses

Our selling expenses increased by $0.4 million, or 21.4%, to $2.4 million in 2009 from $2.0 million in 2008. As a percentage of revenues, selling expenses in 2009 decreased to 2.3%, as compared to 3.7% in 2008. The main reason for the decrease in the percentage of revenues was a portion of boiler sales in 2009 was not realized in 2009, which was reflected as a higher accounts receivable balance at the end of 2009 because we do not recognize selling expenses until after the sales are fully realized.

General and Administrative Expenses

Our general and administrative expenses decreased by $0.4 million, or 18.5%, to $1.7 million in 2009 from $2.0 million in 2008. As a percentage of revenues, general and administrative expenses in 2009 decreased to 2.4%, as compared to 3.8% in 2008. In 2008, we issued a special bonus of approximately $0.4 million to reward the continued service of our management during a very difficult year. No similar bonus was paid in 2009. In 2009, we also recorded savings in other expense items as a result of better cost controls, the effects of which were partially offset by a small increase in the base salary of most members of our management.

Operating Income

Our operating income increased by $7.8 million, or 66.7%, to $19.5 million in the year ended December 31, 2009 from $11.7 million in the year ended December 31, 2008. Operating income as a percentage of revenues increased to 27.5% in the year ended December 31, 2009, as compared to 21.5% in the year ended December 31, 2008. The increase in operating income was due to the factors described above.

Interest Expenses

Our interest expenses decreased by $31,031, or 9.6%, to $291,282 in 2009 from $322,313 in 2008. The decrease was the net impact of the lower weighted average interest rate and the larger average loan balance in 2009 compared with 2008.

Income Before Income Tax Expense

Our income before income tax expense increased by $7.9 million, or 68.3%, to $19.4 million in 2009 from $11.5 million in 2008. Income before income tax expense as a percentage of revenues increased to 27.3% in 2009, as compared to 21.2% in 2008. The increase of income before income tax expense was due to the factors described above.

Income Tax Expense

Our income tax expense increased by $1.8 million, or 82.3%, to $4.0 million in 2009 from $2.2 million in 2008. The increase of income tax expense was mainly due to the increased income before income tax expense as a result of the expansion of our business. The effective tax rate for the year ended December 31, 2009 was 20.7% while that for the year ended December 31, 2008 was 19.1%. The applicable income tax rate for our installation and services business was 25% while that for our manufacturing business was 15% in both years. Because we increased our revenues from our installation and services business in the year ended December 31, 2009 compared to the same period in 2008, our installation and services business accounted for 57.1% of the total income before income tax expense for the year ended December 31, 2009 compared with 43.0% in the year ended December 31, 2008. Therefore, the effective tax rate increased in the year ended December 31, 2009 compared with the year ended December 31, 2008.

Net Income

As a result of the foregoing, our net income increased $6.1 million, or 64.9%, to $15.4 million in 2009 from $9.3 million in 2008.

Comparison of Fiscal Years Ended December 31, 2008 and December 31, 2007

Revenues

Our revenues increased by $11.1 million, or 25.6%, to $54.4 million in 2008 from $43.3 million in 2007. The global economic crisis that began in the second half of 2008 adversely and substantially affected Chinese manufacturers. Substantially all of our customers were negatively impacted in 2008. Many manufacturing companies suspended their expansion plan in the second half of 2008 in view of the business uncertainty. For our manufacturing business, revenues only increased by 16.4% to $37.0 million from $31.8 million in 2007. We sold boilers with total capacity of 3,726 steam tons in 2008 compared with 3,969 steam tons in 2007. The increase in manufacturing revenues was mainly due to our price adjustment to compensate for the surge in the price of steel in most of 2008. The average selling price per steam ton increased by $1,930, or 24.1%, to $9,945 in 2008 from $8,016 in 2007. On the other hand, revenues from our installation and services business achieved a healthy increase of 51.0% to $17.4 million. In prior years, a certain percentage of boilers we sold were not installed by us. Under the difficult boiler market, we expended more effort to promote our installation service to customers who bought our boilers. In 2008, the installation rate by customers who bought our boilers was 78% while it was 52% in 2007. Our total revenues in 2008 in RMB increased 16.1%, but including the effect of appreciation of the RMB versus the U.S. dollar, the total revenues in U.S. dollars increased by 25.6%.

Cost of Goods Sold

Our cost of goods sold increased by $7.3 million, or 23.4%, to $38.6 million in 2008 from $31.3 million in 2007. This increase was mainly due to the increase in revenues. As a percentage of revenues, cost of goods sold decreased from 72.3% in 2007 to 71.0% in 2008. The cost of goods sold as a percentage of revenues for the manufacturing business remained stable at around 74% in both 2008 and 2007. The average steel price had a significant increase in 2008, although there was a sharp decrease beginning in October 2008 compared with 2007. We withstood the impact of the price increase by adjusting our selling prices to reflect the prices of raw materials. In 2008, we also sold more boilers of larger sizes compared with 2007. Larger boilers normally have better margins. For the installation and services business, the cost of goods sold as a percentage of revenues decreased from 67% in 2007 to 66% in 2008. The slight decrease was attributable to economies of scale resulted from expanding our installation and services business. For example, we bought larger quantities of anti-flammable materials, thus we were able to purchase such materials at a lower price in 2008 compared to 2007.

Gross Profit

As a result of the foregoing, our gross profit increased by $3.8 million, or 31.3%, to $15.8 million in 2008 from $12.0 million in 2007. Gross profit margin was 29.0% in 2008 as compared to 27.7% in 2007. This increase was due mainly to the change in our revenue mix as a larger portion of our revenues was generated from the higher margin installation and services business.

Selling Expenses

Our selling expenses increased by $0.3 million, or 14.8%, to $2.0 million in 2008 from $1.7 million in 2007. As a percentage of revenues, selling expenses was 3.7% in 2008 and 4.0% in 2007. The increase in overall selling expenses in 2008 was mainly due to the increase in sales commission, which resulted from higher sales.

General and Administrative Expenses

Our general and administrative expenses increased by $0.6 million, or 44.6%, to $2.0 million in 2008, from $1.4 million in 2007. As a percentage of revenues, general and administrative expenses increased to 3.8% in 2008 from 3.3% in 2007. This increase is mainly attributable to a special bonus of approximately $0.4 million paid in 2008 to reward the continued service of management staff during a very difficult year.

Operating Income

Our operating income increased by $2.9 million, or 32.4%, to $11.7 million in the year ended December 31, 2008 from $8.8 million in the year ended December 31, 2007. Operating income as a percentage of revenues increased to 21.6% in the year ended December 31, 2008, as compared to 20.4% in the year ended December 31, 2007. The increase in operating income was due to the factors described above.

Interest Expenses

Our interest expenses increased by $71,329, or 28.42%, to $322,313 in 2008 from $250,984 in 2007. Interest expenses increased because we incurred more bank loans in 2008.

Income Before Income Tax Expense

Our income before income tax expense increased by $2.7 million, or 30.4%, in 2008 from $8.8 million in 2007. Income before income tax expense as a percentage of revenues increased to 21.2% in 2008, as compared to 20.4% in 2007. The increase of income before income tax expense was due to the factors described above.

Income Tax Expense

Our income tax expense increased by $0.4 million, or 22.8%, in 2008 from $1.8 million in 2007. The increase of income tax expense was mainly due to the increased income before income tax expense as a result of the expansion of our business. The effective tax rate for the year ended December 31, 2008 was 19.1% while the rate for the year ended December 31, 2007 was 20.3%. The applicable income tax rate for our installation and services business was 33% in the year ended December 31, 2007 compared with 25% in the year ended December 31, 2008. The applicable tax rate for our manufacturing business was 15% in both years. Therefore, the effective tax rate was lower for the year ended December 31, 2008 compared with the year ended December 31, 2007.

Net Income

As a result of the foregoing, our net income increased $2.3 million, or 32.4%, in 2008 from $7.1 million in 2007.

Liquidity and Capital Resources

Historically, our primary sources of capital have been cash generated from operations. Short-term fluctuations in working capital requirements have been met through bank borrowings as needed. Consistent with market practice among non-state-owned enterprises in China, we rely primarily on short-term loans for our borrowing. Our principal use of cash has been the payment of operating expenses and capital expenditures and servicing our debt obligations. In the past Desheng Boiler and Desheng Installation had each paid cash dividends, but in view of our planned expansion of our capacity and business, we do not anticipate paying dividends to our stockholders in the near future.

China Power is a holding company, and the equity interest in its subsidiaries is the Company’s only material asset. China Power’s business is conducted through Desheng Boiler, Desheng Installation and Fuyuan Installation, our three PRC subsidiaries. Our PRC subsidiaries may incur additional indebtedness that may restrict or prohibit the payment of dividends or other distributions or the transfer of assets to China Power or other related entities.

As of June 30, 2010, we had cash and cash equivalents of approximately $17.6 million. On August 12, 2008, Desheng Boiler entered into an agreement for a secured line of credit with Shanghai Pudong Development Bank. Pursuant to the agreement, building and land use rights of Desheng Boiler, which were valued at approximately $6.7 million, have been pledged to Shanghai Pudong Development Bank as collateral for a line of credit of RMB 30 million (approximately $4.4 million). The line of credit also imposes restrictive covenants on Desheng Boiler, including, among others, prohibitions of (i) disposing of any of the collateral or any of its other material assets and (ii) significantly changing its business and operations without the prior written consent the lender. The line of credit does not contain any financial maintenance covenants.  As of June 30, 2010, Desheng Boiler had drawn RMB 20 million (approximately $2.9 million) under this line of credit, and $1.5 million of this line of credit remained undrawn. We can draw on any unused amount until August 11, 2011, when the line of credit expires.

In addition to this line of credit, we also borrow under short-term bank loans for working capital purposes. As of June 30, 2010, we had five short-term loans with an aggregate outstanding principal amount of RMB 12 million (approximately $1.7 million), each of which was borrowed from Kaifeng Commercial Bank. Most of these loans were renewed from previous short-term loans entered into during prior periods. Our business relationship with Kaifeng Commercial Bank began in 2005 and with Shanghai Pudong Development Bank in 2006. Given our relationship with these banks and our history of paying our obligations on time, we do not anticipate any difficulty renewing such short-term bank loans if and when necessary. However, we can provide no assurance that we will be able to renew such short-term bank loans or secure new lines of credit on terms favorable to us, if at all. We believe cash generated from our operations and the borrowing capacity under our line of credit and pursuant to short-term bank loans will allow us to meet our working capital requirements, debt obligations and other cash needs for the coming 12 months.

The table below sets forth, for the periods indicated, a summary of our net cash flows from operating, investing, and financing activities.

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(Unaudited)
Net cash provided by (used in) operating activities	$8,024,306	$2,840,960	$8,093,590	$8,433,157	$12,177,857
Net cash provided by (used in) investing activities	(255,422)	(74,017)	(80,800)	(1,359)	(1,619,989)
Net cash provided by (used in) financing activities	(3,274,855)	(6,432,954)	(8,551,532)	-	845,091
Effects of exchange rate change in cash	520,495	597,293	16,235	35,679	61,172
Net cash flows	$5,014,524	$(3,068,718)	$(522,507)	$8,467,477	$11,464,131

Operating Activities

Net cash provided by operating activities was $12.2 million in the six months ended June 30, 2010, as compared to $8.4 million in the six months ended June 30, 2009. The increase in the six months ended June 30, 2010 was mainly because we had better operational results in the six months ended June 30, 2010, collected more accounts receivable from customers and had better control over payment of our accounts payable. We had a larger accounts receivable balance at December 31, 2009 because we made several large sales shortly before the year end. In early 2010, we collected most of these accounts receivable.

Net cash provided by operating activities was $2.8 million in 2008, as compared to $8.0 million in 2007. The decrease in 2008 was mainly due to receipt of fewer customer advances in 2008 than in 2007, while we had a larger increase in accounts receivable in 2008 compared with 2007.

Net cash provided by operating activities was $8.1 million for 2009, as compared to $2.8 million in 2008. The increase in 2009 was mainly due to our higher net income in 2009, which was partially offset by the larger increase in accounts receivable in 2009 compared with 2008. The accounts receivable increased by $3.1 million in the year ended December 31, 2008 while the accounts receivable increased by $5.3 million in the year ended December 31, 2009, which was due to the reason explained above. Accounts receivable has a negative impact on net operating cash flow.

Investing Activities

Our capital expenditures were approximately $0.3 million, $0.1 million, $0.1 million and $0.2 million for the years ended December 31, 2007, 2008 and 2009 and the six months ended June 30, 2010, respectively. We expect that our capital expenditures will increase in the future because of our planned expansion of production capacity and gradual upgrades we expect to make to our equipment in the future in order to improve efficiency. We anticipate spending $0.5 million to complete the construction of six workshops and $1.6 million to purchase 15 sets of new equipment in the second half of 2010.  We also plan to spend approximately $2.1 million in 2011 to purchase 68 sets of new equipment, which will be used in the new workshops or for equipment upgrades in our existing workshops. Such capital expenditures are expected to be finished by the end of the third quarter in 2011. As a result of such expansion and upgrades, we expect to increase our production capacity by approximately 1,000 steam tons. We expect to fund these capital expenditures through cash generated from operating activities and, if available, from net proceeds from this offering.

Net cash used in investing activities was $1.6 million in the six months ended June 30, 2010, as compared to $0.0 million in the corresponding period of 2009. The change was mainly attributable to a down payment to acquire Fuyuan Installation and the purchase of equipment and machinery in the six months ended June 30, 2010.

Net cash used in investing activities was $0.1 million in 2009, as compared to $0.1 million in 2008. There was little change from 2008 to 2009 and the small amount of net cash used in investing activities was to purchase fixed assets in both years.

Net cash used in investing activities was $0.1 million in 2008, as compared to $0.3 million in 2007. The change was mainly attributable to our purchase of more equipment in 2007.

Financing Activities

Net cash provided by financing activities was $0.8 million in the six months ended June 30, 2010, as compared to nil in the corresponding period of 2009. The change was the net impact of $9.4 million net proceeds from the private placement in June 2010 and dividends payments of $8.6 million in the aggregate paid.

Net cash used in financing activities was $8.6 million in 2009, as compared to $6.4 million in 2008. The increase was mainly due to payment of more dividends in 2009 compared with 2008. Our bank loan balance remained substantially the same in 2009.

Net cash used in financing activities was $6.4 million in 2008, as compared to $3.3 million in 2007. The increase was mainly due to payment of more dividends in 2008 compared with 2007, and we increased our bank loans by $0.7 million in 2008, compared to $1.5 million in 2007.

As of June 30, 2010, the amount, maturity date and term of each of our bank loans were as follows:

Bank	Amount Outstanding	Interest Rate*	Maturity Date	Term
Shanghai Pudong Development Bank,	RMB 20,000,000 (approximately)	5.841%	August 2010(2)	1 year
	$2,945,118)
Zhengzhou Branch
Kaifeng Commercial Bank,	RMB 2,000,000
Songdu Branch	(approximately		October	11
	$294,512)	7.965%	2010	months
Kaifeng Commercial Bank,	RMB 3,000,000
Songdu Branch	(approximately		December
	$441,768)	5.31%	2010	1 year
Kaifeng Commercial Bank,	RMB 3,000,000
Songdu Branch	(approximately			8
	$441,768)	5.31%	July 2010(1)	months
Kaifeng Commercial Bank,	RMB 2,000,000
Songdu Branch	(approximately		December
	$294,512)	5.31%	2010	1 year
Kaifeng Commercial Bank,	RMB 2,000,000
Songdu Branch	(approximately			7
	$294,512)	5.31%	July 2010(1)	months
	RMB 32,000,000
Total	(approximately
	$4,712,188)

____________

*	These interest rates were fixed when we entered into the loan arrangements. The interest rate of a loan may not remain the same when we renew the loan.

(1)	As of the date of this prospectus, each of these loans have been repaid and have expired pursuant to their terms.

(2)	This bank loan was renewed in July 2010. The new maturity date is in July 2011 and the interest rate remains the same.

Substantially all of our land has been pledged as collateral to secure our loan obligations.

We do not intend to use the proceeds from the public offering to pay off our debt that is due within the next 12 months. We believe that our operating cash provided by sales of boilers and provision of boiler-related services is sufficient to repay the portion of such loans that is due within the next 12 months. We also believe that our currently available working capital, together with the net proceeds from this offering, should be adequate to sustain our operations at our current levels through at least the next 12 months. We may, however, in the future require additional cash resources due to changed business conditions, implementation of our strategy to expand our production capacity, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that may restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Obligations Under Material Contracts

The table below shows our contractual obligations as of June 30, 2010.

U.S. Dollars	Payments Due by Period
		Less than
Contractual Obligations	Total	1 year
Short-term debt obligations	$4,712,188	$4,712,188
Interest expense obligations for outstanding debt	48,365	48,365
Total	$4,760,553	$4,760,553

As of June 30, 2010, we had no material long-term debt obligations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

Seasonality

Our operating results and operating cash flows historically have not been subject to significant seasonal variations except that we normally have slow period around Chinese new year public holiday.

Change in Independent Registered Public Accounting Firm

Prior to June 1, 2010, our independent registered public accounting firm was Berman Hopkins Wright & LaHam, CPAs and Associates, LLP, or Berman, while China Niceview’s independent registered public accounting firm was Bernstein & Pinchuk LLP, or B&P. On June 1, 2010, our board of directors approved the dismissal of Berman as our independent auditor, effective immediately.

Berman’s reports on our financial statements as of and for the fiscal years ended December 31, 2009 and December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its reports for the fiscal years ended December 31, 2009 and 2008 contained going concern qualifications as to our ability to continue.

During the years ended December 31, 2009 and 2008 and during the subsequent interim period through the date of this report, there were (i) no disagreements with Berman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Berman, would have caused Berman to make reference to the subject matter of the disagreements in connection with its reports, and (ii) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

Concurrent with the decision to dismiss Berman as our independent auditor, our board of directors elected to continue the existing relationship of our new subsidiaries Desheng Boiler and Desheng Installation with B&P and appointed B&P as our independent registered public accounting firm.

During the fiscal years ended 2009 and 2008 and through the date hereof, neither we nor anyone acting on our behalf consulted B&P with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that B&P concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

On June 2, 2010, we furnished Berman with a copy of the above disclosure, providing Berman with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from Berman, dated June 2, 2010 is Exhibit 16 to our current report on Form 8-K filed with the SEC on June 3, 2010.

Recently issued accounting pronouncements

In April 2010, the FASB issued ASU 2010-13, Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades - a consensus of the FASB Emerging Issues Task Force. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier application is permitted. The Company does not expect the provisions of ASU 2010-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

The FASB issued ASU 2010-17, Revenue Recognition - Milestone Method (Topic 605): Milestone Method of Revenue Recognition. This ASU codifies the consensus reached in EITF Issue No. 08-9, “Milestone Method of Revenue Recognition.” The amendments to the Codification provide guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Consideration that is contingent on achievement of a milestone in its entirety may be recognized as revenue in the period in which the milestone is achieved only if the milestone is judged to meet certain criteria to be considered substantive. Milestones should be considered substantive in their entirety and may not be bifurcated. An arrangement may contain both substantive and non-substantive milestones, and each milestone should be evaluated individually to determine if it is substantive.

ASU 2010-17 is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a vendor elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply 2010-17 retrospectively from the beginning of the year of adoption. Vendors may also elect to adopt the amendments in this ASU retrospectively for all prior periods. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company.

In May 2010, the FASB issued ASU 2010-19, Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates. The amendments in this Update are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk

We are exposed to interest rate risk primarily with respect to our short-term bank loans. Although the interest rates, which are based on the banks’ prime rates with respect to our short-term loans, are fixed for the terms of the loans, the terms are typically three to 12 months for short-term bank loans and interest rates are subject to change upon renewal. There were no material changes in interest rates for short-term bank loans renewed during the six months ended June 30, 2010.

A hypothetical 1.0% increase in the annual interest rates for all of our credit facilities under which we had outstanding borrowings as of June 30, 2010 would decrease net income before provision for income taxes by approximately $0.2 million for the six months ended June 30, 2010. Management monitors the banks’ prime rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Foreign Exchange Risk

While our reporting currency is the U.S. Dollar, all of our consolidated sales and consolidated costs and expenses are denominated in RMB. All of our assets are denominated in RMB except for cash. As a result, we are exposed to foreign exchange risk as our sales and results of operations may be affected by fluctuations in the exchange rate between U.S. Dollars and RMB. If RMB depreciates against the U.S. Dollar, the value of our RMB sales, earnings and assets as expressed in our U.S. Dollar financial statements will decline. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any resulting translation adjustments are not included in determining net income but are included in determining other comprehensive income, a component of stockholders’ equity. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the RMB has not been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar or Euro in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in RMB exchange rate and lessen intervention in the foreign exchange market.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material effect on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net sales if the selling prices of our products do not increase with these increased costs.

Current vulnerability due to certain other concentrations

Our operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

We transact all of our business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that RMB may be readily convertible into U.S. dollar or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Additionally, the value of RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

History and Corporate Structure

Our Corporate History

General

Our Company was formed on September 25, 2007 for the purpose of providing floor plan financing to used car dealerships in North Carolina at interest rates and fees competitive in the market place for this type of financing. However, we did not engage in any operations and prior to our reverse acquisition of China Niceview on June 1, 2010, we were a shell company.

Reverse Acquisition of China Niceview

On May 25, 2010, we entered into a stock purchase agreement with Sha Chen pursuant to which Ms. Chen acquired 5,591,750 shares of our common stock, or approximately 69% of the outstanding shares, for a purchase price of $0.4 million. Ms. Chen became our sole director and officer upon the consummation of the transaction.

On June 1, 2010, we completed a reverse acquisition transaction through a share exchange with China Niceview whereby we acquired 100% of the issued and outstanding capital stock of China Niceview by issuing 36,800,000 shares of our common stock as consideration, which shares constituted 92% of our issued and outstanding shares on a fully-diluted basis, as of and immediately after the consummation of the reverse acquisition. As a condition precedent to the consummation of the reverse acquisition, Sha Chen, our sole director and officer, cancelled 4,898,750 shares of our common stock owned by her.

Upon the closing of the reverse acquisition, Sha Chen resigned from all positions that she held effective immediately and Honghai Zhang was appointed as our chairman and chief executive officer and a director. In addition, our executive officers were replaced by the executive officers of Desheng Boiler and Desheng Installation upon the closing of the reverse acquisition.

As a result of the reverse acquisition, China Niceview became our wholly-owned subsidiary and Wise Winning, the former stockholder of China Niceview, became our controlling stockholder, and we have assumed ownership and control over the business and operations of China Niceview and its subsidiaries. For accounting purposes, the share exchange transaction with China Niceview was treated as a reverse acquisition, with China Niceview as the acquirer and China Power as the acquired party. Unless the context suggests otherwise, when we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Desheng Boiler and Desheng Installation.

On June 1, 2010, we also amended and restated our articles of incorporation to, among other things, change our name to “China Power Technology, Inc.” to more accurately reflect our new business.

Acquisition of Desheng Boiler and Desheng Installation by China Niceview

Two of our operating subsidiaries, Desheng Boiler and Desheng Installation, were already owned by China Niceview at the time of the reverse acquisition. These two operating subsidiaries trace their origin to Kaifeng Boiler Factory, a state-owned enterprise established in 1954 to engage in the manufacturing business. The state-owned enterprise was restructured in 1997 and became Desheng Boiler.

Desheng Boiler was incorporated in China on April 28, 1997 and is engaged in the boiler design, development, manufacturing and sale business.

Desheng Installation was incorporated on April 23, 2007, when Desheng Boiler spun off its boiler installation business to a separate company in connection with Desheng Boiler’s plan of entering new markets and securing new customers by offering other boiler-related services. Desheng Installation is engaged in the boiler installation, reconstruction and maintenance business and carries no production activities.

On July 1, 2009, Wise Winning was incorporated in the British Virgin Islands by Shiyong Fan.

On April 19, 2010, China Niceview was incorporated in the British Virgin Islands by Shiyong Fan. China Niceview is a holding company with no operations or assets other than its ownership of all the capital of Hong Kong Niceview.

On April 27, 2010, Hong Kong Niceview was incorporated in Hong Kong by Shiyong Fan as a holding company with no operations or assets.

On May 6, 2010, Shiyong Fan granted Honghai Zhang an option to acquire all of Mr. Fan’s ownership interest in Wise Winning at an exercise price of $10,000. The option will be exercisable by Mr. Zhang in the five-year period commencing on the date that is six months after the date on which a resale registration statement for our shares issued to the investors in our June 2010 private placement is declared effective by the SEC. Under the option agreement, Mr. Fan has agreed not to transfer his shares in Wise Winning without the prior consent of Mr. Zhang. In addition, without Mr. Zhang's prior consent, Mr. Fan may not increase the number of authorized shares of capital stock of, or cause a change in control of, Wise Winning or any direct or indirect subsidiary or affiliate of Wise Winning.

On May 11, 2010, Kaifeng Nice View was incorporated in the PRC as a wholly foreign-owned enterprise, with all of its equity interests owned by Hong Kong Niceview.

On May 17, 2010, Kaifeng Nice View entered into a loan agreement with Shiyong Fan for a total amount of RMB 35.3 million (approximately $5.2 million). The loan has a one-year term and is interest free. Kaifeng Nice View used the proceeds of the loan to acquire 100% of the record and beneficial ownership of Desheng Boiler from Honghai Zhang and certain other parties, including Henan Guanglian Project Co., Ltd., or Henan Guanglian, a PRC corporation controlled by Mr. Zhang, in consideration of RMB 25.3 million (approximately $3.7 million).

On May 17, 2010, Kaifeng Nice View also acquired 95% of the ownership of Desheng Installation from Mr. Zhang and certain other parties, including Henan Guanglian, in consideration of RMB 9.5 million (approximately $1.4 million). Kaifeng Nice View acquired the remaining 5% ownership in Desheng Installation from Desheng Boiler in consideration of RMB 0.5 million (approximately $0.1 million).

On May 17, 2010, the acquisition of Desheng Boiler by Kaifeng Nice View was registered with the local branch of the SAIC.

On May 19, 2010, the acquisition of Desheng Installation by Kaifeng Nice View was registered with the local branch of the SAIC.

On May 19, 2010, China Niceview acquired Hong Kong Niceview. As a result, China Niceview became the sole stockholder of Hong Kong Niceview.

On May 27, 2010, Wise Winning acquired China Niceview from Shiyong Fan. As a result, Mr. Fan became the ultimate stockholder of Desheng Boiler and Desheng Installation

On May 28, 2010, the loan due by Kaifeng Nice View to Shiyong Fan was forgiven pursuant to a loan cancellation agreement between Kaifeng Nice View and Mr. Fan. The amount of the loan forgiven by Mr. Fan was accounted for as additional paid-in capital because of its nature of waived liability from stockholder.

On September 18, 2010, Shiyong Fan and Honghai Zhang amended and restated the option agreement between them in order to increase the option exercise price to RMB 35,341,600 (approximately $5.2 million) from $10,000 in order to reflect Wise Winning’s increased net assets following its acquisition of the PRC business of Desheng Boiler and Desheng Installation.

On September 14, 2010, Wise Wining transferred 10,800,000 shares of our common stock to eight entities and 42 individuals. As a result, Wise Winning currently owns 26,000,000 shares or approximately 59.5% of our common stock outstanding.

Private Placement Transaction

On June 16, 2010, we entered into a Securities Purchase Agreement pursuant to which we completed a private placement transaction with a group of accredited investors, pursuant to which we issued to the investors an aggregate 3,703,704 shares of our common stock for an aggregate purchase price of approximately $10 million, or $2.70 per share. On September 19, 2010, we entered into Amendment No. 1 to the Securities Purchase Agreement.

The Securities Purchase Agreement, as amended, and the ancillary documents contained the following material covenants:

•         The Company agreed that before the Company’s next underwritten public offering, the Company shall not, without first obtaining the written consent of the lead investor: (a) acquire through stock or asset purchase, or through any business combination, including a merger, share exchange or other transaction, an entity that has net assets that are equal to or greater than 30% of the Company’s net assets; (b) sell or otherwise dispose of assets of the Company, including through the sale of stock of a subsidiary or through a business combination, including a merger, share exchange or other transaction, that are equal to or greater than 30% of the Company’s net assets; (c) issue any shares of preferred stock or issue any promissory notes or bonds that are convertible into Common Stock; (d) declare and distribute any kind of dividend; (e) conduct any transactions with related persons (as defined in Item 404(a) of Regulation S-K promulgated under the Exchange Act) that would be required to be disclosed under such Item 404(a); and (f) hire a new chief financial officer or investor relations officer.

•         The Company agreed that before the Company’s next underwritten public offering the lead investor shall be entitled to nominate one member of the Company’s Board of Directors as an independent director.

•         The Company agreed that if the Company fails to consummate an underwritten public offering within the twelve month period following the closing date, then the lead investor shall have the right to notify the Company in writing to terminate the chief financial officer of the Company. Upon receipt of such written notice, the Company covenants and agrees that no later than 90 days following receipt of such notice, the Company will hire a new chief financial officer. The lead investor shall have the right to veto the appointment of the Company’s chief financial officer.

•         The Company agreed that when the Company conducts any equity-related financing above $5,000,000, the Investors will have the right to sell 50% of their shares in such financing transaction. When Honghai Zhang, the Company’s chairman and chief executive officer, sells his shares, the investors shall have the right to sell the same amount of shares.

•         If in connection with any financing transactions in which the Company sells common stock or common stock equivalents, the gross sales price per share of common stock (or common stock equivalent) sold in the equity financing is less than $5.40, then Honghai Zhang shall be obligated to transfer to the investors, on a pro rata basis and for no additional consideration, that number of shares of common stock as is equal to $10,000,000/(financing price per share/2) – 3,703,704.

We are currently in negotiations with the investors in this private placement transaction in order to amend or waive certain of the foregoing covenants, which amendment or waiver is expected to be conditional upon the completion of this offering.

Other than with respect to this transaction, none of the Investors have had a material relationship with the Company or any of the Company’s officers, directors or affiliates or any associate of any such officer or director.

On June 16, 2010, as a condition precedent to the consummation of the transactions contemplated by the Securities Purchase Agreement, the Company and the investors also entered into a registration rights agreement, pursuant to which the Company is obligated to file a registration statement under the Securities Act at any time upon the request of the requisite investors after the 90th day following June 16, 2010 covering the resale of the shares. In addition, if the Company at any time proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both, the Company will use its best efforts to cause the shares as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company. If at any time (i) the investors request that the Company file a registration statement on Form S-3 for a public offering of all or any portion of the shares, and (ii) the Company is a registrant entitled to use Form S-3 to register such shares, then the Company shall use its best efforts to register under the Securities Act on Form S-3 for public sale. If the registration statement is not declared effective by the SEC within 180 days after the closing date, we will be obligated to pay, in cash as liquidated damages, each investor an amount equal to 2.0% of the aggregate investment amount of such investor.

In connection with the private placement transaction, we also entered into a Make Good Escrow Agreement with Honghai Zhang, our chairman and chief executive officer, the investors, the lead investor and Escrow, LLC, as escrow agent, pursuant to which the parties agreed to the establishment of an escrow account into which Mr. Zhang would deliver certificates evidencing 5,000,000 shares of common stock of the Company, to be held for the benefit of the investors in the event that we do not meet certain financial performance thresholds for fiscal years 2010 and/or 2011. Under the Make Good Escrow Agreement, Mr. Zhang agreed that if (i) the earnings per share for 2010 is less than $0.50 per share or (ii) the Company’s earnings per share for 2011 is less than $0.70 per share, he would transfer to the investors, on a pro rata basis and within ten business days after the filing of our annual report on Form 10-K for the respective fiscal year, an aggregate number of shares equal to (1) $10,000,000/(actual 2010 earnings per share*5.36) – 3,703,704, for 2010, or (2) $10,000,000/(actual 2011 earnings per share*3.80) – 3,703,704, for 2011. If the earnings per share for 2010 is no less than $0.50 per share, then one-half of the shares held in escrow shall be released back to Mr. Zhang, and if the earnings per share for 2011 is no less than $0.70 per share for 2011, then the remaining half of the shares held in escrow shall be released to Mr. Zhang.  The earnings per share thresholds are to be calculated on a fully diluted basis and include adjustments for any stock splits, stock combinations, stock dividends or similar transactions. If the number of shares of common stock required to be delivered to the investors by Mr. Zhang exceeds 5,000,000, then Mr. Zhang shall be required to promptly deposit into escrow an additional 3,000,000 shares of common stock.

Acquisition of Fuyuan Installation

On July 1, 2010, Desheng Installation acquired 60% of the equity of Fuyuan Installation by contributing $0.4 million to Fuyuan Installation’s registered capital, representing 5.6% equity interest of the total registered capital, and purchasing 54.4% equity interest from prior stockholder for $8.9 million. Fuyuan Installation is located in the Shandong Province and engages in boiler installation, other boiler-related services, high pressure pipe installation and the installation of other equipment. In addition to serving customers in the same industry as we do, Fuyuan Installation also provides boiler installation services for the power generation industries. In fiscal year ended December 31, 2009 and the six months ended June 30, 2010, Fuyuan Installation had revenues of $10.8 million and $7.9 million, respectively, and net income of $2.4 million and $1.8 million, respectively.

Our Corporate Structure

The chart below presents our corporate structure. Our principal manufacturing operations in China are conducted through Desheng Boiler and our boiler installation business is conducted by Desheng Installation and Fuyuan Installation.

Industry Overview and Market Opportunities

Overview of the Chinese Boiler Industry

Boilers are closed pressure vessels in which water or other fluid is heated and circulated, either as hot water or as steam, for the generation of heat or power. According to the Chinese Industrial Boiler Industry Yearbook, boilers vary considerably in specifications and design. They can be classified and labeled in terms of the main features. According to the Chinese Industrial Boiler Industry Yearbook, some common classification criteria include application, furnace type, combustion technology and type of fuel intake. In terms of application, the two main groups are power plant boilers and industrial boilers. Power plant boilers are typically larger in size and steam capacity. Power plant boilers generate steam at a constant rate to power turbines for electricity production, while industrial boilers are tailored to meet the specific needs and constraints of varying industrial processes. In terms of combustion technology, the main groups are fixed or manual grate boilers, chain grate boilers, chamber combustion boilers, and CFB boilers. In terms of fuel intake, the main groups are coal fired boilers, oil fired boilers, gas fired boilers, biomass fired boilers and waste heat boilers.

In China, the boiler industry has been growing rapidly in the past decade due to government support for the construction of large energy-efficient power plants and government policies promoting energy conservation and emission reduction according to Freedonia. With the global trend favoring energy conservation and environmental protection, we expect ongoing decline in the use of traditional boilers with low thermal efficiency and the growth in the use of clean combustion technologies with emission reduction, flue gas desulfurization and coal gasification features. Clean combustion boilers such as CFB boilers, biomass fired boilers and waste heat boilers will become more and more popular compared with conventional boilers.

Industrial Boilers

Industrial boilers are closed pressure vessels that consume a specific type of fuel or fuel mix to heat water or generate steam for industrial heating and humidification applications. The boiler can be heated through the combustion of any type of fuel or fuel mix, such as coal, oil, natural gas, biomass or waste. According to the Chinese Industrial Boiler Industry Yearbook, coal fired industrial boilers are dominant in China, accounting for approximately 85% of all industrial boilers in the country, most of which are chain grate boilers with poor adaptability to different coal types. The average thermal efficiency of industrial boilers in China is typically 65%, which is 15-20% lower compared to developed nations with the same capacity and application. According to CIBO, industrial boilers differ from power plant boilers in terms of steam capacity, application and design.

According to Freedonia, the steam capacity of industrial boilers in China primarily ranges from one ton/hour to 100 tons/hour, compared to power plant boilers, which are much larger in size and are measured by megawatts of heat load. According to CIBO, power plant boilers are used exclusively for electricity generation. Industrial boilers, on the other hand, have markedly different purposes in different industries. Even at a single installation, the application of steam from an industrial boiler can vary dramatically, depending on peak or low seasons of business cycle, or the operating process underway and their demand for steam at a given moment.

According to CIBO, the possibility of such widely fluctuating demand for steam in most industrial processes also means that, the industrial boilers do not, in the great majority of cases, have an immense steam capacity as power plant boilers. For example, a brewer with a maximum steam requirement of 150 tons/hour will not choose a boiler with steam capacity to meet its maximum need due to cost consideration; it will install two industrial boilers of 75 tons/hour each to achieve the steam target at peak seasons but operate only one boiler to reduce operating costs during low seasons.

According to CIBO, individual industrial boiler design can vary greatly, depending on combustion technology, fuel mix, application and even the spatial configurations of the site. Power plant boilers, in contrast, have relatively uniform design and similar fuel combustion technologies.

Circulating Fluidized Bed Boilers

According to Freedonia, CFB boiler technology was developed in the 1970s. It is a clean combustion technology characterized by high thermal efficiency and low pollution emission. It has a number of advantages over traditional grate boilers, such as wider adaptability of fuels, lower emission of sulphur dioxide and nitrogen oxide, higher thermal efficiency of up to 90%, better load adjustment and lower carbon content in ash. It has become more widely used, especially in the past few years as a result of the global desire for energy conservation and environmental protection.

According to Freedonia, the cost of a CFB boiler is relatively expensive compared to conventional boilers with the same capacity. The selling price of a CFB boiler can be 50% or more than a chain grate boiler. On the other hand, due to its higher thermal efficiency, a CFB boiler uses less coal compared to a chain grate boiler with the same steam output. Based on industry experience and our calculation, the one-year cost reduction from the lower coal consumption resulting from the use of a CFB boiler is equivalent to the cost of the main components of a CFB boiler.

Boiler Installation Service

The performance of the installation service market correlates highly to that of the boiler manufacturing market. According to Freedonia, installation fees for industrial boilers were approximately 30% of the cost of the respective boilers in 2009, so Freedonia expects the size of the industrial boiler installation market is approximately 30% of the size of the industrial boiler manufacturing market. The installation service of CFB boilers are more expensive compared to conventional boilers due to technological complexity and higher selling price of the CFB boilers.

Based on our industry experience, the quality of installation service is critical to the life and the operating performance of a boiler. The thermal efficiency of a boiler is compromised if issues such as air distribution, load adjustment and water system are not handled properly. In China, low-quality installation is one of the main reasons for malfunctioning of boilers based on our industry experience. Because boiler installation and maintenance are technologically complex and related to the boiler installed, an increasing number of industrial boiler users are inclined to purchasing boiler installation and maintenance services from the boiler providers as well, according to Freedonia.

License Requirements on Chinese Boiler Enterprises

Because boilers are special steam or heat-generating vessels operating under high or ultra-high pressure, the Chinese government places stringent supervision and regulation on the industry. According to the Supervision Administration Regulation for Manufacture of Boiler and Pressure Vessel, any enterprise in China that manufactures or installs boilers and pressure vessels must obtain a “Special Equipment License.”

We hold a Class A boiler manufacturing license and two Tier-one boiler installation licenses. According to Freedonia, there were above 60 Class A enterprises among over 1,500 boilers manufacturers in China in 2009. As described in more detail under “Business—PRC Government Regulations—License System in the Boiler Industry,” because Class A and Tier-one licenses generally do not impose any restrictions on the size of boilers that a licensee may handle, the licensee’s plants and equipment are subject to more stringent inspection and its employee experience is reviewed more rigorously.

Market Size and Potential

In the last 50 years or so, the industrial boiler industry in China grew dramatically, especially since China’s open door policy in late 1970s. According to Freedonia, economic growth in China in the past five years has resulted in accelerated growth in demand for industrial boilers in China and demand is expected to grow continually at a fast pace in the near future. Steam capacity demand for industrial boilers is expected to grow from 270,000 tons/hour in 2009 to 400,000 tons/hour in 2014, representing a CAGR of 8.2%, and demand in terms of sales value is expected to increase from $3,990 million in 2009 to $7,000 million in 2014, representing a CAGR of 11.9%.

Industrial Boiler Demand in Steam Capacity in China	Industrial Boiler Demand in Sales Value in China

Source: Freedonia

According to Freedonia, in 2009, over 900 CFB industrial boilers were installed in China, which accounted only for 9.3% of all industrial boiler steam demand in China. The increased demand for CFB industrial boilers was partly driven by environmental regulations in favor of clean combustion technologies. According to Freedonia, the steam capacity demand for CFB industrial boilers in China grew from 9,000 tons/hour in 2004 to 25,000 tons/hour in 2009, representing a CAGR of 22.7%, and the sales value of CFB industrial boilers in China grew from $90 million to $365 million, representing a CAGR of 32.3% for the same period. Driven by the demand for clean technology, CFB industrial boiler market is expected to continue its strong growth. Steam capacity demand for CFB industrial boilers in China is expected to grow at a CAGR of 17.1% from 2009 to 2014, reaching 55,000 tons/hour in 2014; and sales value of CFB industrial boilers in China is expected to grow at a CAGR of 19.2%, reaching $880 million in 2014.

CFB Industrial Boiler Demand in Steam Capacity in China	CFB Industrial Boiler Demand in Sales Value in China

Source: Freedonia

According to Freedonia, the industrial boiler installation service market in China in terms of revenue grew from $333 million in 2004 to $1,157 million in 2009, representing a CAGR of 28.3%. Fueled by the robust boiler demands from various industries, the installation market for industrial boilers in China is expected to grow at a CAGR of 15.2% in the five-year period from 2009, reaching $2,350 million in 2014.

Industrial Boiler Installation Service Revenue in China

Source: Freedonia

Key Growth Drivers

China’s Rapid Economic Growth

China has experienced rapid economic development since the implementation of the open-door policy by the Chinese government. According to the National Bureau of Statistics of China, China’s GDP grew at a CAGR of 16.0% from 2004 to 2009. According to the World Bank, the Chinese economy is expected to grow at a CAGR of 8.4% from 2009 to 2014. Demand for industrial boilers and boiler-related services generally correlates with growth in the downstream industries and the Chinese economy as a whole. Because of the diversified downstream markets and customer base, the industrial boiler industry is less susceptible to the effects of any specific governmental industry policies or the fluctuations in the business cycle of any particular industry.

High Growth of the Downstream Verticals

CFB industrial boilers are widely used in a large number of industries, including, among others, chemicals, machinery, food and beverage, fabric printing and dyeing, paper and paper products, coal mining, pharmaceutical, and utilities. The manufacturing sector constitutes a large portion of the sales of industrial boilers. According to Freedonia, the manufacturing sector in China has grown from $1,447 billion in 2004 to $2, 887 billion in 2009, representing a CAGR of 14.8%, and is expected to continue to grow at a CAGR of 9.9% from 2009 to 2014, reaching $4,635 billion in 2014. Because the manufacturing sector represents a major market downstream, we believe the growth in the manufacturing sector is expected to further increase the demand for industrial boilers.

Replacement potential

In 2009, CFB boilers accounted for 9.3% of the total demand for industrial boilers in terms of steam demand, compared with the much higher share of 38.9% for conventional chain grate boilers according to Freedonia. As stated by the PRC government in its 11th Five-Year plan, small to medium coal fired boilers, including most of the chain grate boilers, are required to be replaced by CFB boilers or other clean combustion technologies. In a market characterized by industrial applications and government policies favoring clean technologies, Freedonia expects the market share of CFB boilers will continually increase as coal fired chain grate boilers are replaced by CFB boilers.

Demand for Industrial Boilers in 2009

Source: Freedonia

Replacement of outdated industrial boilers will be another major growth potential. Industrial boilers in China can normally last 15 to 20 years. Based on data provided by the Chinese Industrial Boiler Industry Yearbook, we estimate that industrial boilers with a total capacity of 820,000 tons/hour will have to be replaced between 2010 and 2020, which is equivalent to approximately 30 times the steam capacity sales of CFB boilers in 2009.

Increasing Government Support

With environmental concern becoming an increasingly important topic around the world, the Chinese government has set energy conservation targets and formulated policies accordingly to achieve the targets. The Chinese National Development and Reform Commission promulgated the “Middle and Long-Term Energy-Savings and Development Plan” which requires the average thermal efficiency of all existing boilers to increase to 70-80%. With higher thermal efficiency, CFB boilers help reduce the use of coal, which is a major source of carbon dioxide emissions, and meet the thermal efficiency enhancement targets.

Some other policies in favor of the use of CFB boilers include:

Replacement of coal fired boilers with CFB boilers. According to the 11th Five-Year Plan, existing small to medium coal fired boilers are required be replaced by CFB boiler or pulverized coal fired boilers in order to enhance thermal efficiency. The CFB technologies are promoted in small and medium cities as the main technologies to cogenerate heat, electricity and natural gas under the “Middle and Long-Term Energy-Savings and Development Plan.”

Improving coal fired boiler efficiency as a development priority. In the “Directory of Priority Development of High Tech Industries (2007)” jointly promulgated by the National Development and Reform Commission and the Ministry of Science and Ministry of Commence in January 2007, one priority for development is improving the efficiency of coal fired boilers and developing high efficiency combustion technologies. CFB boilers which are commonly coal fired can improve the thermal efficiency greatly compared to traditional coal fired boilers.

Promotion of CFB boilers and low thermal value fuel. The “China Energy Technology Policy” promulgated by the National Development and Reform Commission of Ministry of Science in December 2006 encourages the development and use of technologies that utilize low thermal energy fossil fuels, including CFB boiler technology.

Key Features and Future Trends

Coal as a Dominant Fuel

China has an abundant coal supply but suffers scarcity in other natural resources such as petroleum and natural gas. Therefore, coal becomes the major source of energy in China. According to Freedonia, China consumed approximately 62 quadrillion Btus of coal in 2009, which accounted for approximately 70% of total energy consumption by source. But the burning of coal is a major source of carbon dioxide emission in China, accounting for around 70-80% of carbon dioxide and particulates emission according to the Chinese Industrial Boiler Industry Yearbook. In the foreseeable future, coal will continue to be the dominant fuel in China, still representing approximately 66% of total energy consumption in 2014 according to Freedonia. Considering energy security and cost efficiency, we believe an expedient solution for Chinese boiler market is to develop and upgrade coal fired boilers with less pollutant emission, and that entails enormous market potential for CFB industrial boilers using various types of coal as fuels but producing fewer pollutants.

Energy Consumption By Source in 2009

Source: Freedonia

Growing Clean Technology

Due to the increasing concerns on pollution and energy conservation, we believe the use of clean combustion boilers are strongly encouraged. Clean technology boilers include, among others, CFB boilers, biomass fired boilers and waste heat boilers. Biomass fired boilers use available biological materials or wastes as fuel, while waste heat boilers generate steam by utilizing heat generated in an industrial process that otherwise would have been wasted. CFB boilers, biomass fired boilers and waste heat boilers are all experiencing robust growth over the past five years. According to Freedonia, in terms of steam capacity, demands for biomass fired boilers and waste heat fired boilers are expected to grow at a CAGR of 16.5% and 12.7%, respectively, from 2009 to 2014.

Integrated Total Solutions Provider Model

According to Freedonia, only a small number of Class A boiler enterprises currently provide both boiler manufacturing and installation services. Based on our industry experience, one advantage of providing a comprehensive set of services is that installation quality can be enhanced at a lower cost because an enterprise’s in-house installation team will become more familiar with its own products. Our industry experience shows that low-quality installation is one of the main reasons for malfunctioning boilers in China. Being a total solutions provider of both manufacturing and installation services helps avoid any boiler installation and operation problem.

Another advantage is that customers can solve their boiler problems in a more timely and cost-effective manner. Based on our industry experience, when a boiler malfunctions, customers are usually unable to identify the root cause. They are unable to determine whether the problems arise from the manufacturing process, installation process or other auxiliary parts. An integrated solutions provider can help customers identify the problems and solve the problems more cost-effectively. Customers are, therefore, willing to pay a premium for more comprehensive solutions and services. The integration of manufacturing and installation of boilers leads to a win-win situation for both customers and boiler enterprises. Based on international experience, we believe an integrated total solutions provider model is the global trend and will lead to the rise of larger leading boiler enterprises in China.

Continued Industry Consolidation

In 2009, there were over 1,500 boiler enterprises in China, above 60 of which possess Class A manufacturing licenses according to Freedonia. The boiler market is highly fragmented with most players being small to medium-sized boiler manufacturers, which produce conventional coal fired boilers with low thermal efficiency. As government policies will lead to the replacement of low efficiency coal fired boilers with clean technology boilers, Freedonia expects smaller players will either be eliminated or have to consolidate into bigger ones. We believe the fragmented industrial boiler market with continuing consolidation momentum will offer good opportunities for bigger players to gain market share through acquisitions.

Business

Our Business

We are a leading manufacturer of circulating fluidized bed industrial boilers in China and one of the few total solutions providers in China’s industrial boiler industry. We are primarily engaged in the design, development, manufacturing, sales and installation of CFB industrial boilers in China. We also provide installation services for other boilers, pressure pipes and other equipment, and a wide range of ancillary value-added services. We have a diversified customer base from a wide variety of industries, including chemicals, machinery, food and beverage, fabric printing and dyeing, paper and paper products, pharmaceutical, coal mining and utilities. According to China Market Monitoring Center, or CMMC, we rank as one of the top ten most competitive boiler manufacturers of China in 2010. According to Freedonia, our market share in China’s CFB industrial boiler industry is 16.1% and 14.0% in terms of steam production and sales revenues, respectively, in 2009, making us the second largest enterprise in the industry.

We have two business segments. Our manufacturing business consists of the design, development, manufacturing and sales of CFB industrial boilers. We operate our manufacturing business through our subsidiary Desheng Boiler. Our product range, which consists of 143 models in 12 series with steam capacities ranging from 4 tons/hour to 75 tons/hour, is sufficiently broad to meet most industrial needs for heat or steam generation and to accommodate most choices of fuels, including all types of coal, biomass, waste or mix. Our CFB boilers operate with higher thermal efficiency and less pollution using advanced clean combustion technology, a design that faces growing demands in a market characterized by stringent government policies on energy efficiency and increasing awareness of the need for environment protection. In 2009, we sold boilers with a total steam capacity of 4,023 tons/hour, compared with 3,726 tons/hour in 2008. For the six months ended June 30, 2010, we sold boilers with a total steam capacity of 2,518 tons/hour, compared with total steam capacity of 1,992 tons/hour in the same period of 2009.

Our installation and services business consists of installation services for boilers, pressure pipe, other equipment and a broad range of ancillary value-added services, including performance enhancement services, such as testing, desulfurization, denitrification and coatings, and design and maintenance services, such as boiler room planning and operational support. We are one of the few integrated total solutions providers in the industrial boiler industry of China and are well positioned to capture the growing trend of purchasing industrial boilers together with installation, operation, maintenance and upgrade services as a total package. Our installation team, which consists of 1,600 full-time and part-time technicians separated into 53 sub-teams, is one of the largest among boiler manufacturers in China. We operate our installation and services business through our subsidiaries Desheng Installation and Fuyuan Installation. Desheng Installation has over 20 years of boiler installation experience and primarily supports customers who purchase CFB industrial boilers from Desheng Boiler. Fuyuan Installation has almost 10 years of boiler installation experience and is primarily engaged in the installation of various types of boilers, including large power plant boilers, and high pressure pipes. Our installation and services business generally recognizes higher gross margins compared to our manufacturing business.

We have more than 50 years of operating history. Our operations can be traced back to Kaifeng Boiler Factory, which jointly designed and developed China’s first generation of CFB boilers with the Chinese Academy of Sciences in 1987. Over the years, we have successfully established a well known brand name, Kai Guo (开锅), and a strong reputation for the quality and cost effectiveness of our products and services, as evidenced by the many recognitions and awards we have received, including four national-level new product awards, nine provincial-level awards and 13 city-level scientific achievement awards, and the top-tier manufacturing and installation licenses we hold, including a national Class A boiler manufacturing license and two Tier-one boiler installation, alteration, repair and maintenance licenses.

By leveraging our research and development platform, we continually broaden our market reach by introducing new boiler models to meet various needs of our customers. To ensure we remain at the forefront of CFB or other clean technologies, we have established an in-house R&D team with 27 engineers, including five senior engineers; we also collaborate with select academic institutions on innovation projects and new model introduction, including, among others, Harbin Institute of Technology and North China University of Water Resources and Electric Power. Since 2007, we have completed 23 innovation projects introducing 36 new models; we are working on eight new projects with ten new models in developing in 2010.

In 2007, 2008 and 2009, our revenues totaled $43.3 million, $54.4 million and $70.9 million, respectively, representing a CAGR of 28.1%. During the same periods, our net income attributable to stockholders totaled $7.0 million, $9.3 million and $15.4 million, respectively, representing a CAGR of 38.7%. Our revenues for the six months ended June 30, 2010 were $46.7 million, an increase of 27.2%, compared to $36.7 million for the same period of 2009. Our net income attributable to stockholders for the six months ended June 30, 2010 was $10.2 million, an increase of 28.3%, from $8.0 million for the same period of 2009. If our acquisition of Fuyuan Installation had occurred on January 1, 2010, our pro forma revenues would have been $54.6 million and our pro forma net income attributable to stockholders would have been $11.2 million for the six months ended June 30, 2010.

Our Competitive Strengths

We believe that our historical success and future prospects are underpinned by a combination of competitive strengths, including:

Leading boiler manufacturer with strong technical qualification and good market reputation

We are a leading manufacturer of CFB industrial boiler in China and one of the few total solutions providers in China’s industrial boiler industry. We are primarily engaged in the design, development, manufacturing, sale and installation of CFB industrial boilers in China. In 2009, we sold 141 units with total steam capacity of 4,023 tons/hour. For the six months ended June 30, 2010, we sold 89 units with total steam capacity of 2,518 tons/hour, compared to 70 units with total steam capacity of 1,992 tons/hour in the same period of 2009. According to CMMC, we rank as one of the top ten most competitive boiler manufacturers of China in 2010. According to Freedonia, our market share in China’s CFB industrial boiler industry is 16.1% and 14.0% in terms of steam production and sales revenues, respectively, in 2009, making us the second largest enterprise in the industry.

Boilers are special industrial pressure vessels used for the production of heat or steam. Because industrial boilers operate under high or ultra-high pressure, the industry is subject to stringent regulations. Among others, only licensed companies may manufacture or install specified categories of boilers. Our product range, which consists of 143 models in 12 series with steam capacities ranging from four tons/hour to 75 tons/hour, is sufficiently broad to meet most industrial needs for heat or steam generation and to accommodate most choices of fuels, including all kinds of coal, biomass, waste or mix. According to Freedonia, we are one of the over 60 boiler manufactures in China that hold a national Class A boiler manufacturing license and one of the few boiler manufactures in China that hold both manufacturing and installation licenses. We have held a national Class A boiler manufacturing license since 2002, a tier-one boiler installation, alteration, repair and maintenance license since 2008, and a national D1 and D2 pressure vessel design license since 2007. Desheng Boiler and Desheng Installation are ISO 9001-2008 ISO 9001 certified and Fuyuan Installation is ISO9001, ISO 14001 and GB/T28001 certified.

We have more than 50 years of operating history. Our operations can be traced back to Kaifeng Boiler Factory, which jointly designed and developed China’s first generation of CFB boilers with the Chinese Academy of Sciences in 1987. To date we have manufactured and installed over 2,000 CFB industrial boilers for over 1,500 customers. Over the years, we have successfully established a well known brand name, Kai Guo (开锅), and a strong reputation for the quality and cost effectiveness of our products and services, as evidenced by the many recognitions and awards we have received, including four national-level new product awards, nine provincial-level awards and 13 city-level scientific achievement awards. For example, our models received the “National-Level New Product” award from the National Science and Technology Committee and State Quality Supervision Bureau, which is a department of state council that manages all national science and technology affairs, and the “Energy Efficiency Product in Industrial Boiler” award from the Industrial Boiler Branch of China Electrical Equipment Industry Association. The National-Level New Product award was awarded in recognition of our independent innovation capability, and the Energy Efficiency Product in Industrial Boiler award was awarded in recognition of our capabilities and achievement in saving energy. We have been granted the “CFB Technical Support Unit” award from the National Science and Technology Committee, the “Hi-New-Tech Enterprise” and “Science and Technology Result” awards from the Science and Technology Committee of Henan Province.

Customized product offerings incorporating energy-efficient and environmentally-friendly combustion technology

We offer a comprehensive set of CFB industrial boilers consisting of 143 models in 12 different series of steam capacities. The steam capacity of our boilers ranges from four tons/hour to 75 tons/hour, capable of generating heat or steam sufficient for most industrial needs. Compared to power plant boilers, which are usually larger in steam capacity and standardized in technology parameters, CFB industrial boilers are used in numerous industries and in most cases must be tailored to meet the specific needs and constraints of different industrial processes and application conditions, such as a mixed fuel intake, the application of steam and plant-specific spatial configurations. Due to the more comprehensive product range, more adaptable customization as well as the non-standard features of our CFB industrial boilers, we usually have greater pricing flexibility and enjoy higher gross margins relative to manufacturers of power plant boilers.

Our CFB boilers operate with CFB combustion technology. CFB combustion technology enjoys higher thermal efficiency, because it mixes and circulates fuel particles with limestone as they burn in a low-temperature combustion process. According to the Chinese Industrial Boiler Industry Yearbook, CFB boilers have an average thermal efficiency of between 86% and 90%, compared with around 65% for traditional industrial boilers, such as fixed, manual and chain grate coal fired boilers. CFB combustion technology also generates less pollution. This is because the use of limestone in the combustion process results in the capturing of sulfur oxides as they are formed, resulting in a desulphurization ratio of up to 80%. The multi-layer air circulation and low-temperature combustion also result in a low nitrogen oxide emission rate. CFB boilers have great fuel adaptability, where all types of coal, as well as alternative fuels such as biomass and waste fuels, can be burned stably and efficiently. This enables the use of substitute fuels in places where coal supply is uncertain or expensive. The operating and maintenance costs of CFB boilers are relatively low compared to traditional boilers because CFB boilers consume the less costly lower-rank fuels and require less maintenance.

We believe CFB combustion technology faces growing demands in a market characterized by stringent government policies on energy efficiency and increasing awareness of the need for environment protection.. For example, to meet the new pollution reduction standards required by the “Middle and Long-Term Energy-Savings and Development Plan”, all existing boilers are required to increase their average thermal efficiency to be close to 70-80%, and to meet the new thermal efficiency standards required by the 11th Five-Year Plan, existing small to medium coal fired boilers should be replaced by CFB boilers or pulverized coal fired boilers. Therefore, traditional low efficiency industrial boilers, including chain grate coal fired boilers, which represents 38.9% of the industrial boiler market in 2009 according to Freedonia, will be continually replaced by CFB boilers and other advanced technologies.

One of the few total solutions providers in the industrial boiler industry

We are one of the few integrated total solutions providers in the industrial boiler industry of China and are well positioned to capture the growing trend of purchasing industrial boilers together with installation, operation, maintenance and upgrade services as a total package. Our installation team, which consists of 1,600 full-time and part-time technicians separated into 53 sub-teams, is one of the largest among boiler manufacturers.

Our ability to deliver total solutions has differentiated us from our competitors. Our services include pre-sales technical guidance, manufacturing, installation, and a wide range of ancillary services. Our pre-sales technical guidance includes model selection and layout design based on specific customer needs. Our installation service includes the construction of the furnace wall, preliminary testing and debugging service, and on-site technical guidance to customers until they can operate their equipment independently. Our ancillary services include performance enhancement and upgrade, such as testing, desulfurization, denitrification and coating, and design and maintenance, such as boiler room planning and operational support. Our acquisition of Fuyuan Installation in July 2010 has expanded our installation capabilities from CFB boilers to various types of industrial boilers and power plant boilers, as well as pressure pipes, heating systems and other equipment.

We provide after-sales repair, maintenance and upgrade services not only to satisfy the needs from our customers, but also to obtain systematic feedback on the performance of our boilers. Our customer service staff is composed of professional engineers with more than five years of industry-specific experience. Customer service is available 24 hours a day throughout the year, and we can arrive at a customer site within 48 hours upon request. We maintain customer profiles and operating records of their boilers in our customer service center. In addition, we organize two free training sessions each year for our customers, in which we seek their feedbacks and suggestions to improve the quality of our products. Our comprehensive services not only bring our customers with convenience, but also give us an opportunity to cross sell our products and services.

We expect more industrial boiler users to purchase their boilers together with boiler-related services. Integrated providers have competitive advantages in this regard because of their first-hand knowledge on their own products, which enable problems be solved more efficiently and effectively. In our experience, customers are generally willing to pay a premium for the one-stop convenience and the more effective problem-solving ability. Our installation and services business enjoys higher gross margin compared to our manufacturing business. We have installed boilers for various industries; therefore, we have a strong track record in solving different types of problems encountered in boiler installation and operation. We believe we are well positioned to capture this growing market.

Diversified customer base from different industries and geographical areas

Our boilers are used in a wide variety of industries, including chemicals, machinery, food and beverage, printing and dyeing, paper and paper products, pharmaceuticals, coal mining, and utilities. We believe our diversified customer base reflects not only the broad range of available end markets for our products, but also the strengths of our expertise and reputation as a qualified supplier. We are also less affected by the business cycle of individual industries, compared to pure power plant boiler manufacturers, which primarily serve the power generating equipment needs from independent power plants.

We market our products through six sales divisions, which cover most geographical areas in China. Our customers include, among others, China Petroleum & Chemical Corporation, Tsingtao Brewery Co., Ltd., China Resources Snow Breweries Ltd., Shandong Hualu Pharmaceutical Co., Ltd. and Taiyuan Iron & Steel (Group) Co., Ltd. None of our customers account for more than 5% of our revenues in 2008, 2009 and the first half of 2010. Our solid reputation in China’s industrial boiler industry, together with our track records in providing boiler products and services in large quantities, have enabled us to expand our customer base by retaining existing customers and acquiring new customers. Our acquisition of Fuyuan Installation in July 2010 has also strengthened our ability in attracting customers outside of our traditional market, because Fuyuan Installation offers installation services for other types of boilers as well as pressure pipes and other equipment. For instance, Fuyuan Installation has close business relationships with manufacturers of larger boilers, including Jinan Boiler Co., Ltd. and Taishan Group Co, Ltd., and provides us with more opportunities to expand our customer base through cross selling between our manufacturing business and our installation and services business.

Track record of developing innovative products catered to customer needs

We maintain an in-house research and development team consisting of 27 engineers, including five senior engineers, focusing on the development of new boilers catered to the different needs of our customers. These engineers have an average of ten years of engineering experience. To ensure we remain at the forefront of CFB technology, we also collaborate with select academic institutions on innovation projects. These academic institutions include, among others, Harbin Institute of Technology and North China University of Water Resources and Electric Power. Since 2007, we have completed 23 projects and introduced 36 new boiler models; in 2010, we are working on eight new projects involving ten new boiler models.

Our research and development team focuses on the design of boilers based on customer-specific requirements, such as the ability to function within constraints posed by pressure, temperature, type of fuel mix and ancillary equipment. For example, in one research project, we successfully adjusted the key processing equipment in our boilers so that coal with lower thermal energy, which is more difficult to burn, can be separated, recycled and burnt. This project helped us secure four new contracts in northeast China, where low-quality coals are abundant. In some other research projects, we successfully developed innovative ways of using industrial waste or by-products of specific industrial processes as combustion fuel, which help to diversify the type and mix of fuel intake, increase the performance and reduce pollutant emissions of our boilers and lower the operating cost of our customers. For example, our boilers have successfully combust grain hulls and straws as mixed fuels for use in the pharmaceutical industry, sewage gas for the alcohol manufacturing industry, waste gas for the printing and dyeing industry, and sewage sludge and wood dust for the laundry industry.

Experienced management team with a deep understanding of the market

Our senior management, including our executive directors and senior managers, have extensive knowledge of and experience in the design, development, manufacture, sales and marketing, installation as well as maintenance of CFB boilers. They also have a deep understanding of the business environment and regulatory regime of the industrial boiler market. Honghai Zhang, our CEO and Chairman, is responsible for formulating our overall business strategies and policies and has more than a decade of experience managing and providing strategic leadership for engineering and manufacturing businesses. Named an Outstanding Entrepreneur of Kaifeng City in 2006, Mr. Zhang began managing Desheng Boiler in 2005 and successfully transformed it into a fast-growing company, with revenues increased to $70.9 million in 2009 from $29.0 million in 2005. Shiyong Fan, our Chief Operating Officer, is responsible for the implementation of business and marketing strategies and has over 20 years of senior management experience. S.D. Liu, our Chief Financial Officer, has 11 years of financial and accounting experience with specialty in manufacturing industry and extensive audit experience for Fortune 500 companies. Our management team’s expertise and experience have been essential for our rapid growth over recent years and are critical in implementing our key strategies in the future.

Our Growth Strategy

Our goal is to maintain our market leading position and become the largest integrated solution provider of clean combustion industrial boilers in China. To achieve this goal, we intend to leverage our existing strengths and pursue the following strategies:

Explore acquisition opportunities for horizontal integration

The market for industrial boilers in China is very fragmented. According to Freedonia, there are over 1,500 boiler manufacturers in China, including manufacturers of industrial boilers and power plant boilers, as well as traditional coal fired boilers and clean combustion boilers. We are exploring opportunities to gain market share in this fragmented market through acquiring entities specializing in advanced clean combustion technology and with a reputable customer base. We have been actively implementing acquisition screening and intelligence, and in discussion with a narrow list of companies with annual steam capacities ranging from 5,000 tons/hour to 7,000 tons/hour. We believe horizontal integration will enable us to strengthen our clean technology, increase our production capacity, expand our distribution channels and customer base, and realize economies of scale. Our management is well positioned to implement our consolidation strategy by leveraging their deep understanding of the Chinese boiler market and their Fuyuan Installation acquisition experience. We believe our strong brand name and integrated business model will assist in our integration of the newly-acquired entities.

Further strengthen our position as a total solutions provider

We believe, based on global experience, that being a total solutions provider is a more effective business model and the industry favors the development of large, integrated boiler enterprises. As a leading CFB boiler manufacturer and one of the few total solutions providers in the industrial boiler industry of China, we plan to leverage our early mover advantages in this business model to further strengthen our market position in the industrial boiler industry. Our installation and services business offers better gross profit margin than our manufacturing business. To increase our profitability, we will seek to continue to expand our installation business by broadening the scope of value-added services. Boiler room design and boiler operation support, two new value-added services introduced in 2009, were well received by the market; we intend to leverage such experience in introducing other new services. We also intend to strengthen our capability in offering installation and ancillary services through acquisitions. For instance, our acquisition of Fuyuan Installation has expanded the scope of our installation business from the installation of CFB boilers to the installation of various types of industrial and power plant boilers as well as pressure pipes, heating systems and other equipment. We intend to further integrate the installation capabilities of Desheng Installation and Fuyuan Installation to enhance efficiency and improve economy of scale. We will also explore opportunities for cross-selling our products and services between the two business segments.

Increase our production capacity through expansion of workshops

In addition to exploring acquisition opportunities for horizontal integration, we will seek to increase our scale of operations through constructing new facilities. We will seek to build new manufacturing and ancillary workshops and upgrade our outdated equipment in order to enhance operating efficiency and thus increase our production capacity. We plan to establish six new manufacturing and service workshops with a gross floor area of 9,000 square meters to assist the manufacturing of boilers with a higher steam capacity or larger size; three of which with a gross floor area of 3,850 square meters are under construction. These new workshops will allow us to enhance our quality control and operating efficiency, reduce our manufacturing cost, and to meet the increasing demands for boilers with larger steam capacity. We expect our annual production capacity will be increased by 1,000 steam tons after the completion of the six workshops and the upgrade of our equipment.

Further strengthen our sales and marketing efforts

We plan to increase our sales, marketing and branding activities for our CFB boilers as well as to increase industry awareness of CFB combustion technology as an environmentally friendly alternative to traditional combustion process. We plan to establish sales offices and increase the headcount of our sales force to expand our marketing coverage to most geographical regions in China. In addition to our internal sales force, we have 50 customer finders and five distributors to identify potential customers for us. Because demands in the industrial boiler industry are scattered across many different end markets and vary significantly during the year, it is more cost-efficient to outsource the information collection tasks to minimize the overhead of a large internal sales team. In light of this, we intend to strengthen our buyer information collection team by increasing the number of customer finders and distributors in order to gather more information about potential buyers. We also intend to enhance our distributor platform and leverage the cross-selling opportunity between the two businesses. For branding strategies, we intend to continue building our brand name through servicing our existing customers because we consider word-of-mouth as one of the most effective marketing techniques and to continue building on our good relationship with government regulatory entities and industrial associations because we consider such affiliations inspire consumer confidence. We will also continue to improve on the technology training sessions and promotion seminars that we offer each year, where our senior engineers provide customers with introductory knowledge on boiler technology and processes.

Introduce products responsive to the needs of customers

We intend to strengthen our research and development capabilities to develop new products catered to the needs of our customers, such as waste heat boilers for use in the chemicals, cement and steel industries; biomass fired boilers for use in the fertilizer industry; hot water boilers with higher steam capacity for residential uses; and non-standard boilers (e.g. 65 tons/hour) for specialty industrial uses. We have eight innovation projects in progress, focusing on the development of specific products or clean technologies, the enhancement of fuel combustion efficiency; the improvement of component performance; and changes in boiler design to reduce operating costs.

Our Technology

The CFB Process

CFB technology uses fluidization technology to mix and circulate fuel particles with incombustible limestone as they burn in a low-temperature combustion process. Unlike conventional steam generators that burn the fuel in a massive high-temperature flame, CFB technology does not have burners or a flame within its furnace. The fuel and limestone particles are recycled over and over back to the process, which results in high efficiency for burning the fuel, capturing pollutants, and transferring the heat energy of fuel mixes into high-quality steam or heat. The following illustrates how our CFB boilers work.

Fluidized Bed

At the bottom of the boiler furnace is a bed made of inert material. This bed is where the coal or fuel is spread. Air supply is forced into the boiler through a air nozzle at the bottom of the bed at high pressure. The upward blowing air lifts the coal or other fuel particles from the bed and keeps them in suspension. The fuel combustion takes place in this suspended condition.

The specially designed air nozzle at the bottom of the bed allows air to flow without clogging. Primary air fans provide the preheated fluidizing air. Secondary air fans provide pre-heated combustion air. Nozzles in the furnace walls at various levels distribute the combustion air in the furnace.

Circulation

Fine particles of partly burned coal are carried along with the flue gases to the upper areas of the furnace and then into a cyclone. In the cyclone the heavier particles separate from the gas and fall into the hopper of the cyclone, where they are returned to the furnace for recirculation, while the hot gas passes to the heat transfer and exits the boiler.

Flue gas

Flue gas with high temperature will heat other parts of the boiler, namely the membrane wall of the furnace, which is filled with water, and water is converted into energy in the form of steam. Flue gas can also pass energy to heat the air that will enter the furnace.

Advantages of CFB Boilers

Fuel Flexibility. Due to the vigorous mixing, long burning time, and low temperature of the combustion process, CFB boilers are fuel flexible, which means they can accommodates a wide range of fuels such as coal, waste coal, anthracite, lignite, petroleum coke and agricultural waste with low thermal value, high moisture content, and high ash content. Such fuel flexibility provides the ability to use substitute fuels where uncertainty of supply exists and fuel economy is an issue. Our CFB boilers can handle coal, soft coal, lignite, anthracite, gangue, hay, grain hulls, straws, lees, sewage gas, sewage sludge and wood dust. This ability to burn virtually any combustible materials greatly surpasses the fuel limitation of conventional combustion processes.

High thermal efficiency. During the CFB process, the fuel and limestone particles are recycled over and over back to the process, which results in high efficiency for fuel burning, The heat efficiency of a CFB boiler averages 86-90%, while a conventional boiler, such as a chain grate boiler, averages 65% in China. CFB boilers are more energy-efficient and are used to replace conventional boilers to enhance overall thermal efficiency of boilers.

Environmental Benefits. Unlike conventional boilers, the CFB boilers capture and control harmful pollutants during the burning process and do not need to rely on add-on pollution control equipment. The recycled limestone captures the sulfur dioxides as they are formed, while the low burning temperature minimizes the formation of nitrogen oxides. The CFB technology can remove 90-95% of sulfur dioxide and emit nitrogen oxide less than 100 parts per million during the combustion process. The resulting calcium-sulfate-based ashes from the furnace are chemically stable and can be easily disposed. These ashes can also be used as raw material for cement manufacturing, soil stabilization, concrete blocks, road base, and structural fills. Carbon and hydrocarbon emissions in the CFB boiler are also well controlled. Thus, unlike conventional coal fired boilers, CFB technology does not need to add post combustion cleaning equipment, such as wet or dry flue gas desulfurization systems and selective catalytic reduction systems.

Good performance of load adjustments. CFB boilers are also versatile in terms of load adjustment, which is advantageous since load changes are frequent in boiler operation. Combustion efficiency and thermal efficiency will decrease when the load is less than 70% in other types of boilers; however, the load range for CFB boilers can be adjusted from 30% to 110% while generally maintaining its high efficiency.

Our Products and Services

We operate two business segments: (i) manufacturing and (ii) installation and services. Revenues generated by the two business segments in the years ended December 31, 2007, 2008 and 2009 and in the six months ended June 30, 2009 and 2010 are:

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(Unaudited)
Manufacturing	$31,813,579	$37,056,802	$43,807,236	$22,796,862	$28,586,471
Installation and Services	11,509,471	17,350,233	27,167,755	13,932,902	18,119,726

Manufacturing

The boilers that we design, develop, manufacture and sell are CFB industrial boilers. Our boilers are used to provide steam or heat to a wide variety of industries, including chemicals, machinery, food and beverage, printing and dyeing, paper and paper products, pharmaceuticals, coal mining, and utilities. We have developed 143 models in 12 series (series are classified based on the steam capacity in tons per hour) of CFB Boilers: 4 tons/hour, 6 tons/hour, 10 tons/hour, 15 tons/hour, 20 tons/hour, 25 tons/hour, 30 tons/hour, 35 tons/hour, 40 tons/hour, 45 tons/hour, 50 tons/hour and 75 tons/hour. Our widespread of product offerings can meet the majority of industrial needs for heat or steam generating purpose.

The larger the amount of steam produced in an hour, the more heat the boiler will produce. Different users require boilers of different steam-producing capacities, depending on use and application. For example, a customer in the chemical engineering industry that produces chemicals whose ingredients react under higher heat will generally require a heavier duty boiler (i.e., a boiler with higher steam capacity) than a customer in the same industry that produces chemicals whose ingredients react under lower heat.

The following table set forth our operating metrics of industrial boilers for periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
Total Production of Steam Tons	3,969	3,726	4,023	1,992	2,518
Total Sales of Units	166	147	141	70	89
Average Steam Tons Per Unit	23.9	25.3	28.5	28.5	28.3

Installation and Services

As a total solutions provider, we also provide boiler installation services, performance enhancement services, such as testing, desulphurization, denitrification and coating, and design and maintenance services, such as boiler room planning and operational supports, as well as other installation and maintenance services for pressure pipes, heating systems and other equipment. Desheng Installation primarily serves customers that have purchased our CFB boilers, while Fuyuan Installation primarily installs various types of boilers made by other boiler manufacturers and installs pressure pipes for customers in the power generation industry. Fuyuan Installation has the capability to install boilers for power plants, which are larger in steam capacities and require different technical skill sets to install. Desheng Installation has 13 project teams with more than 400 technicians, including part-time personnel, to serve our customers. Fuyuan Installation has 40 project teams with approximately 1,200 technicians, including part-time personnel.

Our Business Processes

The operating flow for our business model is illustrated below. The operating flow for Fuyuan Installation is the same as it is for Desheng Boiler.

Purchase Order
Model Selection
Customization
Purchase Plant
Quality Control
Initial Processing
Pipe Maintenance
Polish
Trunk Maintenance
Warehouse
Boiler Manufacture
Transport
On-site Installation and Testing
Boiler Room Design
Boiler Operation Service
Maintenance and Other Support Services
Boiler Installation

Model Selection, Design and Customization

After receiving an order, we meet with the customer to better understand its products and target consumer market. If an existing model will satisfy the customer’s requirements, we assist them in selecting the proper product from our existing model line. If a new model is required, we will collaborate with that customer to design boilers that are suitable for their specific purposes.

Boiler Manufacturing

After a customer has signed a definitive purchase agreement with us, we procure the raw materials and start manufacturing the boiler.

Initial Processing. Raw materials are initially processed by a flame cutting machine that cuts raw materials into desired shapes. We then use a lathe and drill to process trunks and accessories. The next step is to use a welding machine and pipe bender to turn steel pipes into water-cool wall pipes, super heaters and economizers. We conduct various tests to confirm that the components meet the relevant specifications.

Trunk Manufacturing. Trunks refer to drums, fluidized beds, and steel frames. After steel plate tests to make sure the steel plate meets the customer’s specification and other, required standards, we use a welding machine to assemble drums, fluidized bed, and steel frames. The trunks undergo a defect detection process, namely a hydrostatic test, a test that uses water pressure to check for leakage from cracks in the trunk or other defect, and several other testing procedures to ensure operating stability.

Every single pipe and core component of each boiler must go through a quality control process, is conducted by the General Administration of Quality Supervision, Inspection and Quarantine of the PRC, a government authority that is in charge of supervising the quality of boiler products. In addition, as described above, we conduct various tests during the manufacturing process. After passing the quality control process, pipes and trunks are stored in our warehouse.

Boiler Room Design

If a customer employs our boiler room design service, we will visit the client’s plant and assist the client in choosing an appropriate location in the client’s plant to install the boiler and assist in the design of boiler room layout. If we are installing large and complex boilers, e.g., Fuyuan Installation installs power station boilers from time to time, we assist our customers in planning and preparing the installation site to ensure minimize work interruption.

On-Site Installation and Testing

All components are then transported from the warehouse to a customer’s location and installed on-site. We provide on-site technical guidance, including construction of the furnace wall and operational testing for the customer.

Maintenance and Other Support Services

We also offer our customer regular maintenance, repair and other support services, including desulfurization, denitrification, and coating, to help improve boiler operations. See also “—Customer Service” below.

Raw Materials and Suppliers

Raw Materials for our Manufacturing Business

The key raw materials used in the manufacture of our CFB boilers are steel plates and steel pipes. We purchase our raw materials from pre-selected suppliers after their evaluation by our purchasing, production and quality assurance departments based on stringent selection criteria such as price, quality of raw materials and services, track record, financial condition and market reputation. We generally require that our steel pipe and steel plate suppliers be ISO-9001 certified.

The price of our principal raw materials, steel plates and steel pipes, depend on the price of steel. Steel is a commodity whose price depends on world economic conditions and global demand. We keep a small inventory of steel plates and steel pipes. Generally, after the specifications of the selected model have been determined, we enter into the definitive contract with the customer, specifying the price. Then we procure the steel plates and pipes for the model. By keeping the time between signing purchase contracts with customers and procurement of steel plates and pipes, we have been able to reduce our susceptibility to price swings in steel and generally have been able to pass a substantial part of price increase to our customers. On the other hand, we generally do not benefit too much from price decrease in steel, especially on orders won by bidding as we have to price our boilers competitively in view of other bidders.

Raw Materials for our Installation and Services Business

Anti-flammable materials put into the burning tanks of boilers and the materials to connect different parts of boilers are the main raw materials used by the installation and services business. Fuyuan Installation’s boiler installation business has a similar cost structure. Our pressure pipe installation business and other equipment installation services conducted by Fuyuan Installation generally requires much less raw materials.

Our Suppliers

Our top ten suppliers collectively represented 71.1% and 64.6% of our total purchase in 2008 and 2009, respectively. Only two steel plate and steel pipe suppliers, Henan Yushang Industry Co., Ltd. and Anyang Iron & Steel Co., Ltd., each accounted for more than 10% of our cost of goods sold in 2008 and 2009. Henan Yushang Industry Co., Ltd. and Anyang Iron & Steel Co., Ltd. represented 19.2% and 18.0% of our total purchase in 2008, respectively, and 16.3% and 11.0% in 2009, respectively. We strive to decrease the percentage we purchase from our largest suppliers and diversify our supplier base. Because there are many suppliers of steel plates and steel pipes in China, if some largest suppliers ceased supplying raw materials to us, we believe we would be able to source our raw materials from other suppliers at comparable prices. For our installation and services business, our main raw materials are installation materials and anti-flammable materials. None of our suppliers for these products accounted for more than 10% of procurement for such raw materials.

Supply Contracts and Procurement Policies

We normally enter into purchase agreements with our suppliers on an annual basis. In our purchase agreements, we will estimate an annual purchase amount, but the actual payment will be made according to the actual purchase orders during the year. Generally, the payment terms include a 30% down payment upon placing the purchase order, a 60% payment upon receipt and quality check for the raw materials provided and the remaining 10% is paid 15 days following procurement.

Our Customers

Our CFB boilers are used by a wide variety of customers in a number of different industries, including chemicals, machinery, food and beverage, printing and dyeing, paper and paper products, pharmaceuticals, coal mining, and utilities.

We have a diverse customer base. None of our customers account for more than 5% of our revenue in 2009 and 2008. The top ten customers collectively accounted for 19.0% and 27.2% in 2009 and 2008, respectively.

The table below shows the breakdown of our revenues by industry for the periods indicated:

	Year Ended	Year Ended	Year Ended	Six Months Ended
	December 31, 2007	December 31, 2008	December 31, 2009	June 30, 2010
Fabric Printing and dyeing	18.1%	17.0%	7.1%	17.3%
Chemicals	13.9	20.8	17.5	16.6
Machinery	16.2	13.7	16.9	13.6
Food and Beverage	10.7	14.6	11.4	11.6
Paper and Paper Products	9.1	6.0	7.1	11.4
Pharmaceutical	10.0	4.6	6.0	7.7
Utility	4.0	1.5	2.2	3.2
Coal Mining	6.8	0.5	6.1	0.0
Others	9.8	7.0	9.5	5.9
Distributors	1.3	14.3	16.3	12.8
Total	100.0%	100.0%	100.0%	100.0%

We generally require our boiler customers to pay us 30% of the price of the boilers upon execution of the purchase contract. The customer will pay another 40% to 50% upon delivery and another 10% to 15% after water press testing, installation and operating testing. The balance amount of 5% to 10% of the price is deferred to guarantee our obligation during the warranty period, which is generally one year to one and one half years. Customers are responsible for payment of the transportation cost in accordance with their agreement with their selected carriers. We have not experienced material warranty claims to date.

We enter into separate installation contracts with each installation customer, including a customer that has purchased our CFB boiler. We charge our customers an installation fee, which is based on the size of and the technical complexity of the boiler to be installed. For boilers purchased from us and installed by us, we do not charge a separate fee for testing. For desulphurization, denitrification, coating repair, and other maintenance-related services, we generally charge a service fee. The service fee and payment terms are based on negotiation with each customer, but generally we require our customers to pay 30% to 35% upon signing of the service contract or upon commencement of installation. Another 55% to 65% will be due when installation is completed. The balance of 5% to 10% is paid at the end of the warranty period, which is usually one year after installation.

Backlog

At June 30, 2010, we had a backlog of unfilled customer orders of $14.6 million and $12.1 million for boiler manufacturing and boiler installation, respectively. We expect the majority of the backlog for boiler manufacturing at June 30, 2010 will be filled in the three months ended September 30, 2010 and the majority of the boiler installation backlog at June 30, 2010 will be filled by December 31, 2010. Backlog can be significantly affected by the timing of orders, and the amount of backlog at June 30, 2010 may not be indicative of future backlog levels or the rate at which backlog will be recognized as revenues.

Sales and Marketing

Sales

We obtain our customer orders mainly through four channels:

•         Bidding process – Before submitting documents, we try to collect as much information about the potential customer and its boiler needs as we can. The success of a bid hinges on many factors, including product quality, brand name, service, price and even relationship with the specific customers.

•         Customer referral – Before purchasing an industrial boiler, some users seek other boiler users’ input. Our customers have been satisfied with the quality of our boilers and our after sales service and often they recommend us to potential users that seek their advice.

•         Marketing activities – We also generate some business from our hosting or attendance from time to time of industrial seminars or events and from advertisements in trade magazines or through other media. We also maintain regular contacts with local environmental bureau, quality and technical supervision bureau, industrial associations, as well as local installation or maintenance companies to collect market intelligence

•         Return Business – Frequent return customers for industrial boilers are rare because industrial boilers are designed for use over approximately 15 years, or longer in some cases. We may get a return customer when, for example, a previous customer expands its production capacity in another location and purchases a boiler for a new production facility. Some prior customers do, however, return to us for operating, repair and maintenance services.

We have six sales divisions leading regional sales teams of approximately 15 members for each and covering all over China. Our sales managers travel frequently to the assigned region to visit customers and develop potential relationships. The sales manager of a region will assign a sub area within the region for each sales staff member to cover. The sales staff must take the requisite number of business trips in their respective area of coverage every month to visit existing and potential customers. The sales staff also visits local boiler installers and maintains regular contact with staff of local inspection bureaus, who can provide valuable market intelligence and can refer business to us. We pay our sales personnel, other than the sales managers, sales commission based on a certain percentage of their realized sales.

Other than our internal sales force, we currently have 50 customer finders and five distributors to source potential customers for us. External information collection is essential to our industry as demands for boilers spreads in a wide range of end markets and varies in peak and low seasons. We believe it is cost efficient to outsource information collection without keeping a large internal sales team. We intend to strengthen our information collection team by doubling the headcounts to collect, sort and analyze information concerning potential customers. We also intend to enhance our distributor platform and leverage cross selling from installation business to further increase the sales of our CFB boilers.

Branding

For marketing and branding, we advertise in various industry magazines and billboards. We also leverage the word-of-mouth from our existing customers and the strong relationship with the government regulatory entities and industrial associations, which we believe will give us the ability to market our products and services to prospective customers more effectively. Our sales teams are required to maintain regular contacts with local environmental bureau and quality and technical supervision bureau and to maintain good relationship with local installation or maintenance companies to collect market intelligence. We participate in exhibits or hold boiler seminars to introduce our products. We held a seminar in Suzhou in the first half of 2010 and we expect to hold another one in Chengdu in the second half of the year. In such exhibits or conferences, we arrange our senior engineers to provide technology and process introduction as well as sample case promotion.

After-Sales Customer Service

We offer pre-sales technical guidance that includes model selection and layout design. Our full service installation and on-site technical guidance include construction of the furnace wall and testing service (in the event a customer elects self-installation, we also provide this service). We provide on-site training to customers until they can operate their equipment independently.

We organize two free training sessions each year for our customers, and seek their feedback and suggestions. Customer service is available to our customers 24 hours a day throughout the year, and we can usually arrive at a customer site in most locations within each of our six sales regions within 48 hours upon request. In addition to traditional customer service, we also provide services to upgrade a customer’s boiler system.

Our customer service staff is composed of professional designers with more than five years of industry experience. In addition, we have three experienced technicians capable of resolving customer’s issues by telephone. We maintain customer profiles in our customer service center and follow the operating conditions of the boilers we sell to customers.

We have established a database of qualified carriers for our products and equipment. Carrier selection takes into account an assessment of the adequacy of the carrier’s vehicles, insurance, compensation and service ability, as well as price competitiveness. We maintain a detailed record of each carrier for future reference.

Research and Development

Research and development, or R&D, is one of the key factors that has helped us maintain our competitive strengths and leading position in the industry. Our in-house R&D team has 27 engineers, including five senior engineers, to design, research and develop boilers that meet the requirements of our customers. To ensure we remain at the forefront of CFB technology, we also collaborate with select academic institutions in China on R&D projects. Such academic institutions include, among others, Harbin Institute of Technology and North China University of Water Resources and Electric Power. We have a cooperation agreement with Harbin Institute of Technology to train graduate students in their master of engineering program. Under such agreement we have the priority to commercialize any research achievements from the program free of charge. We also have collaborative arrangements with North China University of Water Resources and Electric Power as their applied research center. This institution provides technical expertise for research projects and the necessary trainings of our employees, while we provide the manufacturing facility for those projects. We have the right to commercialize any products and technology developed through these collaborative projects.

Our R&D team also helps us design and manufacture boilers that meet customer specific demands and requirements, including such demands and requirements with respect to pressure, temperature, type of fuel mix and ancillary equipment. For example, in one research project, we successfully adjusted the key processing equipment in our boilers so that coal with lower thermal energy, which is more difficult to burn, can be separated, recycled and burnt. This project helped us secure four new contracts in northeast China, where low-quality coals are abundant. In some other research projects, we successfully developed innovative ways of using industrial waste or by-products of specific industrial processes as combustion fuel, which help to diversify the type and mix of fuel intake, increase the performance and reduce pollutant emissions of our boilers and lower the operating cost of our customers. For example, our boilers have successfully combust grain hulls and straws as mixed fuels for use in the pharmaceutical industry, sewage gas for the alcohol manufacturing industry, waste gas for the printing and dyeing industry, and sewage sludge and wood dust for the laundry industry.

We have expended more effort and resources on R&D activities in recent years. Our R&D costs were $263,549, $295,672 and $326,446 for the years ended December 31, 2007, 2008 and 2009, respectively. Since 2007, we have completed 23 innovation projects, introducing 36 new models as a result of our strong R&D capabilities; we expect to complete eight new projects in 2010 and introduce ten new models. In order to maintain our competitiveness, we will continue to strengthen our R&D capabilities through staff training, equipment upgrade and collaborations with academic and research institutions. We will focus our efforts on the expansion of our product portfolio to meet the changing needs of our customers and the growing demand for energy efficient boilers. The on-demand new products include waste heat boilers for use in chemicals, cement and steel industries, biomass fired boilers for fertilizer industry, hot water boiler with higher steam capacity for use in residential heat generating, and non-standard boilers (for example, 65 tons/hour) for specialty industrial use. Moreover, our future innovation projects will focus on: (1) develop new products or clean technologies to meet emerging market demands; (2) further improve fuel combustion efficiency of our boilers; (3) improve operational performance of key equipment of our boilers; and (4) improve the design to reduce operating cost.

Competition

As boilers can be applied to many different industrial processes, boiler manufacturers are also classified into different types and compete differently. First of all, power plant boilers are much larger in size than industrial boilers and generally do not require customization. Consequently, the machines used to manufacture these two types of boilers and the skill sets of the respective manufacturing and other technical personnel involved in the manufacturing process are not interchangeable. It is not economically feasible for a power plant boiler manufacturer to enter into industrial boiler sector or for an industrial boiler manufacturer to enter the power plant boiler sector. Further, industrial boilers do not in general compete with highly specialized boilers, such as waste heat boilers and steam locomotives.

Boiler manufacturers in China are categorized into four classes namely A, B, C and D according to the licenses they possess. Competitions primarily occur among manufacturers belonging to the same class. In addition, the senior class players have the ability to squeeze out the junior class players, as the demand is trending to boilers with larger steam capacities.

However, CFB boiler, chain grain boiler and fixed or manual grate boilers are predominantly coal fired boilers that compete with each other. Therefore, our competitors are primarily Class A industrial boiler manufacturers that produce coal fired boilers. There were over 60 Class A boiler enterprises in 2009. Despite fierce competition, we rank as one of the top ten most competitive boiler manufacturers of China in 2010 according to CMMC. According to Freedonia, our market share in China’s CFB industrial boiler industry is 16.1% and 14.0% in terms of steam production and sales revenues, respectively, in 2009, making us the second largest enterprise in the industry. Our major domestic competitors include Wuxi Huaguang Boiler Co., Ltd., Taishan Group Co., Ltd., Zhengzhou Boiler Co., Ltd. and Wu Han Tian Yuan Boiler Co., Ltd., which together with us were the five largest CFB industrial boiler manufacturers in China in 2009. We face limited competition from international competitors as most coal fired industrial boiler technologies can be domestically produced at lower costs. The global boiler players generally focus on high-end segments, including gas or oil fired boilers, which are less used in industrial process due to higher selling price and fuel cost.

We are one of the few boiler enterprises that provide boiler manufacturing as well as installation service. We have a competitive edge over many boiler companies that do not provide total solutions for boiler users. National energy policies that favor clean combustion technology boilers over conventional boiler technology will make it more difficult for conventional boilers without clean technology capability more difficult to compete. More and more boiler users will focus on clean technology or energy efficient boilers such as CFB boilers, waste heat boilers and boilers with large capacity. The industry will inevitably move towards consolidation resulting in one or two leading enterprises which will set the industry standard and the price. We believe we are well-positioned to capitalize on the continued growth in the economy and the fragmentation in the boiler industry. For more information about risks relating to our competitions, see “Risk Factors—Risks Related to Our Business—Our industry is very competitive in China”.

Our Employees

We employed 1,470 full-time employees as of August 31, 2010, including full-time employees of Desheng Boiler, Desheng Installation and our majority-owned subsidiary, Fuyuan Installation. The following table sets forth the number of employees by function:

Function	Number of Employees
Manufacturing	621
Research, Development and Engineering	341
Sales and Marketing	230
Management, Human Resources & Administration	246
Accounting	32
Total	1,470

As required by applicable PRC law, we enter into employment contracts with all of our officers, managers and employees. We believe that we maintain a satisfactory working relationship with our employees and have not experienced any significant disputes or any difficulty in recruiting staff for our operations.

Our employees in China participate in a state pension scheme organized by PRC municipal and provincial governments.

In addition, we are required by PRC law to cover employees in China with various types of social insurance, and we believe that we are in material compliance with relevant PRC laws.

Desheng Boiler and Desheng Installation have a joint union. While membership in the union is not compulsory, all of our employees are members of this union. We are responsible for payment of an annual union fee for each employee-member equal to 2% of the employee-member’s annual salary.

Intellectual Property

Trademarks

Desheng Boiler has five trademarks registered with the China Intellectual Property Office, each valid from April 7, 2008 through April 6, 2018.

Patents

Desheng Boiler has no patents registered under its name. However, it entered into a patent licensing agreement with Harbin Institute of Technology on April 2, 2008, relating to the Institute’s “Horizontal tilted rotate fluidized bed desulfurization reactor,” an invention patent with a term of validity until January 19, 2026. Pursuant to the patent license agreement, Desheng Boiler has the exclusive right to practice that invention patent during the period from April 2, 2008 to April 2, 2023, for a consideration of RMB 50,000 (approximately $7,317). The patented technology helps to improve desulfurization levels and thus helps make our boilers more environmentally friendly. The license agreement has been filed with the State Intellectual Property Office of the PRC.

Technical Know-How

Through our accumulated experience and R&D activities, we have acquired technical know-how that we consider proprietary. We evaluate such technical know-how from time to time and may apply for patent or copyright protection if appropriate or protect our proprietary interests in such technical know-how as trade secrets.

Properties

Land Use Rights

All urban land in China is owned by the State. Pursuant to Interim Regulations of the People’s Republic of China Concerning the Assignment and Transfer of the Right to the Use of the State-owned Land in the Urban Areas, individuals and companies are permitted to acquire rights to use urban land or land use rights for specific purposes, including residential, industrial and commercial purposes. The land use rights are granted for a period of 70 years for residential purposes, 50 years for industrial purposes and 40 years for commercial purposes. These periods may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for debt and other obligations.

We were granted land use rights from the PRC government for five lots of land with a total area of 75,185 square meters located at 26 Gongyun Road, Shunhe District, Kaifeng, Henan Province, China. Our land use rights will expire in 2054. We have granted mortgages on our land use rights of the five land lots to secure our indebtedness with Zhengzhou Branch of Shanghai Pudong Development Bank, or Zhengzhou Branch, and Songdu Branch of Kaifeng Commercial Bank, or Songdu Branch. We believe that all our properties have been adequately maintained, are generally in good condition and are suitable and adequate for our business.

Buildings

We currently own 15 buildings, comprising a total area of 26,014 square meters, where our production facilities are housed. Each building is covered by a Property Ownership Certificate issued by the Kaifeng City Housing Administration Bureau. All the buildings are located at 26, Gongyun Road, Shunhe District, Kaifeng, Henan Province, China. Twelve buildings were mortgaged to secure our indebtedness with Zhengzhou Branch and one building was mortgaged to secure our indebtedness with Songdu Branch.

Our Licenses and Qualifications

Boilers are special industrial pressure vessels, producing heat or steam and operating under high or ultra-high pressure, hence, the Chinese government places stringent supervision and regulation on the industry and only licensed companies can manufacture or install certified categories of boilers. We have listed the material licenses we have that are necessary for our manufacturing and installation and services businesses, together with our quality management systems qualifications, in the table below:

Holder	License/Qualification	Scope	Expiration Date

Desheng Boiler/ Desheng Installation	Design License	D1, D2 pressure vessels	October 24, 2011

Desheng Boiler	Manufacturing License	Class A boilers	December 23, 2011

Desheng Installation	Installation, Alteration,	Tier-1 boilers with rated	January 15, 2012
	Repair & Maintenance	pressure < 9.8 Mpa and steam capacity < 240 t/h

Desheng Boiler/ Desheng Installation	ISO9001		July 29, 2011

Fuyuan Installation	Installation, Alteration,	Tier-1 boilers	November 13, 2013
Repair & Maintenance

Fuyuan Installation	Installation	GB1 GB2 GC1 GD1	March 15, 2014
pressure pipes (1)

Fuyuan Installation	National Construction Qualification AAA

Fuyuan Installation	ISO9001		October 30, 2011

Fuyuan Installation	ISO14001		October 30, 2011

Fuyuan Installation	GB/T28001		October 30, 2011

____________

(1)

GB refers to public pipelines, categorized as GB1 for gas pipelines and GB2 for thermal/heating pipelines. GC refers to industrial pipelines and pipelines fall within the category of GC1 include (i) pipes for transmission of extremely or highly dangerous or poisonous gas or fluid, (ii) pipes for transmission of combustible or poisonous fluid with a designed pressure of no lower than 4.0 Mpa, and (iii) pipes with a designed pressure no lower than 10.0Mpa. GD refers to power pipelines and GD1 refers to pipelines with a designed pressure of no lower than 6.3 Mpa and designed temperature of no lower than 400.

Pursuant to the relevant PRC laws and regulations, in order to maintain our licenses and permits in relation to the manufacturing or installation of certified categories of boilers, we are required to, among other things, (1) carry out manufacturing or installation activities in accordance with relevant safety-related technical requirements, (2) conduct regular and routine maintenance and self-inspection of special equipment, and (3) undergo thorough inspections and eliminate all hidden dangers in cases of breakdown or error, before putting affected equipment into service again. Failure to fulfill any of such requirements may cause our licenses to be revoked prior to the expiration period.

PRC Government Regulations

Because our operating subsidiaries are located in the PRC, we are regulated by the national and local laws of the PRC.

Industrial Policies and Regulations relevant to the Boiler Industry

In the “Directory of Priority Development of High Tech Industries (2007)” jointly promulgated by the National Development and Reform Commission, Ministry of Science and Ministry of Commence in January 2007, improving efficiency of coal fired boiler and development for combustion technologies with highly efficiency have been listed as priority for development.

According to the Outline of the Eleventh Five-Year Plan for National Economic and Social Development promulgated on March 14, 2006, China’s priority in respect of revitalizing the equipment manufacturing industry is on large-scale efficient and clean power generation equipment, which includes CFB boilers manufactured by us. According to the Eleventh Five-Year plan, existing small to medium coal fired boilers are to be replaced with CFB boiler or pulverized coal fired boiler to enhance thermal efficiency.

In the “China Energy Technology Policy” promulgated by the National Development and Reform Commission of Ministry of Science in December 2006, it is stated that utilization of low calorific value of fossil fuel technologies and CFB industrial boilers are encouraged.

According to the “Middle and Long-Term Energy-Savings and Development Plan” promulgated by the Chinese National Development and Reform Commission on November 25, 2004, the CFB technologies are promoted in small and medium cities as the main technologies to cogenerate heat, electricity and natural gas.

On July 12, 2002, the General Administration of Quality Supervision, Inspection and Quarantine promulgated the Supervision Administration Regulation for Manufacture of Boiler and Pressure Vessel. According to this Regulation, any enterprise in China, which manufactures boiler and pressure vessel, needs to obtain a Manufacturing Permit for Boiler and Pressure Vessel (now called “Special Equipment License”). See “–License System in the Boiler Industry” below.

The State Council issued the Regulations on Safety Supervision of Special Equipment effective from June 1, 2003 and further amended on January 24, 2009 to regulate the manufacturing, installation, inspection and supervision of special equipment including boiler and pressure vessel. In addition to stipulating that manufacturers of special equipment, including boilers and pressure vessels, to obtain a Special Equipment License, the Regulations require that the production process as well as the installation, alteration, material repair process be inspected by an inspection institute approved by the General Administration of Quality Supervision, Inspection and Quarantine in accordance with the safety and technical requirements. Special equipment, including boilers and pressure vessels, made by a manufacturer that has failed to pass the inspection may not be sold or used.

On July 1, 2003, the General Administration of Quality Supervision, Inspection and Quarantine promulgated the Boiler Pressure Vessel Manufacturing License Conditions. The Regulations list the requirements in three aspects of boiler and pressure vessel manufacturers, namely resource condition requirements, quality management system requirements and product safety and quality requirements. It also requires that boiler and pressure vessel manufacturers establish appropriate quality management system and ensure the system’s continuing and effective operation. A manufacturer that desires to continue to produce boilers and pressure vessels must prove its ability to control its quality management system, and have the ability to complete the production of the main body of the boiler and pressure vessel independently.

License System in the Boiler Industry

As a condition for issuance of the Special Equipment Permit, the Regulations on Safety Supervision of Special Equipment requires that the production process as well as the installation, alteration, material repair process be inspected, by an inspection institute approved by the General Administration of Quality Supervision, Inspection and Quarantine, for compliance with the safety and technical requirements.

The manufacturing license is issued in four classes, each specifying the types of boilers the license holder is allowed to manufacture, as follows:

Class A: Any boiler, without limitation;

•         Class B: Steam boilers with rated steam pressure not in excess of 2.45 megapascal, or MPa, which is a standard pressure measurement;

•         Class C: Steam boilers with rated steam pressure not in excess of 0.8 MPa and rated evaporation capacity not in excess of one ton/hour. Hot water boilers with rated output water temperature under 120ºC; and

•         Class D: Steam boilers with rated steam pressure less than or equal to of 0.1 MPa. Hot water boilers with rated output water temperature under 120ºC and rated thermal power not in excess of 2.8MW.

The installation license system, which is divided into three tiers, tier-one, tier-two and tier-three, each specifying the types of boilers the license holder is allowed to install, as follows:

•         Tier-one: Any boiler, without limitation;

•         Tier-two: Boiler with operating pressure under 2.5 MPa; and

•         Tier-three: Boiler with operating pressure under 1.6 MPa.

According to Freedonia, there were over 60 Class A enterprises among the more then 1,500 boilers manufacturers in China in 2009. Since Class A and Tier-One license holders can manufacturer and install, as the case may be, boilers with no pressure or heat restriction, they are subject to more stringent site inspection of its plants and equipment, and review of their employees’ experience compared to holders of licenses to manufacture or install other types of boilers.

Environmental Matters

Our manufacturing facilities are subject to various pollution control regulations with respect to noise and air pollution and use, handling, storage and disposal of waste and hazardous materials. We are also subject to periodic inspections by local environmental protection authorities. Our operating subsidiaries have received certifications from the relevant PRC government agencies indicating that their business operations are in material compliance with the pertinent PRC environmental laws and regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws. Please see "Risk Factors—Risks Related to Our Business—Environmental compliance and remediation could result in substantially increased capital requirements and operating costs, which could adversely affect our business" and "Risk Factors—Risks Related to Our Business—Our operations are subject to risks associated with our use, handling, storage and disposal of hazardous materials. If we are found liable for contamination, injury to employees or others, or other harms related to our use, handling, storage and disposal of hazardous materials, our business, reputation, financial condition and results of operations may be adversely affected" for more information regarding environmental matters and risk related to our business.

Taxation

The EIT Law and its implementing rules impose a unified earned income tax rate of 25.0% on all domestic-invested enterprises and foreign invested enterprises, or FIEs, unless they qualify under certain limited exceptions. Before the implementation of the EIT Law, FIEs established in the PRC, unless granted preferential tax treatment by the PRC government, were generally subject to an EIT rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax.

Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. In addition, a circular issued by the State Administration of Taxation on April 22, 2009, regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as “resident enterprises” clarified that dividends and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise stockholders. This circular also subjects such “resident enterprises” to various reporting requirements with the PRC tax authorities. Furthermore, the circular sets out criteria for determining whether “de facto management bodies” are located in China for overseas incorporated, domestically controlled enterprises. However, as this circular only applies to enterprises established outside of China that are controlled by PRC enterprises or groups of PRC enterprises, it remains unclear how the tax authorities will determine the location of “de facto management bodies” for overseas incorporated enterprises that are controlled by individual PRC residents, as in our case. See also the discussion under “Risk Factors – Under the Enterprise Income Tax Law, we may be classified as a ‘resident enterprise’ of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of RMB for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of SAFE. FIEs established in the PRC may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business, only after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from SAFE. Capital investments by FIEs outside of China are also subject to limitations, which include approvals by MOFCOM, SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, FIEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, an FIE in China is required to place at least 10.0% of its after-tax profit, based on PRC accounting standards, each year into its general reserves until the cumulative amount of such reserves reaches 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of an FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

In addition, under the EIT law, the Notice of the State Administration of Taxation on Negotiated Reduction of Dividends and Interest Rates, or Notice 112, which was issued on January 29, 2008, the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion, or the Double Taxation Arrangement (Hong Kong), which became effective on December 8, 2006, and the Notice of the State Administration of Taxation Regarding Interpretation and Recognition of Beneficial Owners under Tax Treaties, or Notice 601, which became effective on October 27, 2009, dividends from our PRC operating subsidiaries paid to us through our Hong Kong subsidiary may be subject to a withholding tax at a rate of 10%, or, if our Hong Kong subsidiary is considered a “beneficial owner” that is generally engaged in substantial business activities and entitled by treaty to benefits under the Double Taxation Arrangement (Hong Kong), then at a rate of 5%. Furthermore, the ultimate tax rate will be determined by treaty between the PRC and the tax residence of the holder of the PRC subsidiary. Dividends declared and paid on or before January 1, 2008, as to distributable profits are grandfathered under the EIT Law and are not subject to any withholding tax.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

Management

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this prospectus:

NAME	AGE	POSITION
Honghai Zhang	44	Chairman of the board of directors and Chief Executive Officer
S.D Liu	35	Chief Financial Officer
Shiyong Fan	43	Chief Operating Officer
Jinxin Jiang	42	Chief Executive Officer of Desheng Installation
Wuling Fu	48	Chief Technology Officer

Mr. Honghai Zhang. Mr. Zhang became our chairman and chief executive officer on June 1, 2010 when we consummated our reverse acquisition of China Niceview. Mr. Zhang has been chairman of Desheng Boiler since 2005. He is responsible for formulating our overall business strategies and policies. Prior to 2005, Mr. Zhang was chairman of Guanlian Engineering Co., Ltd., a decoration and fire protection company, responsible for overall management of that company. Mr. Zhang was awarded the honor of “Outstanding Entrepreneur of Kaifeng City” by Kaifeng consecutively for three years since 2006. Mr. Zhang holds a Bachelor’s degree from Henan University. Mr. Zhang’s experience, qualifications, attributes and skills led us to conclude that he should serve as chairman of the board of directors of our company, in light of our business and structure.

Mr. S.D. Liu. Mr. Liu became our chief financial officer on June 1, 2010 when we consummated our reverse acquisition of China Niceview. Mr. Liu has been the chief financial officer of Desheng Boiler since May 20, 2010. Before joining our organization, Mr. Liu was employed at PricewaterhouseCoopers, or PwC, for more than 10 years. He was a senior audit manager at PwC. Mr. Liu has hands-on audit experience with Fortune 500 companies as well as Chinese domestic listed companies. He possesses in-depth knowledge of Chinese accounting standards, IFRS and U.S. GAAP. Mr. Liu holds a Bachelor’s degree of International Business Management. He is also a member of Chinese Institute of Certified Public Accountants (CICPA).

Mr. Shiyong Fan. Mr. Fan became our chief operating officer on June 1, 2010. Before that he was chief operating officer of Desheng Boiler from 2008, responsible for operation and policy research. He served as general manager assistant at Veolia China, a Fortune 500 company from 2006 to 2008 Mr. Fan has overseas work experience, having served as managing director of Fortune Star Trading Company from 2004 to 2006. He also has ten years’ experience in government, serving as secretary of Mayor of Zhengzhou City from 1990 to 2001. Mr. Fan holds an MBA from Victoria University of Wellington, New Zealand.

Mr. Jinxin Jiang. Mr. Jiang was head of the Company’s installation business from 2005 until 2007, when we spun off the installation business into Desheng Installation and he became the chief executive officer of Desheng Installation. Since graduation from Harbin Industry University with a Bachelor’s degree in 1990, he has been employed by Desheng Boiler.

Mr. Wuling Fu. Mr. Fu became the chief technology officer of the Company on June 1, 2010. He joined the predecessor to Desheng Boiler in 1983 and remained there through the formation of Desheng Boiler until his promotion to his current position in 2004. He was responsible for the R & D relating to the KG-25/3.8-M boiler, which was awarded “Industry Boiler Energy-Saving Product” by Chinese Boiler Association in 2006. In 2005, he was awarded “Star Performer” by Kaifeng Municipal Government. Mr. Fu holds a Bachelor’s degree from Henan University.

Directors are elected annually and serve until their successors are duly elected and qualified.

Except as noted in “History and Corporate Structure-Private Placement Transaction,” there are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of, nor will any of them act at the direction of, any other person. Pursuant to the stock purchase agreement we concluded with investors in the private placement transaction, the investors have the right to notify the Company to terminate the chief financial officer and has the right to veto the appointment of the replacement chief financial officer of the Company.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

•         been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•         had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•         been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•         been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•         been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•         been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence –Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Board Structure, Composition and Committees

Our board of directors is currently composed of one member, Mr. Zhang. All board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present. The board may also take actions by unanimous written consent. In connection with our listing application on The NASDAQ Global Market, we intend to increase the size of our board of directors as soon as we have identified suitable candidates to serve as independent directors.

Our chief executive officer serves as chairman of our board of directors. Mr. Zhang has served as chairman and chief executive officer since 2005. We have used the leadership structure of a combined chairman and chief executive officers for many years, and we believe this leadership structure has been effective for the Company. We view having a single leader who represents the face of the Company to employees, customers, suppliers, stockholder, business partners and other stakeholders as providing strong leadership for the Company, especially with the support of the independent board committees that we intend to establish, as described in the next paragraph.

We currently do not have standing audit, nominating or compensation committees. Our board of directors handles the functions that would otherwise be handled by each of the committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable, in any event prior to approval of our listing by The NASDAQ Global Market. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The nominating committee will be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors, and will also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our compensation and benefit policies, including compensation of executive officers.

Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert. We plan to add independent directors, as that term “independent” is defined by Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc., to our board as soon as practicable.

Our board of directors has not determined whether the full board would be responsible for oversight of our risk management, or the board would delegate the responsibility to the audit committee when the committee is formed. If the board delegates the risk management function to the audit committee, we envision that senior management and our audit committee will engage in discussion of significant risks facing the Company and how those risks are being managed.

Executive Compensation

Compensation Discussion and Analysis

Background and Compensation Philosophy

Prior to the reverse acquisition in 2010, China Niceview was a privately-held corporation. China Niceview’s operating subsidiaries were private limited companies organized under the laws of the PRC, and, in accordance with PRC regulations, the salaries of the executive officers of those operating subsidiaries were determined by their stockholders.

Following the reverse acquisition of our company by China Niceview, our named executive officers include Honghai Zhang, as chairman and chief executive officer, Shiyong Fan as chief operating officer, and S.D. Liu, as chief financial officer, and Fuling Wu as chief technology officer, and our board of directors is now responsible for determining the compensation of our named executive officers. Compensation is based on our financial and operating performance and prospects as well as the contribution of each of the executive officers to our success, and our board of directors will examine and consider similarly sized boiler manufacturing companies which operate in our geographic region in determining the final compensation package. As disclosed below, each of the named executive officers has entered into an employment agreement which governs the amount of base salary the executive is paid.

We do not currently have a compensation committee. However, as the membership of our board of directors increases, we expect to form such a committee which will be charged with the oversight of our executive compensation plans, policies and programs and which will have the authority to determine and approve the compensation of our chief executive officer. It will also function to make recommendations with respect to the compensation of our other executive officers.

The goal of the board of directors in determining compensation is to adequately reward the efforts and achievements of executive officers who manage our company, while the objective of our compensation program as a whole is to incentivize our employees and to retain them to reduce turnover. We currently have no pension plans, stock option plans, non-equity incentive plans or deferred compensation arrangements. We have not engaged a compensation consultant in any capacity but believe that our executive compensation package is comparable to similar businesses in the area in which we operate.

We anticipate that our compensation committee will review the compensation of our executive officers, including our chief executive officer, chief operating office, chief financial officer, after our common stock is listed on The NASDAQ Global Market, to determine whether there is a need to adjust their respective compensation levels such that they are commensurate with those of executive officers of comparable listed companies.

Elements of Compensation

We provide our executive officers with a base salary and discretionary bonuses to compensate them for services rendered during the year. We believe that this method of compensating our executives has served the company well and does not encourage unreasonable risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Prior to our reverse acquisition, the overall compensation of our executive officers was based in significant part on an evaluation of company profits in comparison to the profits of peer companies, while individual officer compensation was determined on a case-by-case basis.

We have not yet determined specific performance metrics with regard to base salary, bonuses and any other compensation measures for our named executive officers. However, we expect that such compensation measures will be formulated and approved by our compensation committee after it has been established and that compensation will be awarded based upon the achievement of predetermined performance goals which will be enumerated at the beginning of the applicable period.

•         Base Salary. The base salary is intended to compensate the named executive officers based on their level of responsibility, the complexity and importance of the given role, leadership and growth potential, and experience. An executive officer’s base salary is governed by his respective employment agreement(s) and is reflected in the Summary Compensation Table below.

•         Discretionary Bonus. We did not pay any bonus compensation to our executive officers in 2009. If, in the future, our board of directors determines that bonus compensation should supplement our executive compensation package, our compensation committee (or, if we do not yet have a compensation committee, our board) may adopt a formal incentive bonus plan which will establish performance goals for each of the executive officers and the maximum bonus amount attainable upon the achievement of such goals.

•         Equity Incentives. At present, we do not have an equity based incentive program and we did not grant stock based awards as compensation in 2009. In the future, we may adopt and establish an equity incentive plan pursuant to which awards may be granted. This will provide us with the ability to convey stock as compensation to eligible employees, including each of our named executive officers, if our compensation committee determines that such awards are in our best interests and those of our stockholders.

•         Retirement Benefits. Our executive officers are not presently entitled to company-sponsored retirement benefits.

•         Perquisites. Historically, we have provided certain of our named executive officers with perquisites and other personal benefits that we believe to be reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating and retaining the executive talent for which we compete, especially for expatriate executives who perform services abroad. We believe that these additional benefits provide time efficiencies and assist our executives in performing their duties. We expect our historical practices regarding perquisites to continue but those practices will be subject to periodic review by our compensation committee.

Summary Compensation Table — Fiscal Years Ended December 31, 2009, 2008 and 2007

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary	Bonus	Total
		($)	($)	($)
Honghai Zhang,	2009	52,625		52,625
Chairman and Chief Executive Officer (1)	2008	48,260	7,182	55,442
	2007	39,385		39,385
S.D. Liu,	2009	-		-
Chief Financial Officer (1)	2008	-		-
	2007	-		-
Shiyong Fan,	2009	43,854		43,854
Chief Operating Officer (1)	2008	39,642	7,182	46,824
	2007	31,508		31,508
Jinxin Jiang,	2009	43,854		43,854
Chief Executive Officer of Desheng Installation (1)	2008	39,642	7,182	46,824
	2007	31,508		31,508
Wuling Fu,	2009	43,854		43,854
Chief Technology Officer	2008	39.642	7,182	46,824
	2007	31,508		31,508
Sha Chen,	2009	-		-
former Chief Financial Officer (2)	2008	-		-
	2007	-		-
Timothy L. Kuker,	2009	-		-
former Chief Executive Officer (3)	2008	-		-
	2007	-		-

____________

(1)	On June 1, 2010, we acquired China Niceview in a reverse acquisition transaction that was structured as a share exchange. In connection with that transaction, our current executive officers assumed their respective offices. See “Management—Directors and Executive Officers” for the biographical information of our executive officers.

(2)	Sha Chen resigned from all offices she held with us upon the closing of the reverse acquisition of China Niceview on June 1, 2010.

(3)	Timothy L. Kuker resigned as our sole director and officer on May 25, 2010, at which time Ms. Chen was appointed as our sole director and officer.

Summary of Employment Agreements and Material Terms

All of our employees, including Honghai Zhang, our Chief Executive Officer, and S.D. Liu, our Chief Financial Officer, have executed our standard employment agreement. The employment agreements with our executives provide the amount of each executive officer’s salary and establish their eligibility to receive a bonus. Mr. Zhang’s employment agreement, provides for an annual salary of RMB 360,000 (approximately $52,941), and Mr. Liu’s employment agreement, provides for an annual salary of RMB 360,000 (approximately $52,941).

Other than necessary social benefits mandated by the PRC government and defined in the above-referenced employment agreements, we do not currently provide other benefits to our officers. Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

Grants of Plan-Based Awards

No plan-based awards were granted to any of our named executive officers in 2009.

Outstanding Equity Awards at Fiscal Year End

No unexercised options or warrants were held by any of our named executive officers at December 31, 2009. No equity awards were made during the 2009 fiscal year.

Option Exercises and Stock Vested

No options to purchase our capital stock were exercised by any of our named executive officers and no restricted stock held by such executive officers vested during the 2009 fiscal year.

Pension Benefits

No named executive officers received or held pension benefits during the fiscal year ended December 31, 2009.

Nonqualified Deferred Compensation

No nonqualified deferred compensation was offered to or issued to any named executive officer during the 2009 fiscal year.

Potential Payments Upon Termination or Change in Control

Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

Compensation of Directors

No member of our board of directors received any compensation for his services as a director during the fiscal year ended December 31, 2009.

Compensation Committee Interlocks and Insider Participation

During the fiscal year 2009 we did not have a standing compensation committee. Our board of directors was responsible for the functions that would otherwise be handled by the compensation committee. All directors participated in deliberations concerning executive officer compensation, including directors who were also executive officers; however, none of our executive officers received any compensation during the last fiscal year. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Board.

Transactions with Related Persons, Promoters and Certain Control Persons; Corporate Governance

Transactions With Related Persons

The following includes a summary of transactions occurring from the beginning of the 2008 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or is expected to exceed $120,000 and in which any related person had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•         On June 17, 2010, in connection with our private placement transaction, we entered into a Make Good Escrow Agreement with Honghai Zhang, our chairman and chief executive officer, the investors, the lead investor and Escrow, LLC, as escrow agent, pursuant to which the parties agreed to the establishment of an escrow account into which Mr. Zhang would deliver certificates evidencing 5,000,000 shares of common stock of the Company, to be held for the benefit of the investors in the event that we do not meet certain financial performance thresholds for fiscal years 2010 and/or 2011. If the number of shares of common stock required to be delivered to the investors by Mr. Zhang exceeds 5,000,000, then Mr. Zhang shall be required to promptly deposit into escrow an additional 3,000,000 shares of common stock.

•         On June 1, 2010, as a condition precedent to the consummation of our reverse acquisition of China Niceview, we entered into a cancellation agreement with Sha Chen, our sole director and officer immediately prior to our reverse acquisition, whereby Ms. Chen agreed to the cancellation of 4,898,750 shares of our common stock owned by her.

•         On May 17, 2010, Kaifeng Nice View and Shiyong Fan, then the chief operating officer of Desheng Boiler and the sole stockholder of Hong Kong Nice View, the direct parent company of Kaifeng Nice View, entered into a loan agreement, pursuant to which Mr. Fan provided Kaifeng Nice View with a loan in the amount of RMB 35.3 million (approximately $5.2 million). The loan was a one-year interest-free loan. As described in the next two paragraphs , Kaifeng Nice View used the proceeds of the loan to acquire 100% of the equity ownership of Desheng Boiler and Desheng Installation. The loan was forgiven pursuant to a loan cancellation agreement between Kaifeng Nice View and Mr. Fan on May 28, 2010, pursuant to which Mr. Fan cancelled the original loan to Kaifeng Nice View and waived his rights under the original loan agreement.

•         On May 13, 2010 and May 17, 2010, Kaifeng Nice View, which at the time was indirectly controlled by Shiyong Fan, then the chief operating officer of Desheng Boiler, entered into equity transfer agreements with certain stockholders of Desheng Boiler and Honghai Zhang respectively. Pursuant to such agreements, Kaifeng Nice View acquired a 100% ownership of Desheng Boiler from Honghai Zhang for a consideration of RMB 25.3 million (approximately $3.7 million).

•         On May 10, 2010 and May 17, 2010, Kaifeng Nice View, which at the time was indirectly controlled by Shiyong Fan, then the chief operating officer of Desheng Boiler, entered into equity transfer agreements with certain stockholders of Desheng Installation and Honghai Zhang, respectively. Pursuant to such agreements, Kaifeng Nice View acquired a 95% ownership of Desheng Installation from Mr. Zhang and those stockholder parties for consideration of RMB 9.5 million (approximately $1.4 million). On May 17, 2010, Kaifeng Nice View also entered into an equity transfer agreement with Desheng Boiler, pursuant to which Kaifeng Nice View subsequently acquired the remaining 5% ownership in Desheng Installation from Desheng Boiler, for a consideration of RMB 0.5 million (approximately $0.07 million).

•         On May 6, 2010, Shiyong Fan, our chief operating officer, granted Honghai Zhang, our chairman and chief executive officer, an option to acquire all of Mr. Fan’s shares in Wise Winning. The option will be exercisable by Mr. Zhang in the five-year period commencing on the date that is six months after the date on which a resale registration statement for our shares issued to the investors in our June 2010 private placement is declared effective by the SEC.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

As we increase the size of our board and gain independent directors, we expect to prepare and adopt a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For the purposes of our policy only, a “related-person transaction” will be defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount that exceeds $120,000 in which we and any “related person” are participants. Transactions involving compensation for services provided to us as an employee, director, consultant or in any other similar capacity by a related person will not be covered by this policy. A “related person” will be defined as any executive officer, director or a holder of more than five percent (5%) of our shares of common stock, including the immediate family members of or any entity owned or controlled by such persons.

We anticipate that, when a transaction has been identified as a related-person transaction, the policy will require management to present information regarding the proposed related-person transaction to our audit committee (or, where approval by our audit committee would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification. Management’s presentation will be expected to include a description, among other things, of the material facts of the transaction, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

To identify related-person transactions in advance, we expect to rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our board of directors will take into account the relevant available facts and circumstances of each circumstance including, but not limited to:

•         the risks, costs and benefits to us;

•         the effect of the transaction on the director’s independence in the event that the related person is a director, his or her immediate family member or an entity with which he or she is affiliated;

•         the terms of the transaction;

•         the availability of other sources for comparable services or products; and

•         the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

We also expect that the policy will require any interested director to recuse himself or herself from deliberations with respect to and approval of the transaction in which the interested director is involved.

Promoters and Certain Control Persons

We have not had any promoters at any time during the past five fiscal years.

On May 25, 2010, when we were a shell company, we entered into a stock purchase agreement with Sha Chen pursuant to which Ms. Chen acquired 5,591,750 shares of our common stock, or approximately 69% of the outstanding shares, for a purchase price of $0.4 million. Ms. Chen became our sole director and officer upon the consummation of the transaction. This transaction was approved by the then board of directors of the Company, none of whose members is affiliated with Ms. Chen.

On June 1, 2010, we completed a reverse acquisition transaction through a share exchange with China Niceview whereby we acquired 100% of the issued and outstanding capital stock of China Niceview by issuing 36,800,000 shares of our common stock as consideration, which shares constituted 92% of our issued and outstanding shares on a fully-diluted basis, as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, China Niceview became our wholly-owned subsidiary, and Wise Winning, the former stockholder of China Niceview, became our controlling stockholder. We have assumed ownership and control over the business and operations of China Niceview and its subsidiaries and ceased to be a shell company. The reverse acquisition was approved by Sha Chen, then the sole director of the Company. Ms. Chen is not affiliated with China Niceview or Wise Winning.

Director Independence

We do not currently have any independent directors, as the term “independent” is defined by the rules of The NASDAQ Stock Market, Inc., because we are not currently subject to the listing standards of NASDAQ. However, in connection with our application to list on The NASDAQ Global Market, we are identifying candidates for independent directors in order to meet the listing requirements of the national securities exchange.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of each class of our voting securities as of October 27, 2010 (i) by each person who is known by us to beneficially own more than 5% of our voting securities; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, No. 12, Gongyuan Road, Kaifeng City, Henan Province 475002, People’s Republic of China.

			Amount and
			Nature of
Name and Address			Beneficial	Percent of
of Beneficial Owner	Office, If Any	Title of Class	Ownership(1)	Class(2)
Officers and Directors
Honghai Zhang	Chairman and Chief	Common stock,	0	*
	Executive Officer	$0.001 par value
S.D. Liu	Chief Financial Officer	Common stock,	0	*
		$0.001 par value
Shiyong Fan	Chief Operating Officer	Common stock,	26,000,000(3)	59.49%
		$0.001 par value
Jinxin Jiang	Chief Executive Officer of	Common stock,	0	*
	Desheng Installation	$0.001 par value
Wuling Fu	Chief Technology Officer	Common stock,	0	*
		$0.001 par value
All officers and directors as a		Common stock,	26,000,000(3)	59.49%
group (the five persons named above)		$0.001 par value
5% Security Holders
Wise Winning		Common stock,	26,000,000(3)	59.49%
		$0.001 par value
Sun Forever Limited(4)		Common stock,	3,333,334	7.63%
		$0.001 par value
Sparkle Century International Limited		Common stock	2,800,000	6.41%
		$0.001 par value

____________
* Less than 1%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise disclosed, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)	A total of 43,703,704 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of October 27, 2010. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)	Represents 26,000,000 shares that are indirectly held by Shiyong Fan through Wise Winning, a BVI company owned and controlled by him. Mr. Fan has granted an option to our chairman and CEO, Honghai Zhang, to acquire all of Mr. Fan’s ownership interests in Wise Winning.

(4)	Gang Wang is the managing partner of Sun Forever Limited and has sole voting and investment control over securities held by it and therefore is deemed to be the beneficial owner of the shares held by Sun Forever Limited. The address of Sun Forever Limited is Room1303, BEA Tower, 66 Hua Yuan Shi Qiao Road, Pudong New Area, Shanghai, China.

Change in Control

Pursuant to an option agreement, dated May 6, 2010, between Shiyong Fan and Honghai Zhang, Mr. Zhang was granted an option to acquire 50,000 shares or all of the equity interests of Wise Winning owned by Mr. Fan. Mr. Zhang may exercise the option during the period commencing on the date which is six months after the date on which a resale registration statement for our shares issued to the investors in the first equity financing conducted after the closing of the reverse acquisition is declared effective by the SEC, but before the fifth anniversary of the registration statement effective date.

Other than the foregoing, we do not currently have any arrangements which, if consummated, may result in a change of control of our Company.

Description of Securities

Common Stock

We are authorized to issue up to 190 million shares of common stock, par value $.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. No stockholder will, solely by reason of holding shares of any class, have any preemptive or preferential right to purchase or subscribe to any shares of the Company, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such stockholder.

In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, after payment shall have been made to any holders of shares of any series of preferred stock then outstanding of the full amount of preferential payments to which they shall respectively be entitled as may be stated and expressed pursuant to the resolution establishing any such series of preferred stock, the holders of shares of common stock then outstanding shall be entitled to share ratably based upon the number of shares of common stock held by them in all remaining assets of the Corporation available for distribution to its stockholders.

The holders of shares of our common stock are entitled to receive such dividends as from time to time may be declared by the board of directors, subject to any preferential payments to which the holders of shares of any series of preferred stock are entitled as may be stated and expressed pursuant to the resolution establishing any such series of preferred stock. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10 million shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series and may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

No shares of our preferred stock are currently outstanding. The issuance of shares of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our amended and restated articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our bylaws and articles of incorporation, neither the holders of the Company’s common stock nor the holders of the Company’s preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of three (3) years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status, or after the expiration of the three-year period, unless:

•         the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or

•         if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three (3) years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to five percent (5%) or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to five percent (5%) or more of the aggregate market value of all outstanding shares of the corporation, or (c) ten percent (10%) or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three (3) years, did own) ten percent (10%) or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our amended and restated articles of incorporation state that we have elected not to be governed by the “business combination” provisions, therefore such provisions currently do not apply to us.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within ninety (90) days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Our amended and restated articles of incorporation state that we have elected not to be governed by the “control share” provisions, therefore, they currently do not apply to us.

Transfer Agent and Registrar

Our independent stock transfer agent is  Interwest Transfer Company, Inc. Their mailing address is 1981 Murrary Holladay Road, Suite 100, Salt Lake City, UT 84117. Their phone number is 801-272-9294.

Shares Eligible for Future Sale

When the offering is completed, we will have a total of shares of             common stock outstanding. The            shares offered by this prospectus will be freely tradeable unless they are purchased by our “affiliates,” as defined in Rule 144 under the Securities Act of 1933. The remaining             shares are “restricted,” which means they were originally sold in offerings that were not subject to a registration statement filed with the SEC. These restricted shares may be resold only through registration under the Securities Act of 1933 or under an available exemption from registration, such as provided through Rule 144. Under Rule 144,             of the restricted shares may be sold in              and the remainder may be sold in .

In addition,           shares are issuable upon exercise of options and warrants. If any options and warrants are exercised, the shares issued upon exercise will also be restricted, but may be sold under Rule 144 after the shares have been held for one year. Sales under Rule 144 may be subject to volume limitations and other conditions.

The holders of            shares of common stock have agreed to a              day “lock-up” with respect to these shares. This generally means that they cannot sell these shares during the days following the date of this prospectus. See “Underwriting” for additional details. After the 180 day lock-up period, these shares may be sold in accordance with Rule 144.

Underwriting

We have entered into an underwriting agreement with Oppenheimer & Co. Inc.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by the underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase the number of shares of common stock set forth opposite its name below:

Number of
Underwriter	Shares
Oppenheimer & Co. Inc.

The underwriter has agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased.

The shares should be ready for delivery on or about , 2010 against payment in immediately available funds. The underwriter is offering the shares subject to various conditions and may reject all or part of any order. We have been advised that the underwriter proposes to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the underwriter may offer some of the shares to other securities dealers at such price less a concession of $ per share. The underwriter may also allow, and such dealers may reallow, a concession not in excess of $ per share to other dealers. After the shares are released for sale to the public, the underwriter may change the offering price and other selling terms at various times.

We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriter to purchase a maximum of additional shares from us to cover over-allotments. If the underwriter exercises all or part of this option, it will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $ and the total proceeds to us will be $ .

The following table provides information regarding the amount of the discount to be paid by us:

				Total Without		Total with Full
				Exercise of		Exercise of
				Over-allotment		Over-allotment
		Per share		Option		Option
Underwriting discounts and commissions paid by us	$		$		$
Expenses payable by us	$		$		$

We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $ .

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

We, our officers and directors and other stockholders have agreed to a 180 day “lock up” with respect to shares of common stock that they beneficially own. This means that, for a period of 180 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Oppenheimer & Co. Inc.

Prior to this offering, there has only been a limited market for our common stock, which is currently traded on the OTCQB market under the symbol LNCZ. We have applied to list our common stock on The NASDAQ Global Market and we anticipate that the shares offered pursuant hereto will be listed thereon by the time of delivery. Because there has not been an effective trading market of substance for our common stock, however, the offering price for shares offered hereby, which was negotiated by the Company and the underwriter, may not necessarily reflect the last reported sale price for the common stock or the market price of the common stock following the offering. In addition to recent sale prices for our common stock, the following factors were considered in determining the offering price:

•         the history and prospects for the industry in which we compete;

•         our past and present operations;

•         our historical results of operations;

•         our prospects for future business and earning potential;

•         our management;

•         the general condition of the securities markets at the time of this offering;

•         the recent market prices of securities of generally comparable companies;

•         the market capitalization and stages of development of other companies which we and the representatives believe to be comparable to us; and

•         other factors deemed to be relevant.

We offer no assurance that the offering price corresponds to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.

Rules of the SEC may limit the ability of the underwriter to bid for or purchase shares before the distribution of the shares is completed. However, the underwriter may engage in the following activities in accordance with the rules:

•         Stabilizing transactions – The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•         Over-allotments and syndicate covering transactions – The underwriter may sell more shares of our common stock in connection with this offering than the number of shares that they have committed to purchase. This over-allotment creates a short position for the underwriter. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriter’s over-allotment option to purchase additional shares in this offering described above. The underwriter may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•         Penalty bids – If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriter and selling group members who sold those shares as part of this offering.

•         Passive market making – Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on The NASDAQ Global Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Electronic Delivery of Preliminary Prospectus: A prospectus in electronic format may be delivered to potential investors by the underwriter participating in this offering. The prospectus in electronic format will be identical to the paper version of such preliminary prospectus. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part.

Investors in the United Kingdom, Germany, Norway and The Netherlands

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares which are the subject of the offering contemplated by this Prospectus may not be made in that Relevant Member State other than the offers contemplated in this prospectus in the United Kingdom, Germany, Norway and The Netherlands once this prospectus has been approved by the competent authority in such Member State and published and passported in accordance with the Prospectus Directive as implemented in the United Kingdom, Germany, Norway and The Netherlands, except that an offer to the public in that Relevant Member State of shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Investors in Belgium

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the shares has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen”). Any representation to the contrary is unlawful. Each underwriter has undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any shares, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the shares or to the offering in a manner which would be construed as: (a) a public offering of shares to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the Company to be in violation of the Belgian securities laws.

Investors in France

Neither this prospectus nor any other offering material relating to the shares offered hereby has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares offered hereby has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such shares may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Investors in Italy

The offering of the shares offered hereby in Italy has not been registered with the Commissione Nazionale perla Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the shares offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus or any other document relating to the shares offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the shares offered hereby or distribution of copies of this prospectus or any other document relating to the shares offered hereby in Italy must be made:

(a)	by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Investors in Sweden

This prospectus has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus may not be made available, nor may the shares offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980). This offering will be made to no more than 100 persons or entities in Sweden.

Investors in Switzerland

The shares offered pursuant to this prospectus will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The Company has not applied for a listing of the shares being offered pursuant to this prospectus on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The shares being offered pursuant to this prospectus have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of the shares.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in the shares.

Investors in Israel

In the State of Israel, the shares offered hereby may not be offered to any person or entity other than the following:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d)	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h)	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(j)	an entity, other than an entity formed for the purpose of purchasing shares in this offering, in which the stockholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Investors in Hong Kong

The shares may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Investors in Singapore

This prospectus has not been registered with the Monetary Authority of Singapore. Accordingly, the underwriter has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and may not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 257(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The underwriter will notify (whether through the distribution of the prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased shares from or through that underwriter, namely a person which is:

•         a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•         a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor.

•         Shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except:

•         to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA;

•         where no consideration is given for the transfer; or

•         by operation of law.

Legal Matters

Certain legal matters as to United States federal and New York law will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Washington, D.C. Certain legal matters in connection with the offering will be passed upon for the underwriter by Jones Day, Hong Kong. The validity of the shares offered in this offering and certain other legal matters as to Nevada law will be passed upon for us by Lewis & Roca LLP, Las Vegas, Nevada. Legal matters as to PRC law will be passed upon for us by Tian Yuan Law Firm, Beijing, China, and for the underwriter by Grandall Legal Group, Shanghai, China. Pillsbury Winthrop Shaw Pittman LLP may rely upon Tian Yuan Law Firm with respect to matters governed by PRC law. Jones Day may rely upon Grandall Legal Group with respect to matters governed by PRC law.

Experts

The audited consolidated financial statements of China Power Technology, Inc. as of December 31, 2008 and 2009 and for the fiscal years ended December 31, 2007, 2008, and 2009, appearing in this prospectus and registration statement have been audited by Bernstein & Pinchuk LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

We have filed a registration statement on Form S-1 with the SEC in connection with this offering. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

Financial Statements

Page
Audited Consolidated Financial Statements of China Power Technology, Inc. for the Fiscal Years Ended December 31, 2007, 2008 and 2009	F-2
Report of Independent Registered Public Accounting Firm	F-4
Consolidated Balance Sheets	F-5
Consolidated Statements of Income and Comprehensive Income	F-6
Consolidated Statements of Changes in Equity	F-7
Consolidated Statements of Cash Flows	F-8
Notes to Consolidated Financial Statements	F-9 - F-27
Unaudited Consolidated Financial Statements of China Power Technology, Inc. for the Six Months Ended June 30, 2010 and 2009	F-28
Consolidated Balance Sheets	F-30
Consolidated Statements of Income and Comprehensive Income	F-31
Consolidated Statements of Cash Flows	F-32
Notes to Consolidated Financial Statements	F-33 - F-50
Audited Financial Statements of Shandong Fuyuan Equipment Installation Co., Ltd. for the year Ended December 31, 2009 and the Six Months Ended June 30, 2010 (unaudited)	F-51
Report of Independent Registered Public Accounting Firm	F-53
Balance sheets as of December 31, 2009 and June 30, 2010 (Unaudited)	F-54
Statements of Income and Comprehensive Income for the Year Ended December 31, 2009 and for the Six Months Ended June 30, 2010 and 2009 (Unaudited)	F-55
Statements of Changes in Owners’ Equity as of December 31, 2009 and June 30, 2010 (Unaudited)	F-56
Statements of Cash Flows for the Year Ended December 31, 2009 and the Six Months Ended June 30, 2010 (Unaudited)	F-57
Notes to the Financial Statements	F-58 - F-68
Unaudited Pro Forma Consolidated Financial Data	F-69
Unaudited Pro Forma Consolidated Balance Sheet at June 30, 2010	F-70
Unaudited Pro Forma Consolidated Statement of Income and Comprehensive Income for Six Months Ended June 30, 2010	F-71
Unaudited Pro Forma Consolidated Statement of Income and Comprehensive Income for the Year Ended December 31, 2009	F-72
Adjustments to Pro Forma Financial Statements	F-73

China Power Technology, Inc.

Consolidated Financial Statements December 31, 2008 and 2009

China Power Technology, Inc.

CONTENTS

Page
Report of independent registered public accounting firm	F-4
Consolidated balance sheets	F-5
Consolidated statements of income and comprehensive income	F-6
Consolidated statements of changes in equity	F-7
Consolidated statements of cash flows	F-8
Notes to the consolidated financial statements	F-9 - F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of

China Power Technology, Inc.

We have audited the accompanying consolidated balance sheets of China Power Technology, Inc. (the "Company") as of December 31, 2008 and 2009, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years ended December 31, 2007, 2008 and 2009. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2009, and the results of its operations and its cash flows for each of the years ended December 31, 2007, 2008 and 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Bernstein and Pinchuk LLP

New York, New York
October 22, 2010

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Amounts in US$)

	December 31,
	2008	2009
Current assets
Cash and cash equivalents	$6,647,023	$6,124,516
Accounts receivable, net	8,845,508	14,185,066
Inventories	9,001,730	8,062,590
Prepayments and other receivables	448,036	346,072
Total current assets	24,942,297	28,718,244

Property, plant and equipment, net	2,496,164	2,274,218
Land use rights, net	4,427,652	4,344,222
Long term investment	729,480	731,294
	$32,595,593	$36,067,978

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Short-term loans	$4,668,670	$4,680,278
Accounts payable	2,713,290	1,802,444
Accrued expenses and other payables	6,312,588	3,526,627
Income taxes payable	180,328	449,012
Total current liabilities	13,874,876	10,458,361

Equity
Common stock (US$0.001 par value, 100,000,000 shares authorized, 36,800,000 shares outstanding as of December 31, 2008 and 2009 respectively)	36,800	36,800
Additional paid-in capital	8,795,564	8,795,564
Appropriated retained earnings	3,384,015	3,534,093
Unappropriated retained earnings	3,850,225	10,538,820
Accumulated other comprehensive income	2,654,113	2,704,340
Total members’ equity	18,720,717	25,609,617

	$32,595,593	$36,067,978

See notes to the consolidated financial statements

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in US$)

	Year ended December 31,
	2007	2008	2009
Revenues	$43,323,050	$54,407,035	$70,974,991
Cost of goods sold	31,316,987	38,648,902	47,353,025
Gross margin	12,006,063	15,758,133	23,621,966
Operating expenses
Selling expenses	1,744,043	2,002,198	2,430,278
General and administrative expenses	1,413,795	2,044,405	1,666,483
	3,157,838	4,046,603	4,096,761
Other income (expenses)
Interest income	72,084	90,751	48,590
Interest expense	(250,984)	(322,313)	(291,282)
Other income	171,123	51,753	119,175
	(7,777)	(179,809)	(123,517)
Income before income tax expense	8,840,448	11,531,721	19,401,688

Income tax expense	1,792,482	2,200,930	4,011,483
Net income	$7,047,966	$9,330,791	$15,390,205

Comprehensive income:
Net income	7,047,966	9,330,791	15,390,205
Foreign currency translation adjustment	948,928	1,075,257	50,227
Comprehensive income	$7,996,894	$10,406,048	$15,440,432

See notes to the consolidated financial statements

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (Amounts in US$)

	Shares	Common stock amount	Additional paid-in capital	Appropriated retained earnings	Unappropriated retained earnings	Accumulated other comprehensive income	Total equity
Balance as of January 1, 2007	36,800,000	$36,800	$7,512,387	$887,685	$3,226,068	$629,928	$12,292,868

Net income	-	-	-	-	7,047,966	-	7,047,966
Capital contribution	-		711,781	-	-	-	711,781
Transfer to statutory reserves	-	-	-	1,073,598	(1,073,598)	-	-
Dividend distribution	-	-	-	-	(5,535,762)	-	(5,535,762)
Foreign currency translation	-	-	-	-	-	948,928	948,928
Balance as of December 31, 2007	36,800,000	36,800	8,224,168	1,961,283	3,664,674	1,578,856	15,465,781

Net income	-	-	-	-	9,330,791	-	9,330,791
Capital contribution	-	-	571,396	-	-	-	571,396
Transfer to statutory reserves	-	-	-	1,422,732	(1,422,732)	-	-
Dividend distribution	-	-	-	-	(7,722,508)	-	(7,722,508)
Foreign currency translation	-	-	-	-	-	1,075,257	1,075,257
Balance as of December 31, 2008	36,800,000	36,800	8,795,564	3,384,015	3,850,225	2,654,113	18,720,717

Net income	-	-	-	-	15,390,205	-	15,390,205
Transfer to statutory reserves	-	-	-	150,078	(150,078)	-	-
Dividend distribution	-	-	-	-	(8,551,532)	-	(8,551,532)
Foreign currency translation	-	-	-	-	-	50,227	50,227
Balance as of December 31, 2009	36,800,000	$36,800	$8,795,564	$3,534,093	$10,538,820	$2,704,340	$25,609,617

See notes to the consolidated financial statements

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in US$)

	Year ended December 31,
	2007	2008	2009
Cash flows from operating activities
Net income	$7,047,966	$9,330,791	$15,390,205
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	400,037	392,394	403,219
Change in operating assets and liabilities:
Accounts receivable	(1,403,045)	(2,722,502)	(5,314,704)
Inventories	(2,682,630)	(2,276,280)	961,005
Prepayments and other receivables	(161,645)	(180,656)	103,022
Accounts payable	367,451	(644,914)	(917,099)
Accrued expenses and other payables	4,424,271	(956,532)	(2,800,150)
Income taxes payable	31,901	(101,341)	268,092
Net cash provided by operating activities	8,024,306	2,840,960	8,093,590

Cash flows from investing activities
Purchase of property, plant and equipment	(255,422)	(74,017)	(80,800)
Net cash used in investing activities	(255,422)	(74,017)	(80,800)

Cash flows from financing activities
Capital contribution	711,781	571,396	-
Proceeds from short-term loans	5,776,401	6,750,691	4,677,761
Repayments of short-term loans	(4,227,275)	(6,032,533)	(4,677,761)
Dividends paid	(5,535,762)	(7,722,508)	(8,551,532)
Net cash used in financing activities	(3,274,855)	(6,432,954)	(8,551,532)
Effect of foreign currency exchange rate fluctuation on cash and cash equivalents	520,495	597,293	16,235
Net (decrease) increase in cash and cash equivalents	5,014,524	(3,068,718)	(522,507)
Cash and cash equivalents, beginning of period	4,701,217	9,715,741	6,647,023
Cash and cash equivalents, end of period	$9,715,741	$6,647,023 $	6,124,516

Cash paid during the period for:
Interest	$250,984	$322,313 $	291,282
Income tax	$1,760,580	$2,302,272 $	3,743,391

See notes to the consolidated financial statements

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$)

1.	PRINCIPAL ACTIVITIES AND ORGANIZATION

The consolidated financial statements include the financial statements of China Power Technology, Inc. (the "Company" or "China Power") and its subsidiaries, China Niceview Power Technology Limited ("China Niceview"), Hong Kong Niceview Power Technology Co., Limited ("Hong Kong Niceview"), Kaifeng Nice View Power Technology Co., Ltd. ("Kaifeng Nice View"), Henan Kaifeng Desheng Boiler Co., Ltd. ("Desheng Boiler") and Henan Desheng Boiler Installation Co., Ltd. ("Desheng Installation"). The Company and its subsidiaries are collectively referred to as the "Group".

Principal activities

China Power, formerly named Lincoln Floorplanning Co., Inc., was incorporated on September 25, 2007 for the purpose of providing floor plan financing to used car dealerships in North Carolina at interest rates and fees competitive in the market place for this type of financing. However, it did not engage in any operations and was dormant from its inception until its reverse acquisition of China Niceview on June 1, 2010.

On June 1, 2010, China Power completed a reverse acquisition transaction through a share exchange with China Niceview whereby China Power issued 36,800,000 new shares, representing 92% of its issued and outstanding shares on a fully-diluted basis immediately after the consummation of the reverse acquisition, to acquire 100% of the issued and outstanding shares of China Niceview. As a condition precedent to the consummation of the reverse acquisition, Sha Chen, the sole director and officer of the Company before the reverse acquisition, cancelled 4,898,750 shares of China Power’s common stock owned by her. As a result of the reverse acquisition, China Niceview became China Power’s wholly-owned subsidiary, and Wise Winning Limited ("Wise Winning"), the former sole stockholder of China Niceview, became China Power’s controlling stockholder. The share exchange transaction with China Niceview was treated as a reverse acquisition, with China Niceview as the accounting acquirer and China Power as the acquired party. All the statements prior to June 1, 2010 were solely for Desheng Bolier and Desheng Installation.

On June 16, 2010, the Company completed a private placement transaction with a group of investors (the "investors"), in which the Company issued to the investors an aggregate of 3,703,704 shares of its common stock for an aggregate purchase price of approximately US$10 million, or US$2.70 per share. The net proceeds after deducting offering costs amounted to approximately US$9.5 million.

China Niceview was incorporated as a limited liability company on April 19, 2010, in the British Virgin Islands ("BVI"), with registered capital of US$50,000.

Hong Kong Niceview was incorporated as a limited liability company on April 27, 2010, in Hong Kong, with registered capital of HK$10,000.

Kaifeng Nice View, a wholly-owned subsidiary of Hong Kong Niceview, was incorporated as a limited liability company on May 11, 2010 in Kaifeng city, Henan province, PRC, with registered capital of US$10,600,000.

Desheng Boiler was incorporated in Kaifeng city, Henan province, People’s Republic of China ("PRC") on April 28, 1997 with registered capital of Renminbi ("RMB")13,911,600. Desheng Boiler is engaged in manufacturing, sales and post-sale service of boilers, pressure containers and chemical industry equipments. The registered capital of Desheng Boiler was increased to RMB25,341,600 on May 24, 2004.

Desheng Installation was incorporated in Kaifeng city, Henan province, PRC on April 23, 2007 with registered capital of RMB10million. Desheng Installation is engaged in processing, technology and information consulting services of installation, reconstruction and maintenance of boilers.

Reorganization

Pursuant to the share transfer agreement signed between China Niceview and Shiyong Fan, the sole stockholder of Hong Kong Niceview, on May 19, 2010, Mr. Fan transferred all his shares in Hong Kong Niceview to China Niceview, with the result that Hong Kong Niceview became a wholly-owned subsidiary of China Niceview.

Kaifeng Nice View entered into a loan agreement with Shiyong Fan to borrow approximately RMB35 million (approximately $5.2 million) from Mr. Fan. The term of the loan is one year with no interest. Using the proceeds of the loan, Kaifeng Nice View acquired a 100% capital interest of Desheng Boiler and Desheng Installation described as follows. The loan was waived pursuant to a loan cancellation agreement between Kaifeng Nice View and Mr. Fan, on May 28, 2010, resulting in an increase in additional paid-in capital of Kaifeng Nice View. According to the PRC taxation law, such waived liability from stockholder is deemed income of the entity and subject to income tax. As a result, Kaifeng Nice View accrued the income tax payable at the applicable tax rate of 25%, and such tax liability was charged against additional paid-in capital, amounting to approximately RMB8.8million (approximately US$1.3million).

Pursuant to various share transfer agreements signed between Kaifeng Nice View and Honghai Zhang, who wholly controls Desheng Boiler and Desheng Installation directly and indirectly, on May 17, 2010, Mr. Zhang transferred all his controlling interests in Desheng Boiler and Desheng Installation to Kaifeng Nice View, with the result that Desheng Boiler and Desheng Installation became wholly-owned subsidiaries of Kaifeng Nice View.

On May 6, 2010, Shiyong Fan granted Honghai Zhang an option to acquire all capital interest in Wise Winning (the "Option Agreement"). The option will be exercisable by Mr. Zhang in the five-year period commencing on the date that is six months after the date on which a resale registration statement for the Company’s shares issued to the investors in Company’s June 2010 private placement is declared effective by the SEC.

Before and after this reorganization, Honghai Zhang continued to serve as chairman and chief executive of Desheng Boiler and chairman of Deshang Installation (the "Operating Subsidiaries") and, together with other management of the Company, continued to direct both the day-to-day operating and management of the Operating Subsidiaries, as well as their strategic direction. At the time the parties entered into the Option Agreement, it was expected that Mr. Zhang would exercise the option and regain the ownership of the Company in accordance with the Option Agreement. Furthermore, under the Option Agreement, without Mr. Zhang’s prior consent, Shiyong Fan may not increase the number of authorized shares of capital stock of, or cause a change in control of, Wise Winning or any direct or indirect subsidiary or affiliate of Wise Winning. The reorganization plan effectively resulted in Mr. Zhang continuing to bear the residual risks and rewards related to the Operating Subsidiaries. Because of the reasons described above, the Company is substantively controlled by Mr. Zhang, and the Company continued to consolidate the Operating Subsidiaries during the reorganization. The reorganization transaction is considered as a transaction between the parties under common control and did not establish a new basis in the assets and liabilities of the Operating Subsidiaries.

As a result, during reorganization, China Niceview, Hong Kong Niceview, Kaifeng Nice View, Desheng Boiler and Desheng Installation were under the common control of Honghai Zhang. Therefore, the reorganization was effectively legal recapitalization accounted for as transactions between entities under common control at the carry over basis, in a manner similar to pooling-of-interests accounting. The effect of the reorganization was applied retroactively to the prior year’s consolidated financial statements as if the current structure existed since inception.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

The reverse acquisition described in Note 1 was treated as recapitalization of the Company. As such, China Niceview is the continuing entity for financial reporting purposes. In a reverse acquisition the historical stockholders’ equity of the accounting acquirer prior to the merger is retroactively reclassified (a recapitalization) for the equivalent number of shares received in the merger after giving effect to any difference in par value of the registrant’s and the accounting acquirer’s stock by an offset in paid-in capital. Therefore, the consolidated financial statements have been prepared as if China Niceview had always been the reporting company and then, on the reverse acquisition date, changed its name and reorganized its capital stock.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$)

(b)	Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, depreciation period of property, plant and equipment, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(c)	Cash and cash equivalents

Cash includes not only currency on hand but demand deposits with banks or other financial institutions. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less. No cash and cash equivalents are restricted as to withdrawal or usage.

(d)	Accounts receivable

Accounts receivable are recognized and carried at original sales amounts less an allowance for uncollectible accounts, as needed.

Accounts receivable are reviewed periodically as to whether they are past due based on contractual terms and their carrying value has become impaired. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on an assessment of specific evidence indicating doubtful collection, historical experience, account balance aging and prevailing economic conditions. Accounts receivable balances are written off after all collection efforts have been exhausted. No significant account receivable balance was written off for the years ended December 31, 2007, 2008 and 2009.

There are no outstanding amounts from customers that individually represent greater than 10% of the total balance of accounts receivable for the years and periods presented.

(e)	Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the weighted average method. Inventory consists of raw materials and supplies, work in process and finished goods. The variable production overhead is allocated to each unit of production on the basis of the actual use of the production facilities. The allocation of fixed production overhead to the cost of conversion is based on the normal capacity of the production facilities.

Where there is evidence that the utility of inventories, in their disposal in the ordinary course of business, will be less than cost, whether due to physical deterioration, obsolescence, changes in price levels, or other causes, a provision is accrued for the difference with charges to cost of goods sold.

(f)	Property, plant and equipment

Property, plant and equipment are stated at historical cost less accumulated depreciation and impairment. The historical cost of acquiring an item of property, plant and equipment includes the costs necessarily incurred to bring it to the condition and location necessary for its intended use. If an item of property, plant and equipment requires a period of time in which to carry out the activities necessary to bring it to that condition and location, the interest cost incurred during that period as a result of expenditures for the item is a part of the historical cost. This item is categorized as construction in progress and is not depreciated until substantially all the activities necessary to bring it to the condition and location necessary for its intended use are completed.

Depreciation of property, plant and equipment is calculated using the straight-line method (after taking into account their respective estimated residual value) over the estimated useful lives of the assets as follows.

	Years	Residual value
Buildings and improvements	20	5%
Machinery	10	5%
Office equipment and furnishing	5	5%
Motor vehicles	5-6	5%

Depreciation of property, plant and equipment attributable to manufacturing activities is capitalized as part of inventories, and expensed to cost of goods sold when inventories are sold.

Expenditure for maintenance and repairs is expensed as incurred.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$)

The gain or loss on the disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of income.

Construction in progress represented capital expenditure in respect of direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to the appropriate category of property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. Construction in progress is not depreciated.

(g)	Land use rights

Land use rights represent the exclusive right to occupy and use a piece of land in the PRC during the contractual term of the land use rights. Land use rights are carried at cost and charged to expense on a straight line basis over the respective periods of the rights or the remaining period of the rights upon acquisition.

(h)	Long term investment

Long term investment that consists of ownership in a private financial institution in which the Group does not exercise significant influence, is accounted for under the cost method of accounting. Under cost method, the Group’s share of the earnings or losses of the investee are not reflected in investment gain or loss in the consolidated statement of income, unless the investee declares a dividend.

(i)	Impairment of long-lived assets

A long-lived asset (asset group) classified as held for sale is measured at the lower of its carrying amount or fair value less cost to sell. A long-lived asset is not depreciated (amortized) while it is classified as held for sale. A gain or loss not previously recognized that results from the sale of a long-lived asset (asset group) are recognized at the date of sale.

A long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. An impairment loss is recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). The assessment is based on the carrying amount of the asset (asset group) at the date it is tested for recoverability, whether in use or under development. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. There were no events or changes in circumstances that necessitated a review of impairment of long-lived assets as of December 31, 2008 and 2009.

(j)	Foreign currency translation and transactions

The Group’s functional currency is RMB.

At the date a foreign currency transaction is recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction is measured initially in the functional currency of the recording entity by use of the exchange rate in effect at that date. The increase or decrease in expected functional currency cash flows upon settlement of a transaction resulting from a fluctuation in the exchange rate between the functional currency and the currency in which the transaction is denominated is recognized as foreign currency transaction gain or loss that is included in determining net income for the period in which the transaction is reported. At each balance sheet date, recorded balances that are denominated in a foreign currency are adjusted to reflect the current exchange rate.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$)

The Group’s reporting currency is US$. Assets and liabilities are translated to the reporting currency at the current exchange rate at the balance sheet dates, and revenues and expenses are translated at the average exchange rates during the reporting periods. Translation adjustments are reported in other comprehensive income.

(k)	Contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, product and environmental liability, and tax matters. In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 5, “Accounting for Contingencies” (“Accounting Standards Codification (“ASC”) Topic 450”), the Group records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Historically, the Group has not experienced any material service liability claims.

(l)	Appropriated retained earnings

The income of the Group is distributable to its stockholders after transfer to reserves as required by relevant PRC laws, regulations and the articles of association. Appropriations to the reserves are approved by the respective boards of directors.

Reserves include statutory reserves and other reserves. Statutory reserves can be used to make good previous years’ losses, if any, and may be converted into capital in proportion to the existing equity interests of stockholders, provided that the balance after such conversion is not less than 25% of the registered capital. The appropriation of statutory reserves may cease to apply if the balance of the fund is equal to 50% of the entity’s registered capital. Pursuant to relevant PRC laws and articles of association of Desheng Boiler and Desheng Installation, the appropriation to the statutory reserves and other reserves is 15% of net profit of each entity after taxes, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP might differ from those reflected in the statutory financial statements of the Company’s subsidiaries.

(m)	Revenue recognition

Boiler manufacture

The Group recognizes revenue from boiler manufacture in accordance with Staff Accounting Bulletin No. 104, “Revenue recognition” (“ASC Topic 605”). All of the following criteria must exist in order for the Group to recognize revenue: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) price to the buyer is fixed or determinable; and (4) collectability is reasonably assured.

Delivery does not occur until products have been shipped to the customers, risk of loss has transferred to the customers and customers’ acceptance has been obtained, or the Group has objective evidence that the criteria specified in customers’ acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

In the PRC, value added tax (the "VAT") of 17% on invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The revenues are recognized on the net basis.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$)

Installation and other boiler related services

The Group recognizes the revenue of installation and other boiler related services, in accordance with Financial Accounting Standards Board codification 605-35, "Construction-Type and Production-Type Contracts", using the percentage-of-completion method. Under this method, contract revenue is computed as that percentage of estimated total revenue that costs incurred to date bear to total estimated costs, after giving effect to the most recent estimates of costs to complete. Repair and maintenance service revenue is recognized when the services are delivered. From time to time, the Group will record costs and estimated profits in excess of billings for a contract. Revisions in costs and revenue estimates are reflected in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined without regard to the percentage-of-completion.

(n)	Research and development costs

Research and development costs are expensed as incurred. These expenses consist of the costs of the Group’s internal research and development activities and the costs of developing new products and enhancing existing products. Research and development costs amounted to US$263,549, US$295,672 and US$326,446 for the years ended December 31, 2007, 2008 and 2009, respectively, were recorded in the general and administrative expenses and cost of goods sold.

(o)	Advertising

Advertising which generally represents the cost of promotions to create or stimulate a positive image of the Group or a desire to buy the Group’s products and services, are expensed as incurred. Advertising costs amounted to US$56,615, US$18,275, US$38,281 for the years ended December 31, 2007, 2008 and 2009, respectively, were recorded in the selling expenses.

(p)	Retirement and other postretirement benefits

Full-time employees of the Group participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the Group makes contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were approximately US$587,213, US$646,986, and US$714,585 for the years ended December 31, 2007, 2008 and 2009, respectively.

(q)	Income tax

The Group follows Statement of Financial Accounting Standard (“SFAS”) No. 109, “Accounting for Income Taxes” (“ASC Topic 740”) which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$)

(r)	Uncertain tax positions

The Group follows Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“ASC Topic 740”). ASC Topic 740 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income tax in interim periods, and income tax disclosures. The Group did not have any interest and penalties associated with tax positions and did not have any significant unrecognized uncertain tax positions as of December 31, 2008 and 2009.

(s)	Comprehensive income

The Group follows SFAS No. 130, “Reporting Comprehensive Income” (“ASC Topic 220”), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, ASC Topic 220 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. During the periods presented, the Group’s comprehensive income represents its net income and foreign currency translation adjustments.

(t)	Segment reporting

The management has determined that the Group, as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“ASC Topic 280-10”), has two operating segments, for sales of products and for providing the Installation and other boiler related services.

As the Company generates all of its revenues from customers in the PRC, no geographical segments are presented.

(u)	Fair value measurements

Financial instruments include cash and cash equivalents, accounts receivable, prepayments and other receivables, short-term loans, accounts payable and other payables. The carrying amounts of these financial instruments approximate their fair value due to the short term maturities of these instruments.

The Group adopted SFAS No. 157, “Fair Value Measurements” (“ASC Topic 820-10”) on January 1, 2008 for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). ASC Topic 820-10 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Group has not adopted ASC Topic 820-10 for non-financial assets and non-financial liabilities, as these items are not recognized at fair value on a recurring basis.

ASC Topic 820-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$)

ASC Topic 820-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC Topic 820-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

(v)	Recently issued accounting standards

The Financial Accounting Standards Board (“FASB”) establishes the Accounting Standards Codification (“ASC”).

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (“ASC Topic 105”) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. GAAP. All then existing accounting standards were superseded. All other accounting guidance not included in the Codification then is considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification.

Following the Codification, the FASB does not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it issues Accounting Standards Updates (“ASU”) which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

The Codification is not intended to change U.S. GAAP, but it changes the way U.S. GAAP is organized and presented. The Codification is effective for our 2009 annual consolidated financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature are referenced in accordance with the Codification. In order to ease the transition to the Codification, we are providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

Fair Value Accounting

In April 2009, the FASB issued the following updates that provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities:

FASB Staff Position (“FSP”) FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“ASC Topic 820-10-65”). This update relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to exercise judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$)

FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“ASC topic 320-10-65”). This update applies to investments in debt securities for which other-than-temporary impairments may be recorded. If an entity’s management asserts that it does not have the intent to sell a debt security and it is more likely than not that it will not have to sell the security before recovery of its cost basis, then an entity may separate other-than-temporary impairments into two components: 1) the amount related to credit losses (recorded in earnings) and 2) all other amounts (recorded in Other comprehensive income).

FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“ASC Topic 820-10-65”). This update requires a public traded company to disclosure about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods.

The above FSPs are effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. The Group believes the adoption of the above guidance does not have a material effect on its financial statements.

In August 2009, FASB issued ASU No. 2009-05 which amends ASC Topic 820-10, “Fair Value Measurements and Disclosures – Overall” to provide guidance on the fair value measurement of liabilities. This update requires clarification for circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC Topic 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This authoritative guidance is effective for fiscal years beginning on or after June 15, 2010. The Group does not expect the adoption of this guidance to have a material effect on its financial statements.

Business Combinations

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“ASC Topic 805”). This guidance requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. That replaces cost-allocation process of SFAS No. 141, “Business Combinations” (SFAS 141), which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. This guidance also requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values. In a bargain purchase in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, this guidance requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer.

This guidance is required to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. There was no business combination occurred for the year ended December 31, 2009.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$)

In April 2009, the FASB issued Staff Position No. FSP FAS 141(R)-1,“Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“ASC Topic 805-20”). This updated guidance amended the accounting treatment for assets and liabilities arising from contingencies in a business combination and requires that pre-acquisition contingencies be recognized at fair value, if fair value can be reasonably determined. If fair value cannot be reasonably determined, measurement should be based on the best estimate in accordance with SFAS No. 5, “Accounting for Contingencies” (“ASC Topic 450”). The Group does not have any assets acquired or liabilities assumed in a business combination that arise from contingencies.

Other Accounting Changes

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“ASC Topic 855”), which is effective for interim or annual financial periods ending after June 15, 2009. ASC Topic 855 establishes general standards of accounting and disclosure of events that occur after the balance sheet but before financial statements are issued or are available to be issued. However, since the Group will be a public entity, management is required to evaluate subsequent events through the date that financial statements are issued and disclose the date through which subsequent events have been evaluated, as well as the date the financial statements were issued. This authoritative guidance became effective for interim or annual periods ending after June 15, 2009. The adoption of this guidance did not have a material effect on the Group’s financial statements.

In February 2010, FASB issued ASU No. 2010-09 (“ASC Topic 855”) which removes the requirement for an SEC filer to disclose a date in both issued and revised financial statements. This amendment shall be applied prospectively for interim or annual financial periods ending after June 15, 2010. The management does not believe the adoption will have a material effect on the Group’s financial statements.

During 2009 and 2010, the FASB has issued several ASU’s – ASU No. 2009-02 through ASU No. 2010-13. Except for ASU’s No. 2009-05 discussed above, the ASU’s entail technical corrections to existing guidance or affect guidance related to specialized industries or entities and therefore have minimal, if any, impact on the Group.

(w)	Concentration of Risks

Concentration of Credit Risk

Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable. As of December 31, 2008 and 2009, all of the Group’s cash and cash equivalents were deposited in financial institutions located in the PRC, which management believes are of high credit quality. Accounts receivable are typically unsecured and are derived from revenue earned from customers in the PRC. The risk with respect to accounts receivable is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances.

Concentration of Customers

There are no revenues from any customers which individually represent greater than 10% of the total revenues for the periods presented.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$)

Concentration of Suppliers

The Group currently relies on a small number of suppliers as its source for steel plates and steel pipes, the primary raw material that is needed to produce its products. Raw materials are purchased only from pre-selected suppliers after evaluation, management believes that any of the current suppliers terminate their business arrangements with the Group or increase their prices of materials supplied, it would delay product shipments and materially adversely affect the Group’s business operations and profitability. A summary of the suppliers who individually accounted for 10% or more of the Group’s combined purchases is as follows:

	Year ended December 31,
	2007	2008	2009

Henan Yuyang Industry Co., Ltd.	24%	19%	16%
Anyang Steel Co., Ltd.	18%	18%	11%
Zhengzhou Tiandi Dalong Steel Co., Ltd.	<10%	<10%	<10%
Tianjin Seamless Steel Tubes Company Zhengzhou Sales Agency	<10%	<10%	<10%

Current vulnerability due to certain other concentrations

The Group’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

The Group transacts all of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that RMB may be readily convertible into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Additionally, the value of RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

3.	ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of the following:

	December 31,
	2008	2009
Accounts receivable	$8,845,508	$14,185,066

Because neither specific evidence indicating doubtful collection, nor long aging balance was identified during the fiscal years ended December 31, 2008 and 2009, management concluded that no allowance for doubtful accounts was required.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$)

4.	INVENTORIES

Inventories consist of the following:

	December 31,
	2008	2009
Raw materials	$2,729,121	$2,236,907
Work in process	2,684,533	4,540,050
Finished goods	3,588,076	1,285,633
	$9,001,730	$8,062,590

5.	PREPAYMENTS AND OTHER RECEIVABLES

Prepayments and other receivables consist of the following:

	December 31,
	2008	2009
Prepayments	$414,390	$293,468
Other receivables	33,646	52,604
	$448,036	$346,072

6.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	December 31,
	2008	2009
Buildings and improvements	$3,331,954	$3,419,385
Machinery	3,537,439	3,546,234
Office equipment and furnishing	204,209	205,053
Motor vehicles	286,308	287,020
Construction in progress	147,068	148,794
	7,506,978	7,606,486
Less: accumulated depreciation	(5,010,814)	(5,332,268)
	$2,496,164	$2,274,218

The Group recorded depreciation of US$315,268, US$299,651 and US$308,830 for the years ended December 31, 2007, 2008 and 2009, respectively.

Certain buildings with an aggregate carrying value of, US$1,509,047 and US$1,452,749 as of December 31, 2008 and 2009 respectively were pledged as collateral for bank loans.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$)

7.	LAND USE RIGHTS, NET

The following balances represented the land use rights of the Group as of the period ends presented:

	December 31,
	2008	2009
Land use rights	$4,720,901	$4,732,639
Less: accumulated amortization	(293,249)	(388,417)
	$4,427,652	$4,344,222

Land use rights represent cost of the land use rights in respect of land located in the PRC. The Group recorded amortization expenses of US$84,769, US$92,743 and US$94,389 for the years ended December 31, 2007, 2008 and 2009, respectively.

All the land use rights were pledged as collateral for bank loans as of December 31, 2008 and 2009.

8.	LONG TERM INVESTMENT

According to a share purchase agreement entered into by and between Kaifeng Cigarettes Sales Company ("Kaifeng Cigarettes") and Desheng Boiler dated December 31, 2005, Desheng Boiler purchased 4% of equity interest of Kaifeng Municipal Commercial Bank from Kaifeng Cigarettes at a consideration of RMB5,000,000, which accounted for 4% of the total registered capital of the bank. No dividend was received by Desheng Boiler from Kaifeng Municipal Commercial Bank during the fiscal years ended December 31, 2007, 2008 and 2009. No event or change in circumstance indicates that its carrying amount of the long term investment is not recoverable, and no impairment was recognized during the fiscal years ended December 31, 2008 and 2009.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$)

9.	SHORT-TERM LOANS

Short-term loans consist of the following:

			December 31,
	2008			2009
	Interest	Maturity		Interest	Maturity
Lender	rate	date	Balance	rate	date	Balance

	6.66%	Nov 16, 2009	$437,688	5.31%	Jul 15, 2010	$438,776
	5.58%	Nov 27, 2009	291,792	5.31%	Jul 15, 2010	292,517
Kaifeng Municipal Commercial Bank
Songdu Branch	5.58%	Dec 15, 2009	437,688	5.31%	Dec 21, 2010	438,776
	5.58%	Dec 22, 2009	291,792	5.31%	Dec 28, 2010	292,517
	10.02%	Oct 28, 2009	291,792	7.97%	Oct 21, 2010	292,517
Subtotal			$1,750,752			$1,755,103

Shanghai Pudong Development Bank	8.22%	Aug 13, 2009	2,917,918	5.84%	Aug 13, 2010	2,925,175
Total			$4,668,670			$4,680,278

All short-term loans were denominated in RMB for working capital purposes and were collateralized by buildings and land use rights, with average balances of US$3,628,702, US$4,160,991 and US$4,616,485, and weighted average interest rates of 6.917%, 7.746% and 6.310% for the years ended December 31, 2007, 2008 and 2009, respectively.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Amounts in US$)

The following table summarizes the unused lines of credit:

	December 31,
	2008				2009

		Maturity	Facility	Unused	Starting	Maturity	Facility	Unused
Lender	Starting date	date	amount	facility	date	date	amount	facility
Shanghai Pudong Development Bank	Aug 12, 2008	Aug 11, 2011	$4,376,878	$1,458,960	Aug 12, 2008	Aug 11, 2011	$4,387,761	$1,462,586

The above lines of credit were pledged by buildings and land use rights for working capital and general corporate purposes. The unused credit facilities can be withdrawn upon demand if the Group complies with the underlying undertakings, i.e. pre-approval by lender regarding liquidation, bankruptcy, merger, split-up, restructuring, or disposal of material assets, or change in shareholding structure, etc.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$)

10.	ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables as of the end of the periods presented consist of the following:

	December 31,
	2008	2009
Advance from customers	$3,761,035	$1,566,051
Payroll and welfare payable	1,053,345	783,811
VAT payable	115,476	129,854
Other taxes payable	545,526	207,449
Accrued expenses	40,612	34,588
Other payables	796,594	804,874
	$6,312,588	$3,526,627

11.	ADDITIONAL PAID-IN CAPITAL

The additional paid-in capital was derived from the liabilities waived and additional capital paid by the original stockholders before 2004.

12.	RESTRICTED NET ASSETS

As described in note 2(l), the net income of the Group is distributable only after sufficient appropriation of reserves. Amounts restricted to the transfer of funds to the members through loans, advances, or dividends, include common stock, additional paid-in capital and reserve funds of the Group as determined pursuant to the PRC accounting standards and regulations are US$12,216,379 and US$12,366,457 as of December 31, 2008 and 2009, respectively. (Note 17)

13.	TAXATION

Desheng Boiler and Desheng Installation each files separate tax returns.

1)	Value Added Tax (“VAT”)

Pursuant to the Provisional Regulation of the PRC on the VAT and its implementing rules, all entities and individuals (“taxpayers”) that are engaged in the sale of products in the PRC are generally required to pay the VAT at a rate of 17% of the gross sales proceeds received, less any deductible the VAT already paid or borne by the taxpayers. Further, when exporting goods, the exporter is entitled to a portion of or all the refund of VAT that it has already paid or incurred.

Desheng Boiler is subject to the VAT at 17% for its revenues.

2)	Business Tax (“BT”)

Pursuant to the Provisional Regulation of China on BT and its implementing rules, all entities and individuals that are engaged in providing services which are not subject to VAT in China are generally required to pay BT at a certain rate of the gross revenues from services.

Desheng Installation is subject to BT at tax rate of 3% for its revenues from installation services and tax rate of 5% for its revenues from technology and information consulting services.

3)	Income tax

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$)

PRC

In accordance with the relevant tax laws and regulations of the PRC, a company registered in the PRC is subject to state and local income taxes within the PRC at the applicable tax rate on the taxable income. On March 16, 2007, the National People’s Congress of the PRC enacted a new Enterprise Income Tax Law (“EIT Law”) under which foreign invested enterprises and domestic companies would be subject to EIT Law at a uniform rate of 25%. The EIT Law became effective on January 1, 2008.

Desheng Boiler was qualified as New and High-Tech Enterprise ("NHTE") before and after the EIT Law effective from January 1, 2008 and therefore it enjoyed a preferential tax rate of 15% in calendar years of 2007, 2008 and 2009.

Desheng Installation was subject to the statutory tax rate of 33% in calendar year of 2007, 25% in calendar years of 2008 and 2009.

The following table reconciles the Group’s effective tax for the periods presented:

	Year ended December 31,
	2007	2008	2009
Expected enterprise income tax at statutory tax rate	$2,917,348	$2,882,930	$4,850,422
Effect of preferential tax rate	(1,103,994)	(656,830)	(832,171)
Expenses non-deductable for tax purpose	1,967	3,006	-
Additional deductable expenses	(22,839)	(24,988)	(4,238)
Others	-	(3,188)	(2,530)
Effective enterprise income tax	$1,792,482	$2,200,930	$4,011,483

14.	COMMITMENTS AND CONTINGENCIES

The Group did not have any significant capital or lease commitment as of December 31, 2008 and 2009.

The Group is not currently a party to any legal proceeding, investigation or claim which, in the opinion of the management, is likely to have a material adverse effect on the business, financial condition or results of operations.

The Group did not incur any contingencies as of December 31, 2008 and 2009.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$)

15.	SEGMENT REPORTING

The management has determined that the Group, as defined by ASC 280-10, “Segment Reporting”, has two operating segments, for boiler manufacture and for providing Installation and other boiler related services and their financial summary is as follows:

	Boiler manufacture			Installation and other boiler related services			Total
	Year ended December 31,			Year ended December 31,			Year ended December 31,
	2007	2008	2009	2007	2008	2009	2007	2008	2009

Revenues	$31,813,579	$37,056,802	$43,807,236	$11,509,471	$17,350,233	$27,167,755	$43,323,050	$54,407,035	$70,974,991
Cost of goods sold	23,575,840	27,106,568	32,285,002	7,741,147	11,542,334	15,068,023	31,316,987	38,648,902	47,353,025
Operating expenses	2,627,650	3,199,659	3,085,718	530,188	846,944	1,011,043	3,157,838	4,046,603	4,096,761
Income tax expense	899,124	960,076	1,242,656	893,358	1,240,854	2,768,827	1,792,482	2,200,930	4,011,483
Segment profit	4,695,262	5,608,229	7,079,054	2,352,704	3,722,562	8,311,151	7,047,966	9,330,791	15,390,205
Expenditure for segment assets	255,422	72,753	80,800	-	1,264	-	255,422	74,017	80,800
Segment assets	$25,072,798	$26,641,427	$27,122,240	$4,332,690	$5,954,166	$8,945,738	$29,405,488	$32,595,593	$36,067,978

16.	SUBSEQUENT EVENT

As of October 22, 2010, which is the consolidated financial statements issuance date, management identified the following subsequent events:

Reorganization

On April 19, 2010, China Niceview Power Technology Limited ("China Niceview") was incorporated as a limited liability company in the British Virgin Islands ("BVI"), with registered capital US$50,000.

On April 27, 2010, Hong Kong Niceview Power Technology Co., Limited ("HK Niceview") was incorporated as a limited liability company in Hong Kong, with registered capital HK$10,000.

On May 6, 2010, Shiyong Fan granted Honghai Zhang an option to acquire all capital interest in Wise Winning (the "Option Agreement"). The option will be exercisable by Mr. Zhang in the five-year period commencing on the date that is six months after the date on which a resale registration statement for the Company’s shares issued to the investors in the Company’s June 2010 private placement is declared effective by the SEC.

On May 11, 2010, Kaifeng Nice View Power Technology Co., Ltd. ("Kaifeng Nice View"), a wholly-owned subsidiary of HK Niceview, was incorporated as a limited liability company in Kaifeng city, Henan province, PRC, with registered capital US$10,600,000.

On May 17, 2010, pursuant to various agreements signed between Kaifeng Nice View and Honghai Zhang, the stockholder of Desheng Boiler and Desheng Installation, Honghai Zhang transferred all his shares in Desheng Boiler and Desheng Installation to Kaifeng Nice View, after which Kaifeng Nice View became the sole stockholder of Desheng Boiler and Desheng Installation.

On May 17, 2010, Kaifeng Nice View entered into a loan agreement (the "Loan") with Shiyong Fan for a total amount of RMB 35.3 million (approximately $5.2 million). The Loan has a one year term and is interest free. Kaifeng Nice View used the proceeds of the Loan to acquire a 100% capital interest of Desheng Boiler from Honghai Zhang.

On May 19, 2010, pursuant to the agreement signed between China Niceview and Shiyong Fan, the stockholder of HK Niceview, Mr. Fan transferred all his shares of HK Niceview to China Niceview, after which China Niceview became the sole stockholder of HK Niceview.

On May 27, 2010, pursuant to the agreement signed between Wise Winning Limited ("Wise Winning"), a limited liability company incorporated in BVI on July 1, 2009, with registered capital US$50,000, and Mr. Fan, the stockholder of China Niceview, Mr. Shiyong Fan transferred all his shares of China Niceview to Wise Winning, after that Wise Winning became the sole stockholder of China Niceview.

On May 28, 2010, the Loan was waived pursuant to a loan cancellation agreement between Kaifeng Nice View and Shiyong Fan, on May 28, 2010, resulting in the increase in additional paid-in capital of Kaifeng Nice View. According to the PRC taxation law, such waived liability from stockholder is deemed as income of the entity and subject to income tax. As a result, Kaifeng Nice View accrued the income tax payable at the applicable tax rate of 25%, and such tax liability was charged against additional paid-in capital, amounting to approximately RMB8.8million (approximately US$1.3million) accordingly

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in US$)

Reverse merger

On June 1, 2010, a share exchange agreement (“Share Exchange Agreement”) was signed among Lincoln Floorplanning Co., Inc., a Nevada corporation (“Lincoln”), China Niceview and Wise Winning, the sole stockholder of China Niceview. The closing of the transaction (the “Closing”) took place on June 1, 2010 (the “Closing Date”).

On the Closing Date, pursuant to the terms of the Share Exchange Agreement, Lincoln acquired all the common stock of China Niceview (the “Interests”) from its sole stockholder; and the sole stockholder transferred and contributed all of its Interests to Lincoln. In exchange, Lincoln newly issued to the sole stockholder 36,800,000 shares of common stock, par value $0.001, constituting 92% of the issued and outstanding capital stock of Lincoln on a fully diluted basis.

As a result of the share exchange, Lincoln obtained the entire share interests of China Niceview and gained full control on the Group indirectly. The acquisition was accounted for as a recapitalization effected by a share exchange. China Niceview is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

On July 1, 2010, Desheng Installation entered into an acquisition agreement (the "Acquisition Agreement") with Fuyuan Installation, which is incorporated in Jinan city, Shandong province, PRC. According to the Acquisition Agreement, Desheng Installation acquired 60% of the capital interest of Fuyuan Installation from Mr. Shisen Zhang, one of the original stockholders of Fuyuan Installation, for cash consideration of RMB63 million (US$9.3 million).

Fuyuan Installation is engaged in installing boilers, high pressure pipes and relevant equipment. It also provides maintenance and repair services for the installed boilers, high pressure pipes and other equipment. The allocation of Fuyuan Installation’s purchase price among the assets acquired and liabilities assumed is based on estimates of the fair value. Under the purchase method of accounting, the total purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values with the excess charged to goodwill..

Assets
Cash and cash equivalents	$5,524,473
Accounts receivable	3,724,417
Due from owner	323,451
Other receivables	1,291,133
Property, plant and equipment, net	90,323
Identifiable intangible assets
-License for Boiler	5,357,611
-License for Pipe	1,274,058
-Unfinished contracts	326,831
Total Identifiable intangible assets	6,958,500
Deferred tax assets	11,806
Goodwill	1,660,922
Liabilities
Accrued expenses and other payables	2,323,975
Income tax payable	299,142
Deferred tax liability	1,739,625

Less: Fair value of noncontrolling interest	5,945,162

Purchase price	$9,277,121

Pursuant to the ASC Topic 350 (formerly SFAS No. 142, ‘‘Goodwill and Other Intangible Assets’’), goodwill is not amortized; rather, impairment tests are performed at least annually or more frequently if circumstances indicate impairment may have occurred. If impairment exists, goodwill is immediately written off to its fair value through a current charge to income. Accordingly, goodwill arising from the Acquisition will be subject to impairment testing annually.

17.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed balance sheets
	December 31,
	2008	2009

ASSETS
Non-current asset
Investment in China Niceview	$18,720,717	$25,609,617
	$18,720,717	$25,609,617
Commitments and contingencies	-	-

LIABILITIES AND EQUITY
Stockholders' equity
Common stock (US$0.001 par value, 100,000,000 shares authorized, 36,800,000 shares outstanding as of December 31, 2008 and 2009, respectively)	38,600	38,600
Additional paid-in capital	12,179,579	12,329,657
Unappropriated retain earnings	6,504,338	13, 243,160
Total equity	18,720,717	25,609,617
	$18,720,717	$25,609,617

Condensed statements of operations
	Year ended December 31,
	2007	2008	2009

Operating income
Equity in profit of China Niceview	$3,172,913	$1,260,808	$6,738,822
Net income	$3,172,913	$1,260,808	$6,738,822

Condensed cash flow statements
	Year ended December 31,
	2007	2008	2009

Cash flows from operating activities:
Net income	$3,172,913	$1,260,808	$6,738,822
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in profit of China Niceview	(3,172,913)	(1,260,808)	(6,738,822)

Net cash provided by operating activities	-	-	-
Net change in cash and cash equivalents	-	-	-
Cash and cash equivalents, beginning of year	-	-	-
Cash and cash equivalents, end of year	$-	$-	$-

Basis of Presentation

The parent company only condensed financial statements have been provided pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, which require condensed financial statements as to the financial position, changes in financial position and results of operations of a parent company as if the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries (including variable interest entities) together exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. As of December 31, 2009, US$12,366,457 of the restricted net assets was not available for distribution, and as such, the condensed financial statements of the Company have been presented for the years ended December 31, 2007, 2008 and 2009.

For the presentation of the parent company only condensed financial information, the Company records its investment in subsidiaries under the equity method of accounting as prescribed in ASC Topic 313 (formerly APB opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”). Such investment is presented on the balance sheets as “Investment in China Niceview” and 100% of the subsidiary profit or loss as “Equity in profit of China Niceview” on the statements of operations.

CHINA POWER TECHNOLOGY, INC.

Consolidated Financial Statements

June 30, 2010 (unaudited)

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONTENTS

Page
Consolidated financial statements:	F-28

Consolidated balance sheets as of December 31, 2009 and June 30, 2010 (unaudited)	F-30

Consolidated statements of income and comprehensive income for the three and six months ended June 30, 2009 and 2010 (unaudited)	F-31

Consolidated statements of cash flows for the six months ended June 30, 2009 and 2010 (unaudited)	F-32

Notes to the consolidated financial statements (unaudited)	F-33 - F-50

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in US$)

	December 31,	June 30,
	2009	2010
		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,124,516	$17,588,647
Accounts receivable, net	14,185,066	12,571,774
Inventories	8,062,590	8,206,596
Prepayments and other receivables	346,072	2,881,674
Total current assets	28,718,244	41,248,691

Non-current assets
Property, plant and equipment, net	2,274,218	2,294,768
Land use rights, net	4,344,222	4,326,298
Long term investment	731,294	736,279
	7,349,734	7,357,345
	$36,067,978	$48,606,036

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	1,802,444	2,749,068
Accrued expenses and other payables	3,526,627	3,661,405
Income tax payable	449,012	1,893,859
Short-term loans	$4,680,278	$4,712,188
Total current liabilities, commitments and contingencies	10,458,361	13,016,520

Equity

Common stock (US$0.001 par value, 100,000,000 shares authorized, 36,800,000 and 43,703,704 shares outstanding as of December 31, 2009 and June 30, 2010, respectively)	36,800	43,704
Additional paid-in capital	8,795,564	17,012,279
Appropriated retained earnings	3,534,093	3,534,093
Unappropriated retained earnings	10,538,820	12,106,844
Accumulated other comprehensive income	2,704,340	2,892,596
Total equity	25,609,617	35,589,516
	$36,067,978	$48,606,036

See notes to the consolidated financial statements

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in US$)

	Three months ended June 30,		Six months ended June 30,
	2009	2010	2009	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$18,951,139	$26,144,203	$36,729,764	$46,706,197
Cost of goods sold	12,453,382	17,416,056	24,480,095	31,051,753
Gross profit	6,497,757	8,728,147	12,249,669	15,654,444
Operating expenses
Selling expenses	702,536	927,741	1,434,430	1,605,692
General and administrative expenses	407,626	532,763	778,841	986,065
	1,110,162	1,460,504	2,213,271	2,591,757
Other income (expenses)
Interest income	14,931	865	23,141	8,175
Interest expense	(73,170)	(61,536)	(145,337)	(129,050)
Other operating income	23,708	7,351	92,175	11,332
	(34,531)	(53,320)	(30,021)	(109,543)
Income before income tax expense	5,353,064	7,214,323	10,006,377	12,953,144

Income tax expense	1,123,726	1,574,395	2,055,060	2,752,751
Net income	$4,229,338	$5,639,928	$7,951,317	$10,200,393

Comprehensive income:
Net income	4,229,338	5,639,928	7,951,317	10,200,393
Foreign currency translation adjustment	50,244	184,095	74,294	188,256
Comprehensive income	$4,279,582	$5,824,023	$8,025,611	$10,388,649

Basic and diluted earnings per share	$0.11	$0.15	$0.22	$0.27
Weighted average common shares outstanding- basic and diluted	36,800,000	38,407,243	36,800,000	37,603,621

Cash dividends per share	$-	$-	$-	$0.23

See notes to the consolidated financial statements

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in US$)

	Six months ended June 30,
	2009	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$7,951,317	$10,200,393
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expenses	204,198	199,072
Change in operating assets and liabilities:
Accounts receivable	161,939	1,699,036
Inventories	1,547,899	(88,465)
Prepayments and other receivables	88,574	(1,054,240)
Accounts payable	(1,190,873)	928,411
Accrued expenses and other payables	(354,632)	(125,660)
Income tax payable	24,735	419,310
Net cash provided by operating activities	8,433,157	12,177,857

Cash flows from investing activities
Purchase of property, plant and equipment	(1,359)	(156,876)
Deposit for acquisition of Shandong Fuyuan Equipment Installation Co., Ltd (Fuyuan Installation)	-	(1,463,113)
Net cash used in investing activities	(1,359)	(1,619,989)

Cash flows from financing activities
Proceeds from private placement	-	9,404,304
Net proceeds from stockholders	-	73,156
Dividends paid	-	(8,632,369)
Net cash provided from financing activities	-	845,091
Effect of foreign currency exchange rate net changes in cash and cash equivalents	35,679	61,172
Net changes in cash and cash equivalents	8,467,477	11,464,131
Cash and cash equivalents, beginning of period	6,647,023	6,124,516
Cash and cash equivalents, end of period	$15,114,500	$17,588,647

Cash paid during the period for:
Interest paid	$145,337	$129,050
Income tax paid	$1,787,650	$2,600,631

See notes to the consolidated financial statements

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Amounts in US$)

1.	PRINCIPAL ACTIVITIES AND ORGANIZATION

The consolidated financial statements include the financial statements of China Power Technology, Inc. (the “Company” or “China Power”) and its subsidiaries, China Niceview Power Technology Limited (“China Niceview”), Hong Kong Niceview Power Technology Co., Limited (“Hong Kong Niceview”), Kaifeng Nice View Power Technology Co., Ltd. (“Kaifeng Nice View”), Henan Kaifeng Desheng Boiler Co., Ltd. (“Desheng Boiler”) and Henan Desheng Boiler Installation Co., Ltd. (“Desheng Installation”). The Company and its subsidiaries are collectively referred to as the “Group”.

Principal activities

China Power, formerly named Lincoln Floorplanning Co., Inc., was incorporated on September 25, 2007 for the purpose of providing floor plan financing to used car dealerships in North Carolina at interest rates and fees competitive in the market place for this type of financing. However, it did not engage in any operations and was dormant from its inception until its reverse acquisition of China Niceview on June 1, 2010.

On June 1, 2010, China Power completed a reverse acquisition transaction through a share exchange with China Niceview whereby China Power issued 36,800,000 new shares, representing 92% of its issued and outstanding shares on a fully-diluted basis immediately after the consummation of the reverse acquisition, to acquire 100% of the issued and outstanding shares of China Niceview. As a condition precedent to the consummation of the reverse acquisition, Sha Chen, the sole director and officer of the Company before the reverse acquisition, cancelled 4,898,750 shares of China Power’s common stock owned by her. As a result of the reverse acquisition, China Niceview became China Power’s wholly-owned subsidiary, and Wise Winning Limited (“Wise Winning”), the former sole stockholder of China Niceview, became China Power’s controlling stockholder. The share exchange transaction with China Niceview was treated as a reverse acquisition, with China Niceview as the accounting acquirer and China Power as the acquired party. All the statements prior to June 1, 2010 were solely for Desheng Boiler and Desheng Installation.

On June 16, 2010, the Company completed a private placement transaction with a group of investors (the “investors”), in which the Company issued to the investors an aggregate of 3,703,704 shares of its common stock for an aggregate purchase price of approximately US$10 million, or US$2.70 per share. The net proceeds after deducting offering cost amounted to approximately US$9.5 million.

China Niceview was incorporated as a limited liability company on April 19, 2010, in British Virgin Islands (“BVI”), with registered capital of US$50,000.

Hong Kong Niceview was incorporated as a limited liability company on April 27, 2010, in Hong Kong, with registered capital of HK$10,000.

Kaifeng Nice view, a wholly-owned subsidiary of Hong Kong Niceview, was incorporated as a limited liability company on May 11, 2010 in Kaifeng city, Henan province, PRC, with registered capital of US$10,600,000.

Desheng Boiler was incorporated in Kaifeng city, Henan province, People’s Republic of China (“PRC”) on April 28, 1997 with registered capital of Renminbi (“RMB”)13,911,600. Desheng Boiler is engaged in manufacturing, sales and post-sale service of boilers, pressure containers and chemical industry equipment. The registered capital of Desheng Boiler was increased to RMB25,341,600 on May 24, 2004.

Desheng Installation was incorporated in Kaifeng city, Henan province, PRC on April 23, 2007 with registered capital of RMB10million. Desheng Installation is engaged in processing, technology and information consulting services of installation, reconstruction and maintenance of boilers.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Amounts in US$)

Reorganization

Pursuant to the share transfer agreement signed between China Niceview and Shiyong Fan, the sole stockholder of Hong Kong Niceview on May 19, 2010, Mr. Fan transferred all his shares in Hong Kong Niceview to China Niceview, resulting that Hong Kong Niceview became a wholly-owned subsidiary of China Niceview.

Kaifeng Nice View entered into a loan agreement with Shiyong Fan to borrow approximately RMB35 million (approximately $5.2 million) from Mr. Fan. The term of the loan is one year with no interest. Using the proceeds of the loan, Kaifeng Nice View acquired 100% capital interest of Desheng Boiler and Desheng Installation described as following. The loan was cancelled pursuant to a loan cancellation agreement between Kaifeng Nice View and Mr. Fan, on May 28, 2010, resulting in the increase in additional paid-in capital of Kaifeng Nice View. According to the PRC taxation law, such waived liability from stockholder is deemed as income of the entity and subject to income tax. As a result, Kaifeng Nice View accrued the income tax payable at the applicable tax rate of 25%, and such tax liability was charged against additional paid-in capital, amounting to approximately RMB8.8million (approximately US$1.3million) accordingly (note 14).

Pursuant to various share transfer agreements signed between Kaifeng Nice View and Honghai Zhang, who wholly controls Desheng Boiler and Desheng Installation directly and indirectly, on May 17, 2010, Mr. Zhang transferred all his controlling interests in Desheng Boiler and Desheng Installation to Kaifeng Nice view, resulting that Desheng Boiler and Desheng Installation became the wholly-owned subsidiaries of Kaifeng Nice View.

On May 6, 2010, Shiyong Fan granted Honghai Zhang an option to acquire all ownership interest in Wise Winning (the "Option Agreement"). The option will be exercisable by Honghai Zhang in the five-year period commencing on the date that is six months after the date on which a resale registration statement for the Company’s shares issued to the investors in the Company’s June 2010 private placement is declared effective by the SEC.

Before and after this reorganization, Honghai Zhang continued to serve as chairman and chief executive of Desheng Boiler and chairman of Deshang Installation (the “Operating Subsidiaries”) and, together with other management of the Company, continued to direct both the day-to-day operating and management of the Operating Subsidiaries, as well as their strategic direction. At the time the parties entered into the Option Agreement, it was expected that Mr. Zhang would exercise the option and regain the ownership of the Company in accordance with the Option Agreement. Furthermore, under the Option Agreement, without Mr. Zhang’s prior consent, Shiyong Fan may not increase the number of authorized shares of capital stock of, or cause a change in control of, Wise Winning or any direct or indirect subsidiary or affiliate of Wise Winning. The reorganization plan effectively resulted in Mr. Zhang continuing to bear the residual risks and rewards related to the Operating Subsidiaries. Because of the reasons described above, the Company is substantively controlled by Mr. Zhang, and the Company continued to consolidate the Operating Subsidiaries during the reorganization. The reorganization transaction is considered as a transaction between the parties under common control and did not establish a new basis in the assets and liabilities of the Operating Subsidiaries.

As a result, during reorganization, China Niceview, Hong Kong Niceview, Kaifeng Nice View, Desheng Boiler and Desheng Installation were under common control of Honghai Zhang. Therefore, the reorganization was effectively a legal recapitalization accounted for as transactions between entities under common control at the carry over basis, in a manner similar to pooling-of-interests accounting. The effect of the reorganization was applied retroactively to the prior year’s consolidated financial statements as if the current structure existed since inception.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Change of reporting entity and basis of presentation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

The reverse acquisition described in Note 1 was treated as recapitalization of the Company. As such, China Niceviews is the continuing entity for financial reporting purposes. SEC Manual Item 2.6.5.4 Reverse Acquisitions requires that “in a reverse acquisition the historical stockholder’s equity of the accounting acquirer prior to the merger is retroactively reclassified (a recapitalization) for the equivalent number of shares received in the merger after giving effect to any difference in par value of the registrant’s and the accounting acquirer’s stock by an offset in paid in capital.” Therefore, the consolidated financial statements have been prepared as if China Niceview had always been the reporting company and then on the reverse acquisition date, had changed its name and reorganized its capital stock.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Amounts in US$)

The consolidated interim financial information as of June 30, 2010 and for the three and six-month periods ended June 30, 2009 and 2010 have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The interim financial information should be read in conjunction with the Financial Statements and the notes thereto, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, previously filed with the SEC.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the Company’s consolidated financial position as of June 30, 2010, its consolidated results of operations for the three and six-month periods ended June 30, 2009 and 2010 and its cash flows for the six-month periods ended June 30, 2009 and 2010, as applicable, have been made. The interim results of operations are not necessarily indicative of the operating results for the full fiscal year or any future periods.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Amounts in US$)

(b)	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Group to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, depreciation period of property, plant and equipment, and related disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(c)	Business combination

For a business combination, the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree were recognized at the acquisition date, measured at their fair values as of that date. In a business combination achieved in stages, the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, were recognized at the full amounts of their fair values. In a bargain purchase in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, that excess in earnings was recognized as a gain attributable to the Group.

Deferred tax liability and asset were recognized for the deferred tax consequences of differences between the tax bases and the recognized values of assets acquired and liabilities assumed in a business combination in accordance with Accounting Standard Codification (“ASC”) Topic 740-10 (Formerly Statement of Financial Accounting Standard (“SFAS”) No.109 “Accounting for Income Taxes”)

(d)	Cash and cash equivalents

Cash includes not only currency on hand but demand deposits with banks or other financial institutions. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less. No cash and cash equivalents are restricted as to withdrawal or usage.

(e)	Accounts receivable

Accounts receivable are recognized and carried at original sales amounts less an allowance for uncollectible accounts, as needed.

Accounts receivable are reviewed periodically as to whether they are past due based on contractual terms and their carrying value has become impaired. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on an assessment of specific evidence indicating doubtful collection, historical experience, account balance aging and prevailing economic conditions. Accounts receivable balances are written off after all collection efforts have been exhausted. No significant account receivable balance was written off for six months ended June 30, 2009 and 2010, respectively.

There are no outstanding amounts from customers that individually represent greater than 10% of the total balance of accounts receivable as of December 31, 2009 and June 30, 2010.

(f)	Inventories

Inventories are stated at lower of cost or market. Cost is determined using weighted average method. Inventory includes raw materials and supplies, work in process and finished goods. The variable production overheads are allocated to each unit of production on the basis of the actual use of the production facilities. The allocation of fixed production overheads to the cost of conversion is based on the normal capacity of the production facilities.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Amounts in US$)

Where there is evidence that the utility of inventories, in their disposal in the ordinary course of business, will be less than cost, whether due to physical deterioration, obsolescence, changes in price levels, or other causes, a provision is accrued.

(g)	Property, plant and equipment

Property, plant and equipment are stated at historical cost less accumulated depreciation and impairment. The historical cost of acquiring an item of property, plant and equipment includes the costs necessarily incurred to bring it to the condition and location necessary for its intended use. If an item of property, plant and equipment requires a period of time in which to carry out the activities necessary to bring it to that condition and location, the interest cost incurred during that period as a result of expenditures for the item is a part of the historical cost. This item is categorized as construction in progress and is not depreciated until substantially all the activities necessary to bring it to the condition and location necessary for its intended use are completed.

Depreciation of property, plant and equipment is calculated using the straight-line method (after taking into account their respective estimated residual value) over the estimated useful lives of the assets as follows.

		Residual
	Years	value
Buildings and improvements	20	5%
Machinery	10	5%
Office equipment and furnishing	5	5%
Motor vehicles	5-6	5%

Depreciation of property, plant and equipment attributable to manufacturing activities is capitalized as part of inventories, and expensed to cost of goods sold when inventories are sold.

Expenditures for maintenance and repairs are expensed as incurred.

The gain or loss on the disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of income.

Construction in progress represented capital expenditure in respect of direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to the appropriate category of property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. Construction in progress is not depreciated.

(h)	Land use rights

Land use rights represent the exclusive right to occupy and use a piece of land in the PRC during the contractual term of the land use right. Land use right are carried at cost and charged to expense on a straight line basis over the respective periods of the rights or the remaining period of the rights upon acquisition.

(i)	Long term investment

Long term investment consists of ownership in the private financial institution, which the Group does not exercise significant influence, is accounted for under the cost method of accounting. Under cost method, the Group’s share of the earnings or losses of the investee are not reflected in investment gain or loss in the consolidated statement of income, unless the investee announces the dividend distribution.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Amounts in US$)

(j)	Impairment of long-lived assets

A long-lived asset (asset group) classified as held for sale is measured at the lower of its carrying amount or fair value less cost to sell. A long-lived asset is not depreciated (amortized) while it is classified as held for sale. A gain or loss not previously recognized that results from the sale of a long-lived asset (asset group) are recognized at the date of sale.

A long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. An impairment loss is recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long- lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). The assessment is based on the carrying amount of the asset (asset group) at the date it is tested for recoverability, whether in use or under development. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. There were no events or changes in circumstances that necessitated a review of impairment of long-lived assets as of December 31, 2009 and June 30, 2010.

(k)	Foreign currency translation and transactions

The Group’s functional currency is RMB.

At the date a foreign currency transaction is recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction is measured initially in the functional currency of the recording entity by use of the exchange rate in effect at that date. The increase or decrease in expected functional currency cash flows upon settlement of a transaction resulting from a change in exchange rates between the functional currency and the currency in which the transaction is denominated is recognized as foreign currency transaction gain or loss that is included in determining net income for the period in which the exchange rate changes. At each balance sheet date, recorded balances that are denominated in a foreign currency are adjusted to reflect the current exchange rate.

The Group’s reporting currency is US$. Assets and liabilities are translated to the reporting currency at the current exchange rate at the balance sheet dates, and revenues and expenses are translated at the average exchange rates during the reporting periods. Translation adjustments are reported in other comprehensive income.

(l)	Contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, product and environmental liability, and tax matters. In accordance with ASC Topic 450 (formerly SFAS No. 5, “Accounting for Contingencies”), the Group records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Historically, the Group has not experienced any material service liability claims.

(m)	Appropriated retained earnings

The income of the Group is distributable to its stockholders after transfer to reserves as required by relevant PRC laws, regulations and the articles of association. Appropriations to the reserves are approved by the respective boards of directors.

Reserves include statutory reserves and other reserves. Statutory reserves can be used to make good previous years’ losses, if any, and may be converted into capital in proportion to the existing equity interests of stockholders, provided that the balance after such conversion is not less than 25% of the registered capital. The appropriation of statutory reserve may cease to apply if the balance of the fund is equal to 50% of the entity’s registered capital.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Amounts in US$)

Pursuant to relevant PRC laws and articles of association of Desheng Boiler and Desheng Installation, the appropriation to the statutory reserves and other reserves is 15% of net profit after taxation of respective entity, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP might differ from those reflected in the statutory financial statements of the Company’s subsidiaries.

(n)	Revenue recognition

Boiler manufacture

The Group recognizes revenue from boiler manufacture in accordance with ASC Topic 605 (formerly Staff Accounting Bulletin No. 104, “Revenue recognition” ). All of the following criteria must exist in order for the Group to recognize revenue: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) price to the buyer is fixed or determinable; and (4) collectability is reasonably assured.

Delivery does not occur until products have been shipped to the customers, risk of loss has transferred to the customers and customers’ acceptance has been obtained, or the Group has objective evidence that the criteria specified in customers’ acceptance provisions have been satisfied.

In the PRC, value added tax (the “VAT”) of 17% on invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The revenues are recognized on the net basis.

Installation, technology and information consulting services

The Group recognizes the revenue of installation and technology and information consulting services in accordance with ASC Topic 605-35, "Construction-Type and Production-Type Contracts", using the percentage-of-completion method. Under this method, contract revenue is computed as that percentage of estimated total revenue that costs incurred to date bear to total estimated costs, after giving effect to the most recent estimates of costs to complete. Repair and maintenance service revenue is recognized when the services are delivered. From time to time, the Group will record costs and estimated profits in excess of billings for a contract. Revisions in costs and revenue estimates are reflected in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined without regard to the percentage-of-completion.

(o)	Research and development costs

Research and development costs are expensed as incurred. These expenses consist of the costs of the Group’s internal research and development activities and the costs of developing new products and enhancing existing products. Research and development costs amounted to US$156,358 and US$177,346 were recorded in the general and administrative expenses and cost of goods sold for six months ended June 30, 2009 and 2010, respectively. And the research and development cost were US$81,179 and US$90,673 for three months ended June 30, 2009 and 2010.

(p)	Advertising

Advertising which generally represents the cost of promotions to create or stimulate a positive image of the Group or a desire to buy the Group’s products and services, are expensed as incurred. Advertising costs amounted to US$20,886 and US$28,410 were recorded in the selling expenses for six months ended June 30, 2009 and 2010, respectively. And the advertising costs were US$1,460 and US$26,421 and for three months ended June 30, 2009 and 2010, respectively.

(q)

Retirement and other postretirement benefits Full-time employees of the Group in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Amounts in US$)

Chinese labor regulations require that the Group makes contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were US$384,012 and US$367,124for six months ended June 30, 2009 and 2010, respectively. The total amounts were US$209,454 and US$184,842 for three months ended June 30, 2009 and 2010, respectively.

(r)	Income tax

The Group follows ASC Topic 740 (formerly SFAS No. 109, “Accounting for Income Taxes”) which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income tax are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

(s)	Uncertain tax positions

The Group follows ASC Topic 740 (formerly Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”) prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income tax in interim periods, and income tax disclosures. The Group did not have any interest and penalties associated with tax positions and did not have any significant unrecognized uncertain tax positions as of December 31, 2009 and June 30, 2010.

(t)	Comprehensive income

The Group follows ASC Topic 220 (formerly SFAS No. 130, “Reporting Comprehensive Income”), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, ASC Topic 220 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. During the periods presented, the Group’s comprehensive income represents its net income and foreign currency translation adjustments.

(u)	Segment reporting

The management has determined that the Group, as defined by ASC Topic 280-10 (formerly SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”), has two operating segments, for sales of products and for providing the installation, technology and information consulting services.

As the Company generates all of its revenues from customers in the PRC, no geographical segments are presented.

(v)	Fair value measurements

Financial instruments include cash and cash equivalents, accounts receivable, prepayments and other receivables, short-term loans, accounts payable and other payables. The carrying amounts of these financial instruments approximate their fair value due to the short term maturities of these instruments.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Amounts in US$)

The Group adopted ASC Topic 820-10 (formerly SFAS No. 157, “Fair Value Measurements”) on January 1, 2008 for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). ASC Topic 820-10 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Group has not adopted ASC Topic 820-10 for non-financial assets and non- financial liabilities, as these items are not recognized at fair value on a recurring basis.

ASC Topic 820-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC Topic 820-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC Topic 820-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

(w)	Recently issued accounting standards

In April 2010, the FASB issued ASU 2010-13, Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades - a consensus of the FASB Emerging Issues Task Force. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier application is permitted. The Company does not expect the provisions of ASU 2010-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

The FASB issued ASU 2010-17, Revenue Recognition - Milestone Method (Topic 605): Milestone Method of Revenue Recognition. This ASU codifies the consensus reached in EITF Issue No. 08-9, “Milestone Method of Revenue Recognition.” The amendments to the Codification provide guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Consideration that is contingent on achievement of a milestone in its entirety may be recognized as revenue in the period in which the milestone is achieved only if the milestone is judged to meet certain criteria to be considered substantive. Milestones should be considered substantive in their entirety and may not be bifurcated. An arrangement may contain both substantive and nonsubstantive milestones, and each milestone should be evaluated individually to determine if it is substantive.

ASU 2010-17 is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a vendor elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply 2010-17 retrospectively from the beginning of the year of adoption. Vendors may also elect to adopt the amendments in this ASU retrospectively for all prior periods. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Amounts in US$)

In May 2010, the FASB issued ASU 2010-19, Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates. The amendments in this Update are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

(x)	Concentration of Risks

Concentration of Credit Risk

Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable. As of June 30, 2010 and December 31, 2009, all of the Group’s cash and cash equivalents were deposited in financial institutions located in the PRC, which management believes are of high credit quality. Accounts receivable are typically unsecured and are derived from revenue earned from customers in the PRC. The risk with respect to accounts receivable is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances.

Concentration of Customers

There are no revenues from any customers which individually represent greater than 10% of the total revenues for the periods presented.

Concentration of suppliers

The Group only purchased from one supplier namely Henan Yuyang Industry Co., Ltd. for 20% of its total purchase in the six months ended June 30, 2009. Other than that, the Group did not purchase from any other individual suppliers over 10% in the six months ended June 30, 2009 and 2010 as well as three months ended June 30, 2009 and 2010.

Current vulnerability due to certain other concentrations

The Group’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

The Group transacts all of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that RMB may be readily convertible into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Amounts in US$)

Additionally, the value of RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

3.	ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of the following:

	December 31,	June 30,
	2009	2010
		(Unaudited)
Accounts receivable	$14,185,066	$12,571,774
Less: allowance for doubtful accounts	-	-
	$14,185,066	$12,571,774

Neither specific evidence indicating doubtful collection, nor long aging balance was identified during the year ended December 31, 2009 and six months ended June 30, 2010, no allowance was provided for doubtful accounts.

4.	INVENTORIES

Inventories consist of the following:

	December 31,	June 30,
	2009	2010
		(Unaudited)
Raw materials	$2,236,907	$1,141,271
Work in process	4,540,050	6,270,348
Finished goods	1,285,633	794,977
	$8,062,590	$8,206,596

5.	PREPAYMENTS AND OTHER RECEIVABLES

Prepayments and other receivables consist of the following:

	December 31,	June 30,
	2009	2010
		(Unaudited)
Prepayments	$293,468	$971,151
Other receivables	52,604	447,401
Deposit for Fuyuan Installation acquisition	-	1,463,122
	$346,072	$2,881,674

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Amounts in US$)

6.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	December 31,	June 30,
	2009	2010
		(Unaudited)
Buildings and improvements	$3,419,385	$3,529,580
Machinery	3,546,234	3,571,226
Office equipment and furnishing	205,053	232,853
Motor vehicles	287,020	284,735
Construction in progress	148,794	198,561
	7,606,486	7,816,956
Less: accumulated depreciation	(5,332,268)	(5,522,188)
	$2,274,218	$2,294,768

The Group recorded depreciation expenses of US$157,020 and US$151,836 for the six months ended June 30, 2009 and 2010, respectively.

Certain buildings with an aggregate carrying value of US$1,452,749 and US$1,394,024 were pledged as collateral for bank loans as of December 31, 2009 and June 30, 2010 respectively.

7.	LAND USE RIGHTS, NET

The following balances represented the land use rights of the Group as of the period ends presented:

	December 31,	June 30,
	2009	2010
		(Unaudited)
Land use rights	$4,732,639	$4,764,905
Less: accumulated amortization	(388,417)	(438,607)
	$4,344,222	$4,326,298

Land use rights represent cost of the land use rights in respect of land located in the PRC. The Group recorded amortization expenses of US$47,178 and US$47,237 for the six months ended June 30, 2009 and 2010, respectively.

All the land use rights were pledged as collateral for bank loans as of December 31, 2009 and June 30, 2010, respectively.

8.	LONG TERM INVESTMENT

According to a share purchase agreement entered into by and between Kaifeng Cigarettes Sales Company ("Kaifeng Cigarettes") and Desheng Boiler dated December 31, 2005, Desheng Boiler purchased 4% of equity interest of Kaifeng Municipal Commercial Bank from Kaifeng Cigarettes at a consideration of RMB5,000,000, which accounted for 4% of the total registered capital of the bank. No dividends were received by Desheng Boiler from Kaifeng Municipal Commercial Bank during the fiscal year ended December 31, 2009 and six months ended June 30, 2010 and. No event or change in circumstance indicates that its carrying amount of the long term investment is not recoverable, and no impairment was recognized during the fiscal years ended December 31, 2009 and six months ended June 30, 2010.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Amounts in US$)

9.	SHORT-TERM LOANS

Short-term loans consist of the following:

	December 31, 2009			June 30, 2010
				(Unaudited)
	Interest	Maturity		Interest
Lender	rate	date	Balance	rate	Maturity date	Balance

Kaifeng Municipal	5.31%	Jul. 15, 2010	$438,776	5.31%	Jul. 15, 2010	$441,768
Commercial Bank
Songdu Branch	5.31%	Jul. 15, 2010	292,517	5.31%	Jul. 15, 2010	294,512
	5.31%	Dec. 21, 2010	438,776	5.31%	Dec. 21, 2010	441,768
	5.31%	Dec. 28, 2010	292,517	5.31%	Dec. 28, 2010	294,512
	7.97%	Oct. 21, 2010	292,517	7.97%	Oct. 21, 2010	294,512
Subtotal			$1,755,103			$1,767,071

Shanghai Pudong
Development
Bank	5.84%	Aug. 13, 2010	2,925,175	5.84%	Aug. 13, 2010	2,945,118
Total			$4,680,278			$4,712,188

All short-term loans were denominated in RMB for working capital purposes and were pledged by buildings and land use rights, with weighted average balances of US$2,309,873 and US$2,323,819 and weighted average interest rates of 6.2% and 5.5% for the six months ended June 30, 2009 and 2010, respectively. The weighted average balances were US$2,309,873 and US$2,323,819 and weighted average interest rates were 6.3% and 5.3% for the three months ended June 30, 2009 and 2010, respectively.

The short-term loans from Kaifeng Municipal Commercial Bank Songdu Branch totaling US$736,280, which matured on July 15, 2010, were repaid.

The following table summarizes the unused lines of credit:

	December 31, 2009				June 30, 2010

(Unaudited)

		Maturity	Facility	Unused	Starting	Maturity	Facility	Unused
Lender	Starting date	date	amount	facility	date	date	amount	facility
Shanghai Pudong Development Bank	Aug 12, 2008	Aug 11, 2011	$4,387,761	$1,462,586	Aug 12, 2008	Aug 11, 2011	$4,417,677	$1,472,559

The above lines of credit were pledged by buildings and land use rights for working capital and general corporate purposes. The unused credit facilities can be withdrawn upon demand if the Group complies with the underlying undertakings, i.e. pre-approval by lender regarding liquidation, bankruptcy, merger, split-up, restructuring, or disposal of material assets, or change in shareholding structure, etc.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Amounts in US$)

10.	ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables as of the end of the periods presented consist of the following:

	December 31,	June 30,
	2009	2010
		(Unaudited)
Advance from customers	$1,566,051	$405,782
Payroll and welfare payable	783,811	977,701
VAT payable	129,854	258,000
Other taxes payable	207,449	362,899
Accrued expenses	34,588	39,767
Other payables	804,874	1,617,256
	$3,526,627	$3,661,405

11.	ADDITIONAL PAID-IN CAPITAL

The additional paid-in capital was derived from the liabilities waived, addition capital paid by the original stockholders before 2004 and the proceeds from private placement in June 2010 as described in Note 1.

12.	RESTRICTED NET ASSETS

As described in Note 2(m), the net income of the Group is distributable only after sufficient appropriation of reserves. Amounts restricted to transfer funds to the stockholder through loans, advance, or dividends been made, include paid-in capital, additional paid-in capital and reserve funds of the Group as determined pursuant to the PRC accounting standards and regulations, totaling approximately US$12,366,457 and US$20,590,076 as of December 31, 2009 and June 30, 2010 respectively. (Note 18)

13.	REVENUES

Top ten customer aggregate sales and sales percentages for the periods presented are as follows:

	Three months ended June 30,		Six months ended June 30,
	2009	2010	2009	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Aggregated top 10 customer sales amount	$5,800,013	$5,771,806	$6,679,807	$6,855,499
Percent of total sales amount	31%	22%	18%	15%

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Amounts in US$)

14.	TAXATION

The company and it’s subsidiaries’ each files tax returns separately.

1)	Value Added Tax (“VAT”)

Pursuant to the Provisional Regulation of the PRC on the VAT and its implementing rules, all entities and individuals (“taxpayers”) that are engaged in the sale of products in the PRC are generally required to pay the VAT at a rate of 17% of the gross sales proceeds received, less any deductible the VAT already paid or borne by the taxpayers. Further, when exporting goods, the exporter is entitled to a portion of or all the refund of VAT that it has already paid or incurred.

Desheng Boiler is subject to the VAT at 17% for its revenues.

2)	Business Tax (“BT”)

Pursuant to the Provisional Regulation of China on BT and its implementing rules, all entities and individuals that are engaged in providing services which are not subject to VAT in China are generally required to pay BT at a certain rate of the gross revenues from services.

Desheng Installation is subject to BT at tax rate of 3% for its revenues from installation services and tax rate of 5% for its revenues from technology and information consulting services.

3)	Income tax

United States

China Power is subject to United States tax at a tax rate of 34%. No provision for income tax in the United States has been made as China Power had no U.S. taxable income for six months ended June 30, 2009 and 2010.

BVI

China Niceview is incorporated in BVI and is governed by the income tax law of BVI. According to current BVI income tax law, the applicable income tax rate for the Company is 0%.

Hong Kong

Hong Kong Niceview was incorporated in the Hong Kong, and under the current laws of Hong Kong, is subject to Hong Kong income tax at a tax rate of 17.5%.

PRC

In accordance with the relevant tax laws and regulations of the PRC, a company registered in the PRC is subject to income taxes within the PRC at the applicable tax rate on the taxable income. The statutory tax rate is 25%.

Desheng Boiler was qualified as New and High-Tech Enterprise ("NHTE") before and after the EIT Law and therefore it enjoyed a preferential tax rate of 15% in calendar years of 2009 and 2010.

Kaifeng Nice View and Desheng Installation was subject to the statutory tax rate of 25% in calendar years of 2009 and 2010.

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Amounts in US$)

The following table reconciles the Group’s effective tax for the periods presented:

	Three months ended June 30,		Six months ended June 30,
	2009	2010	2009		2010
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Expected enterprise income
tax at statutory tax rate	$1,338,267	$1,850,635	$2,501,595	$	,285,341
Effect of preferential tax rate	(214,537)	(275,635)	(439,769)		(532,590)
Additional deductable expenses	-	-	(4,235)		-
Others	(4)	605	(2,531)		-
Effective enterprise income tax	$1,123,726	$1,574,395	$2,055,060		$2,752,751

15.	COMMITMENTS AND CONTINGENCIES

The Group did not have any significant capital or lease commitment as of June 30, 2010.

The Group is not currently a party to any legal proceeding, investigation or claim which, in the opinion of the management, is likely to have a material adverse effect on the business, financial condition or results of operations.

The Group did not record any contingencies as of June 30, 2010.

16.	SEGMENT REPORTING

The management has determined that the Group, as defined by ASC 280-10, “Segment Reporting”, has two operating segments, for boiler manufacture and for providing installation technology and information consulting services and their financial summary is as follows:

			Installation, technology and
	Boiler manufacture		information consulting services		Total
	Three months ended June 30,		Three months ended June 30,		Three months ended June 30,
	2009	2010	2009	2010	2009	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$11,181,145	$15,093,605	$7,769,994	$11,050,598	$18,951,139	$26,144,203
Cost of goods sold	8,165,362	11,340,003	4,288,020	6,076,053	12,453,382	17,416,056
Operating expenses	837,552	1,121,229	272,610	339,275	1,110,162	1,460,504
Income tax expense	321,804	415,877	801,922	1,158,518	1,123,726	1,574,395
Segment profit	1,823,572	2,164,375	2,405,766	3,475,553	4,229,338	5,639,928
Expenditure for segment assets	-	137,336	-	-	-	137,336
Segment assets	$30,701,792	$37,340,497	$8,441,408	$11,265,539	$39,143,200	$48,606,036

CHINA POWER TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Amounts in US$)

			Installation, technology and
	Boiler manufacture		information consulting services		Total
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2009	2010	2009	2010	2009	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$22,796,862	$28,586,471	$13,932,902	18,119,726	$36,729,764	$46,706,197
Cost of goods sold	16,683,898	21,242,713	7,796,197	9,809,040	24,480,095	31,051,753
Operating expenses	1,690,385	2,099,952	522,886	491,805	2,213,271	2,591,757
Income tax expense	654,054	798,886	1,401,006	1,953,865	2,055,060	2,752,751
Segment profit	3,743,633	4,338,806	4,207,684	5,861,587	7,951,317	10,200,393
Expenditure for segment assets	-	156,876	-	-	-	156,876
Segment assets	$30,701,792	$37,340,497	$8,441,408	11,265,539	$39,143,200	$48,606,036

17.	SUBSEQUENT EVENT

The Company has evaluated subsequent events through the issuance of the interim consolidated financial statements, which occurred on October 22, 2010, and identified the following subsequent events.

On July 1, 2010, Desheng Installation entered into an acquisition agreement (the "Acquisition Agreement") with Fuyuan Installation, which is incorporated in Jinan city, Shandong province, PRC. According to the Acquisition Agreement, Desheng Installation acquired 60% of the capital interest of Fuyuan Installation from Mr. Shisen Zhang one of the original stockholders of Fuyuan Installation, for cash consideration of RMB63 million (US$9.3 million).

Fuyuan Installation is engaged in installing boilers, high pressure pipes and relevant equipments. It also provides maintenance and repair services for the installed boilers, high pressure pipes and other equipments. The allocation of Fuyuan Installation’s purchase price among the assets acquired and liabilities assumed is based on estimates of the fair value. Under the purchase method of accounting, the total purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values with the excess charged to goodwill.

Assets
Cash and cash equivalents	$5,524,473
Accounts receivable	3,724,417
Due from owner	323,451
Other receivables	1,291,133
Property, plant and equipment, net	90,323
Identifiable intangible assets
-License for Boiler	5,357,611
-License for Pipe	1,274,058
-Unfinished contracts	326,831
Total Identifiable intangible assets	6,958,500
Deferred tax assets	11,806
Goodwill	1,660,922
Liabilities
Accrued expenses and other payables	2,323,975
Income tax payable	299,142
Deferred tax liability	1,739,625

Less: Fair value of noncontrolling interest	5,945,162

Purchase price	$9,277,121

Pursuant to the ASC Topic 350 (formerly SFAS No. 142, ‘‘Goodwill and Other Intangible Assets’’), goodwill is not amortized; rather, impairment tests are performed at least annually or more frequently if circumstances indicate impairment may have occurred. If impairment exists, goodwill is immediately written off to its fair value through a current charge to income. Accordingly, goodwill arising from the Acquisition will be subject to impairment testing annually.

18.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed balance sheets
	December 31,	June 30,
	2009	2010

ASSETS		(unaudited)
Non-current asset
Investment in China Niceview	$25,609,617	$35,589,516
	$25,609,617	$35,589,516
Commitments and contingencies	-	-

LIABILITIES AND EQUITY
Stockholders' equity
Common stock (US$0.001 par value, 100,000,000 shares authorized, 36,800,000 and 43,703,704 shares outstanding as of December 31, 2009 and, June 30, 2010, respectively)	36,800	43,704
Additional paid-in capital	12,329,657	20,546,372
Unappropriated retain earnings	13,243,160	14,999,440
Total equity	25,609,617	35,589,916
	$25,609,617	$35,589,916

Condensed statements of operations
	Six months ended June 30,
	2009	2010
	(unaudited)	(unaudited)

Operating income
Equity in profit of China Niceview	$20,422,483	$1,756,280
Net income	$20,422,483	$1,756,280

Condensed cash flow statements
	Six months ended June 30,
	2009	2010
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$20,422,483	$1,756,280
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in profit of China Niceview	(20,422,483)	(1,756,280)
Net cash provided by operating activities	-	-
Net change in cash and cash equivalents	-	-
Cash and cash equivalents, beginning of year	-	-
Cash and cash equivalents, end of year	$-	$-

Basis of Presentation

The parent company only condensed financial statements have been provided pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, which require condensed financial statements as to the financial position, changes in financial position and results of operations of a parent company as if the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries (including variable interest entities) together exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. As of December 31, 2009, US$12,366,457 of the restricted net assets was not available for distribution, and as such, the condensed financial statements of the Company have been presented for the six months ended June 30, 2009 and 2010.

For the presentation of the parent company only condensed financial information, the Company records its investment in subsidiaries under the equity method of accounting as prescribed in ASC Topic 313 (formerly APB opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”). Such investment is presented on the balance sheets as “Investment in China Niceview” and 100% of the subsidiary profit or loss as “Equity in profit of China Niceview” on the statements of operations.

Shandong Fuyuan Equipment Installation Co., Ltd.

Financial Statements December 31, 2009 and June 30, 2010 (unaudited)

CONTENTS

Page
Report of independent registered public accounting firm	F-53
Balance Sheets as of December 31, 2009 and June 30, 2010 (unaudited)	F-54
Statements of Income and Comprehensive Income for year ended December 31, 2009 and the six months ended June 30, 2009 and 2010(unaudited),	F-55
Statements of Changes in Owners’ Equity as of December 31, 2009 and June 30, 2010 (unaudited)	F-56
Statements of Cash Flows for year ended December 31, 2009 and the six months ended June 30, 2009 and 2010 (unaudited),	F-57
Notes to the financial statements	F-58 - F-68

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of

Shandong Fuyuan Equipment Installation Co., Ltd.

We have audited the accompanying balance sheet of Shandong Fuyuan Equipment Installation Co., Ltd. (the “Company”) as of December 31, 2009, and the related statement of income and comprehensive income, changes in owners’ equity and cash flows for the year ended December 31, 2009. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009, and the results of its operations and its cash flows for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Bernstein & Pinchuk LLP

New York, New York
September 16, 2010

SHANDONG FUYUAN EQUIPMENT INSTALLATION CO., LTD. BALANCE SHEETS (Amounts in US$)

	December 31, 2009	June 30, 2010
		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,584,848	$5,524,473
Accounts receivable, net of allowance of doubtful
US$46,903 and US$47,233, respectively	3,420,847	3,724,417
Due from owner	2,198,561	323,451
Other receivables	367,381	1,291,133
Total current assets	8,571,637	10,863,474

Non-current assets
Property, plant and equipment, net	20,734	90,323
Deferred tax assets	11,726	11,806
	$8,604,097	$10,965,603

LIABILITIES AND OWNERS’ EQUITY
Current liabilities
Accrued expenses and other payables	$2,183,606	$2,323,975
Income tax payable	524,100	299,142
Total current liabilities	2,707,706	2,623,117

Commitment and contingencies

OWNERS’ EQUITY
Paid in capital	2,598,617	7,004,229
Appropriated retained earnings	500,317	500,317
Unappropriated retained earnings	2,328,001	329,125
Accumulated other comprehensive income	469,456	508,815
Total owners’ equity	5,896,391	8,342,486
	$8,604,097	$10,965,603

See notes to the financial statements

SHANDONG FUYUAN EQUIPMENT INSTALLATION CO., LTD. STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Amounts in US$)

	Year ended December 31,	Six months ended June 30,
	2009	2009	2010
		(Unaudited)	(Unaudited)
Revenues	$10,789,810	$3,108,692	$7,880,190
Cost of goods sold	6,444,689	1,942,491	4,790,078
Gross profit	4,345,121	1,166,201	3,090,112
Operating expenses
Selling expenses	733,689	362,041	470,409
General and administrative expenses	323,389	129,965	219,671
	3,288,043	674,195	2,400,032
Other income (expenses)
Interest income	9,061	2,906	6,927
Interest expense	(42,488)	(26,938)	-
	(33,427)	(24,032)	6,927
Income before income tax expense	3,254,616	650,163	2,406,959

Income tax expense	813,654	162,541	601,740
Net income	$2,440,962	$487,622	$1,805,219

Comprehensive income:
Net income	2,440,962	487,622	1,805,219
Foreign currency translation adjustment	10,279	12,049	39,359
Comprehensive income attributable to owners	$2,451,241	$499,671	$1,844,578

See notes to the financial statements

SHANDONG FUYUAN EQUIPMENT INSTALLATION CO., LTD. STATEMENTS OF CHANGES IN OWNERS’ EQUITY (Amounts in US$)

	Paid in capital	Appropriated retained earnings	Unappropriated retained earnings	Accumulated other comprehensive income	Total owners’ equity

Balance as of January 1, 2009	$2,159,057	$256,221	$1,300,575	$459,177 $	4,175,030

Capital contribution	439,560	-	-	-	439,560
Transfer to statutory reserves	-	244,096	(244,096)	-	-
Dividend distribution	-	-	(1,169,440)	-	(1,169,440)
Foreign currency translation	-	-	-	10,279	10,279
Net income	-	-	2,440,962	-	2,440,962
Balance as of December 31, 2009	$2,598,617	$500,317	$2,328,001	$469,456 $	5,896,391

Capital contribution	4,405,612	-	-	-	4,405,612
Dividend distribution	-	-	(3,804,095)	-	(3,804,095)
Foreign currency translation	-	-	-	39,359	39,359
Net income	-	-	1,805,219	-	1,805,219
Balance as of June 30, 2010 (unaudited)	$7,004,229	$500,317	$329,125	$508,815 $	8,342,486

See notes to the financial statements

SHANDONG FUYUAN EQUIPMENT INSTALLATION CO., LTD. STATEMENTS OF CASH FLOWS (Amounts in US$)

	Year ended December	Six months ended June 30,
	2009	2010	2009
		(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$2,440,962	$1,805,219	$487,622
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expenses	7,150	4,895	3,709
Change in operating assets and liabilities:
Accounts receivable	148,672	(278,450)	832,094
Other receivables	(117,862)	(915,337)	(1,566,559)
Accrued expenses and other payables	1,099,546	124,676	1,126,142
Income tax payable	432,424	(227,066)	7,819
Net cash provided by operating activities	4,010,892	513,937	890,827

Cash flows from investing activities
Purchase of property, plant and equipment	(8,317)	(73,897)	(6,291)
Net cash used in investing activities	(8,317)	(73,897)	(6,291)

Cash flows from financing activities

Capital contribution	439,560	4,405,612	439,560
Repayments of short-term loans	(584,720)	-	-
Proceeds from/loan to stockholder	(2,197,378)	1,877,975	-
Dividends paid	(1,169,440)	(3,804,095)	(1,169,039)
Net cash provided by (used in) financing activities	(3,511,978)	2,479,492	(729,479)
Effect of foreign currency exchange rate fluctuation in cash and cash equivalents	4,440	20,093	5,907
Net changes in cash and cash equivalents	495,037	2,939,625	160,964
Cash and cash equivalents, beginning of year/period	2,089,811	2,584,848	2,089,811
Cash and cash equivalents, ending of year/ period	$2,584,848	$5,524,473	$2,250,775

Supplement cash flow information:
Cash paid during the year/period for:
Interest paid	$42,488	$-	$26,938
Income tax paid	$381,230	$828,806	$154,576

See notes to the financial statements F-57

SHANDONG FUYUAN EQUIPMENT INSTALLATION LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Amounts in US$)

1.	PRINCIPAL ACTIVITIES AND ORGANIZATION

The financial statements include the financial statements of Shandong Fuyuan Equipment Installation Co., Ltd. (the “Company” or “Fuyuan installation”)

Principal activities

Fuyuan Installation was incorporated in Jinan city, Shandong province, People’s Republic of China (“PRC”) on August 9, 2001 with registered capital of Renminbi (“RMB”) 800,000, and the registered capital increased to RMB50,160,000 as of June 30, 2010.

Fuyuan Installation is engaged in boiler installation, other boiler-related services, high pressure pipe installation and the installation of other equipment.

On July 1, 2010, Henan Desheng Boiler Installation Co., Ltd. (“Desheng Installation”) entered into an acquisition agreement (the “Acquisition Agreement”) with Shisen Zhang, one of the original owners of Fuyuan Installation and the Company. According to the Acquisition Agreement, Desheng Installation acquired 60% equity interest of the Company for cash consideration RMB63m (US$9.3m). (Note 11)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in United States. (“U.S. GAAP”).

The unaudited interim financial information as of June 30, 2009 and 2010 have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The interim financial information should be read in conjunction with the financial statements and the notes as of December 31, 2009.

(b)	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, depreciation period of property, plant and equipment, and related disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(c)	Cash and cash equivalents

Cash includes not only currency on hand but demand deposits with banks or other financial institutions. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less. No cash and cash equivalents are restricted as to withdrawal or usage.

SHANDONG FUYUAN EQUIPMENT INSTALLATION LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Amounts in US$)

(d)	Accounts receivable

Accounts receivable are recognized and carried at original sales amounts less an allowance for uncollectible accounts, as needed.

Accounts receivable are reviewed periodically as to whether they are past due based on contractual terms and their carrying value has become impaired. An allowance for doubtful accounts is recorded in the period in which loss is determined to be probable based on an assessment of specific evidence indicating doubtful collection, historical experience, account balance aging and prevailing economic conditions. Accounts receivable balances are written off after all collection efforts have been exhausted. No significant account receivable balance was written off for year ended December 31, 2009 and six months ended June 30, 2009 and 2010, respectively.

A summary of customers whose outstanding amounts individually accounted for 10% or more of the Company’s accounts receivable is as follow:

	December 31, 2009	June 30, 2010
		(Unaudited)
Shandong Chest Hospital	20%	-
Shandong Luwei Pharmaceuticals Ltd	-	18%

(e)	Property, plant and equipment

Property, plant and equipment are stated at historical cost less accumulated depreciation and impairment. The historical cost of acquiring an item of property, plant and equipment includes the costs necessarily incurred to bring it to the condition and location necessary for its intended use. If an item of property, plant and equipment requires a period of time in which to carry out the activities necessary to bring it to that condition and location, the interest cost incurred during that period as a result of expenditures for the item is a part of the historical cost. This item is categorized as construction in progress and is not depreciated until substantially all the activities necessary to bring it to the condition and location necessary for its intended use are completed.

Depreciation of property, plant and equipment is calculated using the straight-line method (after taking into account their respective estimated residual value) over the estimated useful lives of the assets as follows.

		Residual
	Years	value
Machinery	7	5%
Motor vehicles	8	5%
Electronic equipment & furniture	5	5%

Depreciation of property, plant and equipment attributable to manufacturing activities is capitalized as part of inventories, and expensed to cost of goods sold when inventories are sold.

Expenditures for maintenance and repairs are expensed as incurred.

The gain or loss on the disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the statements of income.

SHANDONG FUYUAN EQUIPMENT INSTALLATION LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Amounts in US$)

(f)	Impairment of long-lived assets

A long-lived asset (asset group) classified as held for sale is measured at the lower of its carrying amount or fair value less cost to sell. A long-lived asset is not depreciated (amortized) while it is classified as held for sale. A gain or loss not previously recognized that results from the sale of a long-lived asset (asset group) are recognized at the date of sale.

A long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. An impairment loss is recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). The assessment is based on the carrying amount of the asset (asset group) at the date it is tested for recoverability, whether in use or under development. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. There were no events or changes in circumstances that necessitated a review of impairment of long-lived assets as of December 31, 2009 and June 30, 2010.

(g)	Foreign currency translation and transactions

The Company’s functional currency is RMB.

At the date a foreign currency transaction is recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction is measured initially in the functional currency of the recording entity by use of the exchange rate in effect at that date. The increase or decrease in expected functional currency cash flows upon settlement of a transaction resulting from a change in exchange rates between the functional currency and the currency in which the transaction is denominated is recognized as foreign currency transaction gain or loss that is included in determining net income for the period in which the exchange rate changes. At each balance sheet date, recorded balances that are denominated in a foreign currency are adjusted to reflect the current exchange rate.

The Company’s reporting currency is US$. Assets and liabilities are translated to the reporting currency at the current exchange rate at the balance sheet dates, and revenues and expenses are translated at the average exchange rates during the reporting periods. Translation adjustments are reported in other comprehensive income.

(h)	Commitments and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, product and environmental liability, and tax matters. In accordance with ASC Topic 450 (formerly SFAS No. 5, “Accounting for Contingencies”), the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Historically, the Company has not experienced any material service liability claims.

(i)	Appropriated retained earnings

The income of the Company is distributable to its owners after transfer to reserves as required by relevant PRC laws, regulations and the articles of association. Appropriations to the reserves are approved by the respective boards of directors.

SHANDONG FUYUAN EQUIPMENT INSTALLATION LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Amounts in US$)

Reserves include statutory reserves and other reserves. Statutory reserves can be used to make good previous years’ losses, if any, and may be converted into capital in proportion to the existing equity interests of owners, provided that the balance after such conversion is not less than 25% of the registered capital. The appropriation of statutory reserve may cease to apply if the balance of the fund is equal to 50% of the entity’s registered capital. Pursuant to relevant PRC laws and articles of association of Fuyuan Installation, the appropriation to the statutory reserves is 10% of net profit after taxation of respective entity, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP might differ from those reflected in the statutory financial statements of the Company.

(j)	Revenue recognition

The Company recognizes the revenue of installation services in accordance with ASC Topic 605-35, “Construction-Type and Production-Type Contracts”, using the percentage-of-completion method. Under this method, contract revenue is computed as that percentage of estimated total revenue that costs incurred to date bear to total estimated costs, after giving effect to the most recent estimates of costs to complete. From time to time, the Company will record costs and estimated profits in excess of billings for a contract. Revisions in costs and revenue estimates are reflected in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined without regard to the percentage-of-completion.

(k)	Retirement and other postretirement benefits

Full-time employees of the Company in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the Company makes contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were recorded in cost of goods sold or expense, were approximately US$668,155, US$238,093 and US$429,804 for year ended December 31, 2009 and six months ended June 30, 2009 and 2010, respectively.

(l)	Income tax

The Company follows ASC Topic 740 (formerly SFAS No. 109, “Accounting for Income Taxes”) which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income tax are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

(m)	Uncertain tax positions

The Company follows ASC Topic 740 (formerly Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”) prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income tax in interim periods, and income tax disclosures. The Company did not have any interest and penalties associated with tax positions and did not have any significant unrecognized uncertain tax positions as of December 31, 2009 and June 30, 2010.

SHANDONG FUYUAN EQUIPMENT INSTALLATION LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Amounts in US$)

(n)	Comprehensive income

The Company follows ASC Topic 220 (formerly SFAS No. 130, “Reporting Comprehensive Income”), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, ASC Topic 220 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. During the periods presented, the Company’s comprehensive income represents its net income and foreign currency translation adjustments.

(o)	Fair value measurements

Financial instruments include cash and cash equivalents, accounts receivable, other receivables, short-term loans, and other payables. The carrying amounts of these financial instruments approximate their fair value due to the short term maturities of these instruments.

The Company adopted ASC Topic 820-10 (formerly SFAS No. 157, “Fair Value Measurements”) on January 1, 2008 for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). ASC Topic 820-10 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Company has not adopted ASC Topic 820-10 for non-financial assets and non-financial liabilities, as these items are not recognized at fair value on a recurring basis.

ASC Topic 820-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC Topic 820-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC Topic 820-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

SHANDONG FUYUAN EQUIPMENT INSTALLATION LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Amounts in US$)

(p)	Recently issued accounting standards

FASB establishes the Accounting Standards Codification (“ASC”).

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (“ASC Topic 105”) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. GAAP. All then existing accounting standards were superseded. All other accounting guidance not included in the Codification then is considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification.

Following the Codification, the FASB does not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it issues Accounting Standards Updates (“ASU”) which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

The Codification is not intended to change U.S. GAAP, but it changes the way U.S. GAAP is organized and presented. The Codification is effective for the Company’s financial statements and the principal impact on the financial statements is limited to disclosures as all future references to authoritative accounting literature are referenced in accordance with the Codification. In order to ease the transition to the Codification, the management is providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

Fair Value Accounting

In April 2009, the FASB issued the following updates that provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities:

FASB Staff Position (“FSP”) FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“ASC Topic 820-10-65”). This update relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to exercise judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.

FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“ASC topic 320-10-65”). This update applies to investments in debt securities for which other-than-temporary impairments may be recorded. If an entity’s management asserts that it does not have the intent to sell a debt security and it is more likely than not that it will not have to sell the security before recovery of its cost basis, then an entity may separate other-than-temporary impairments into two components: 1) the amount related to credit losses (recorded in earnings) and 2) all other amounts (recorded in Other comprehensive income).

FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“ASC Topic 820-10-65”). This update requires a public traded company to disclosure about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods.

The above FSPs are effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. The Group believes the adoption of the above guidance does not have a material effect on its financial statements.

SHANDONG FUYUAN EQUIPMENT INSTALLATION LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Amounts in US$)

In August 2009, FASB issued ASU No. 2009-05 which amends ASC Topic 820-10, “Fair Value Measurements and Disclosures – Overall” to provide guidance on the fair value measurement of liabilities. This update requires clarification for circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC Topic 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This authoritative guidance is effective for fiscal years beginning on or after June 15, 2010. The Company does not expect the adoption of this guidance to have a material effect on its financial statements.

Other Accounting Changes

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“ASC Topic 855”), which is effective for interim or annual financial periods ending after June 15, 2009. ASC Topic 855 establishes general standards of accounting and disclosure of events that occur after the balance sheet but before financial statements are issued or are available to be issued. However, since the Group will be a public entity, management is required to evaluate subsequent events through the date that financial statements are issued and disclose the date through which subsequent events have been evaluated, as well as the date the financial statements were issued. This authoritative guidance became effective for interim or annual periods ending after June 15, 2009. The adoption of this guidance did not have a material effect on the Company’s financial statements.

In February 2010, FASB issued ASU No. 2010-09 (“ASC Topic 855”) which removes the requirement for an SEC filer to disclose a date in both issued and revised financial statements. This amendment shall be applied prospectively for interim or annual financial periods ending after June 15, 2010. The management does not believe the adoption will have a material effect on the Company’s financial statements.

In April 2010, the FASB issued ASU 2010-13, Compensation-Stock Compensation (“ASC Topic 718”): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades - a consensus of the FASB Emerging Issues Task Force. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier application is permitted. The Company does not expect the provisions of ASU 2010-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

The FASB issued ASU 2010-17, Revenue Recognition - Milestone Method (“ASC Topic 605”): Milestone Method of Revenue Recognition. This ASU codifies the consensus reached in EITF Issue No. 08-9, “Milestone Method of Revenue Recognition.” The amendments to the Codification provide guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Consideration that is contingent on achievement of a milestone in its entirety may be recognized as revenue in the period in which the milestone is achieved only if the milestone is judged to meet certain criteria to be considered substantive. Milestones should be considered substantive in their entirety and may not be bifurcated. An arrangement may contain both substantive and nonsubstantive milestones, and each milestone should be evaluated individually to determine if it is substantive.

SHANDONG FUYUAN EQUIPMENT INSTALLATION LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Amounts in US$)

ASU 2010-17 is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted. If a vendor elects early adoption and the period of adoption is not the beginning of the entity’s fiscal year, the entity should apply 2010-17 retrospectively from the beginning of the year of adoption. Vendors may also elect to adopt the amendments in this ASU retrospectively for all prior periods. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company

In May 2010, the FASB issued ASU 2010-19, Foreign Currency (“ASC Topic 830”): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates. The amendments in this Update are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

(q)	Concentration of Risks

Concentration of Credit Risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable. As of December 31, 2009 and June 30, 2010, all of the Company’s cash and cash equivalents were deposited in financial institutions located in the PRC, which management believes are of high credit quality. Accounts receivable are typically unsecured and are derived from revenue earned from customers in the PRC. The risk with respect to accounts receivable is mitigated by credit evaluations the Company performs on its customers and its ongoing monitoring process of outstanding balances.

Concentration of Customers

There are no revenues from any customers which individually represent greater than 10% of the total revenues for the periods presented.

Concentration of suppliers

There are no purchases from any suppliers which individually represent greater than 10% of the total purchases for the periods presented.

Current vulnerability due to certain other concentrations

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

The Company transacts all of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “PBOC”). However, the unification of the exchange rates does not imply that RMB may be readily convertible into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

SHANDONG FUYUAN EQUIPMENT INSTALLATION LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Amounts in US$)

Additionally, the value of RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

3.	ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of the following:

	December 31, 2009	June 30, 2010
		(Unaudited)
Accounts receivable	$3,467,750	$3,771,640
Less: allowance for doubtful accounts	(46,903)	(47,223)
	$3,420,847	$3,724,417

4.	DUE FROM OWNER

The amounts due from owner represented the short-term and non-interest bearing borrowing to the owner of the Company, Shisen Zhang. The balance had been subsequently fully settled in the second half year of 2010.

5.	OTHER RECEIVABLES

Other receivables consist of the following:

	December 31, 2009	June 30, 2010
		(Unaudited)
Advances to project managers	$366,699	$1,225,315
Others	682	65,818
	$367,381	$1,291,133

The advances to certain project managers were for business and project purposes, which were subsequently settled with the Company.

PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	December 31, 2009	June 30, 2010
		(Unaudited)

Machinery	$9,253	$9,315
Motor vehicles	6,558	80,212
Electronic equipment & furniture	48,421	49,517

Less: accumulated depreciation	(43,498)	(48,721)
	$20,734	$90,323

The Company recorded depreciation expenses of US$7,150 and US$4,895 for the year ended December 31, 2009, and the six months ended June 30, 2010, respectively.

SHANDONG FUYUAN EQUIPMENT INSTALLATION LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Amounts in US$)

7.	ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables as of the end of the periods presented consist of the following:

	December 31, 2009	June 30, 2010
		(Unaudited)
Advance from customers	$341,014	$491,738
Payroll and welfare payable	45,418	55,966
Other taxes payable	139,073	408,331
Other payables	1,658,101	1,367,940
	$2,183,606	$2,323,975

8.	RESTRICTED NET ASSETS

As described in note 2(i), the net income of the Company is distributable only after sufficient appropriation of reserves. Amounts restricted to transfer funds to the stockholder through loans, advance, or dividends been made, include paid in capital and reserve funds of the Company as determined pursuant to the PRC accounting standards and regulations, totaling approximately US$3,098,934 and US$7,504,546 as of December 31, 2009 and June 30, 2010 respectively.

9.	TAXATION

1)	Business Tax (“BT”)

Pursuant to the Provisional Regulation of China on BT and its implementing rules, all entities and individuals that are engaged in providing services which are not subject to value added tax in China are generally required to pay BT at a certain rate of the gross revenues from services.

Fuyuan Installation is subject to BT at tax rate of 3% for its revenues from installation services and other services.

Income tax

In accordance with the relevant tax laws and regulations of the PRC, a company registered in the PRC is subject to income taxes within the PRC at the applicable tax rate on the taxable income. The statutory tax rate is 25%.

Fuyuan Installation was subject to the statutory tax rate of 25% in 2009 and 2010.

SHANDONG FUYUAN EQUIPMENT INSTALLATION LTD.
NOTES TO THE FINANCIAL STATEMENTS
(Amounts in US$)

10.	COMMITMENTS AND CONTINGENCIES

The Company did not have any significant capital commitments as of December 31, 2009 and June 30, 2010.

The Company has entered into operating lease agreements for offices with annual rental fee US$7,313 and maturity on December 31, 2010. The lease commitment as of December 31, 2009 and June 30, 2010 is as follows:

	December 31, 2009	June 30, 2010
		(Unaudited)
Within one year	$7,313	$3,681
	$7,313	$3,681

The Company is not currently a party to any legal proceeding, investigation or claim which, in the opinion of the management, is likely to have a material adverse effect on the business, financial condition or results of operations.

The Company did not record any contingencies as of December 31, 2009 and June 30, 2010.

11.	SUBSEQUENT EVENT

The Company has evaluated subsequent events through the issuance of the interim financial statements, which occurred on September 16, 2010, and identified the following subsequent events.

On July 1, 2010, Desheng Installation entered into an acquisition agreement (the “Acquisition Agreement”) with Shisen Zhang, one of the original owners of Fuyuan Installation and the Company. According to the Acquisition Agreement, Desheng Installation acquired 60% of the equity of Fuyuan Installation for cash consideration US$9.3 million.

The excess of the purchase price paid over the fair value of Fuyuan Installation’s assets acquired and liabilities assumed based upon a closing date of July 1, 2010. Under the purchase method of accounting, the total purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values with the excess of the purchase price over the fair value recorded to goodwill. The following represents the excess of the purchase price over the fair value of the net assets acquired:

Purchase price	$9,277,121

Assets acquired from Fuyuan Installation
Current assets	10,863,474
Long term assets	90,323
Identifiable intangible assets	6,958,500
-License for Boiler	5,357,611
-License for Pipe	1,274,058
-Unfinished contracts	326,831
Deferred tax assets	11,806

Liabilities assumed from Fuyuan Installation
Current liabilities	2,623,117
Deferred tax liability	1,739,625
Less: Fair value of noncontrolling interest	5,945,162
Goodwill	$1,660,922

Pursuant to the authoritative guidance on goodwill and other intangible assets, goodwill is not amortized; rather, impairment tests are performed at least annually or more frequently if circumstances indicate impairment may have occurred. If impairment exists, the goodwill is immediately written down to its fair value through a current charge to income. Accordingly, the goodwill arising from the Acquisition will be subject to an impairment test at least annually.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated financial statements give pro forma effect to the purchase of Shandong Fuyuan Equipment Installation Co., Ltd. (“Fuyuan Installation”), and the assumptions and adjustments as set forth in the accompanying notes to the pro forma consolidated financial statements.

On July 1, 2010, Henan Desheng Boiler Installation Co., Ltd. (“Desheng Installation”), a subsidiary of China Power Technology, Inc., (“China Power”, China Power and its subsidiaries are collectively referred to as the “Group”), acquired 60% of the equity of Shandong Fuyuan Equipment Installation Co., Ltd. (“Fuyuan Installation”) and from Shisen Zhang one of the original stockholders of Fuyuan Installation for cash consideration of RMB63 million (US$9.3 million). (the “Acquisition”)

The Fuyuan Installation purchase price has been allocated based on estimates of the fair market value of the assets acquired and liabilities assumed on July 1, 2010. See Note (b) to the Notes to Unaudited Pro Forma Consolidated Financial Statements. The pro forma adjustments are subject to change pending a final analysis of the fair values of the assets acquired and liabilities assumed. The impact of these changes could be material

Periods Covered

The Acquisition will be accounted for in accordance with the purchase method of accounting.

The unaudited pro forma consolidated balance sheet as of June 30, 2010 is based on the individual historical balance sheets of the Group and Fuyuan Installation, and gives effect to the acquisition as if it had occurred on June 30, 2010. The unaudited pro forma consolidated statements of income and comprehensive income for the year ended December 31, 2009 and six months period ended June 30, 2010 are based on the historical statements of income and comprehensive income of the Group and Fuyuan Installation and their combined result of operations for the year ended December 31, 2009 and six month period ended June 30, 2010, respectively, and as if the Acquisition had occurred as of January 1, 2009

The unaudited pro forma consolidated financial statements are based on estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the acquisitions of Fuyuan Installation had been consummated as of the beginning of the periods indicated, nor is it necessarily indicative of the results of future operations. The pro forma consolidated financial information does not give effect to any cost savings or restructuring and integration costs that may result from the integration of the Group’s and Fuyuan Installation’s businesses. Costs related to restructuring and integration has not yet been determined.

This unaudited pro forma consolidating financial information is based upon the respective historical financial statements of the Group and Fuyuan Installation and related notes and should be read in conjunction with those statements and the related notes.

Unaudited Pro Forma Consolidated Balance Sheet at June 30, 2010

	June 30, 2010
	(Unaudited)
		Fuyuan	Pro Forma		Pro Forma
	The Group (a)	Installation (a)	Adjustments (b)		Consolidated

ASSETS
Current assets
Cash and cash equivalents	$17,588,647	$5,524,473	$(9,277,121)	(b)	$13,835,999
Accounts receivable, net	12,571,774	3,724,417	-		16,296,191
Inventories	8,206,596	-	-		8,206,596
Due from stockholders	-	323,451	-		323,451
Prepayments and other receivables	2,881,674	1,291,133	-		4,172,807
Total current assets	41,248,691	10,863,474	(9,277,121)		42,835,044

Non-current assets
Property, plant and equipment, net	2,294,768	90,323	-		2,385,091
Land use rights, net	4,326,298	-	-		4,326,298
Long term investment	736,279	-	-		736,279
Deferred tax assets	-	11,806	-		11,806
Intangible assets	-	-	6,958,500	(b)	6,958,500
Goodwill	-	-	1,660,922	(b)	1,660,922
	7,357,345	102,129	8,619,422		16,078,896
	$48,606,036	$10,965,603	$(657,699)		$58,913,940
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	2,749,068	-	-		2,749,068
Accrued expenses and other payables	3,661,405	2,323,975	-		5,985,380
Income tax payable	1,893,859	299,142	-		2,193,001
Short-term loans	4,712,188	-	-		4,712,188
Total current liabilities	13,016,520	2,623,117	-		15,639,637

Deferred tax liability	-	-	1,739,625	(b)	1,739,625
	$13,016,520	$2,623,117	$1,739,625		$17,379,262
Equity
Common stock (US$0.001 par value, 100,000,000 shares authorized, 43,703,704 shares outstanding as of June 30, 2010)	43,704	7,004,229	(7,004,229)	(e)	43,704
Additional paid-in capital	17,012,279	-	-		17,012,279
Appropriated retained earnings	3,534,093	500,317	(500,317)	(e)	3,534,093
Unappropriated retained earnings	12,106,844	329,125	(329,125)	(e)	12,106,844
Accumulated other comprehensive income	2,892,596	508,815	(508,815)	(e)	2,892,596
Total stockholders’ equity	35,589,516	8,342,486	(8,342,486)		35,589,516

Noncontrolling interest	-	-	5,945,162	(b)	5,945,162
	$48,606,036	$10,965,603	$(657,699)		$58,913,940

Unaudited Pro Forma Consolidated Statement of Income and Comprehensive Income for six months ended June 30, 2010

	Six months ended June 30, 2010
	(Unaudited)
		Fuyuan	Pro Forma	Non-
		Installation	Adjustments	controlling	Pro Forma
	The Group (a)	(a)	(c)	interest (d)	Consolidated
Revenues	$46,706,197	$7,880,190	-	-	$54,586,387
Cost of goods sold	31,051,753	4,790,078	-	-	35,841,831
Gross profit	15,654,444	3,090,112	-	-	18,744,556
Operating expenses
Selling expenses	1,605,692	470,409	-	-	2,076,101
General and administrative expenses	986,065	219,671	658,914	-	1,864,650
	2,591,757	690,080	658,914	-	3,940,751
Other income (expenses)
Interest income	8,175	6,927	-	-	15,102
Interest expense	(129,050)	-	-	-	(129,050)
Other operating income	11,332	-	-	-	11,332
	(109,543)	6,927	-	-	(102,616)
Income before income tax expense	12,953,144	2,406,959	(658,914)	-	14,701,189
Income tax expense	2,752,751	601,740	(164,728)	-	3,189,763
Net income	$10,200,393	$1,805,219	$(494,186)	$-	$11,511,426

Less: net income attributable to noncontrolling interest	-	-	-	524,413	524,413
Net income attributable to stockholders	$10,200,393	$1,805,219	$(494,186)	$(524,413)	$10,987,013

Comprehensive income:
Net income	10,200,393	1,805,219	(494,186)	(524,413)	10,987,013
Foreign currency translation adjustment	188,256	39,359	1,064	-	228,679
Comprehensive income	$10,388,649	$1,844,578	(493,122)	(524,413)	$11,215,692
Less: comprehensive income attributable to noncontrolling interest	-	-	-	16,169	16,169

Comprehensive income attributable to stockholders	$10,388,649	$1,844,578	$(493,122)	$(540,582)	$11,199,523

Basic and diluted earnings per share	$0.27	N/A	N/A	N/A	$0.29

Weighted average common shares outstanding- basic and diluted	37,603,621	N/A	37,603,621 (f)	N/A	37,603,621

Unaudited Pro Forma Consolidated Statement of Income and Comprehensive Income for year ended December 31, 2009

	Year ended December 31, 2009
	(Audited)
		Fuyuan	Pro Forma	Non-
		Installation	Adjustments	controlling	Pro Forma
	The Group (a)	(a)	(c)	interest (d)	Consolidated
Revenues	$70,974,991	$10,789,810	-	-	81,764,801
Cost of goods sold	47,353,025	6,444,689	-	-	54.797,714
Gross profit	23,621,966	4,345,121	-	-	27,967,087
Operating expenses
Selling expenses	2,430,278	733,689	-	-	3,163,967
General and administrative expenses	1,666,483	323,389	1,641,087	-	3,630,959
	4,096,761	1,057,078	1,641,087	-	6,794,926
Other income (expenses)
Interest income	48,590	9,061	-	-	57,651
Interest expense	(291,282)	(42,488)	-	-	(333,770)
Other operating income	119,175	-	-	-	119,175
	(123,517)	(33,427)	-	-	(156,944)
Income before income tax expense	19,401,688	3,254,616	(1,641,087)	-	21,015,217
Income tax expense	4,011,483	813,654	(410,272)	-	4,414,865
Net income	$15,390,205	$2,440,962	$(1,230,815)	$-	$16,600,352

Less: net income attributable to noncontrolling interest	-	-	-	484,059	484,059
Net income attributable to stockholders	$15,390,205	$2,440,962	$(1,230,815)	$(484,059)	$16,116,293

Comprehensive income:
Net income	15,390,205	2,440,962	(1,230,815)	(484,059)	16,116,293
Foreign currency translation adjustment	50,227	10,279	221	-	60,727
Comprehensive income	$15,440,432	$2,451,241	(1,230,594)	(484,059)	16,177,020
Less: comprehensive income attributable to
noncontrolling interest	-	-	-	4,200	4,200

Comprehensive income attributable to stockholders	$15,440,432	$2,451,241	$(1,230,594)	$(488,259)	$16,172,820

Basic and diluted earnings per share	$0.42	N/A	N/A	N/A	$0.44

Weighted average common shares outstanding- basic and diluted	36,800,000	N/A	36,800,000 (g)	N/A	36,800,000

Adjustments to Pro Forma Financial Statements

(a)

The Group and Fuyuan Installation historical presentation –Based on the unaudited consolidated balance sheet of the Group as of June 30, 2010; the unaudited consolidated statements of income and comprehensive income of the Group for the six month period ended June 30, 2010 and the audited consolidated statements of income and comprehensive income of China Power Technology, Inc. for the year ended December 31, 2009; the audited financial statements of Fuyuan Installation as of and for the year ended December 31, 2009, and the unaudited financial statements of Fuyuan Installation as of and for the six month period ended June 30, 2010.

(b)

Purchase Price Allocation – The allocation of Fuyuan Installation’s purchase price among the assets acquired and liabilities assumed is based on estimates of the fair value. Under the purchase method of accounting, the total purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values with the excess charged to goodwill. The following table provides the allocation of the purchase price based upon Fuyuan Installation’s June 30, 2010 balance sheet:

Assets
Cash and cash equivalents		$5,524,473
Accounts receivable		3,724,417
Due from owner		323,451
Other receivables		1,291,133
Property, plant and equipment, net		90,323
Identifiable intangible assets
-License for Boiler	5,357,611
-License for Pipe	1,274,058
-Unfinished contracts	326,831
Total Identifiable intangible assets		6,958,500
Deferred tax assets		11,806
Goodwill		1,660,922
Liabilities
Accrued expenses and other payables		2,323,975
Income tax payable		299,142
Deferred tax liability		1,739,625

Less: Fair value of noncontrolling interest		5,945,162

Purchase price		$9,277,121

Pursuant to the authoritative guidance on goodwill and other intangible assets, goodwill is not amortized; rather, impairment tests are performed at least annually or more frequently if circumstances indicate impairment may have occurred. If impairment exists, goodwill is immediately written off to its fair value through a current charge to income. Accordingly, goodwill arising from the Acquisition will be subject to impairment testing annually.

(c)	Pro Forma Adjustment in Profit or loss – Reflects the amortization of identifiable intangible assets shown in Note (b).

		Residual	Amortization for year	Amortization for six months
Identifiable intangible assets	Amount	Life (year)	ended December 31, 2009	ended June 30, 2010

License for Boiler	$ 5,357,611	5	$ 1,063,694	$ 532,325
License for Pipe	1,274,058	5	252,950	126,589
Unfinished contracts	326,831	<1	324,443	-
			$ 1,641,087	$ 658,914

(d)	Non-controlling interest – Reflects 40% non-controlling interest in Fuyuan Installation.

(e)	Elimination of equity balance of Fuyuan Installation on June 30, 2010.

(f)

Basis and diluted weighted average common shares outstanding of 37,603,621 on June 30, 2010 was determined assuming the Acquisition of Fuyuan Installation was occurred on January 1, 2009 and the shares are outstanding for the entire period.

(g)

Basis and diluted weighted average common shares outstanding of 36,800,000 on December 31, 2009 was determined assuming the Acquisition of Fuyuan Installation was occurred on January 1, 2009 and the shares are outstanding for the entire period.

            Shares

Common Stock

PROSPECTUS

, 2010

Oppenheimer & Co.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[RESALE PROSPECTUS ALTERNATE PAGE]

Subject to Completion, Dated October 27, 2010

3,703,704 Shares

CHINA POWER TECHNOLOGY, INC.

Common Stock

___________________________

This prospectus relates to 3,703,704 shares of common stock that may be sold from time to time by the selling stockholders named in this prospectus.

The selling stockholders may sell shares of common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sales of outstanding shares of common stock by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised for cash.

Our common stock is quoted on the OTCQB market, a Pink Sheets quotation service, and trades under the symbol “LNCZ.” There have been no recent public quotations of our common stock on the OTCQB and there has never been an active public market for our common stock. We have applied to list our common stock on The NASDAQ Global Market under the symbol “CNPT.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________________

The date of this prospectus is          , 2010.

[resale prospectus alternate page]

You should rely only on the information provided in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document.

[RESALE PROSPECTUS ALTERNATE PAGE]

The Offering

Shares of common stock offered by selling stockholders	3,703,704 shares held by the selling stockholders. This number represents 8.47% of our current outstanding common stock, on a fully diluted basis(1).

Shares of common stock outstanding after the offering(2)	43,703,704 shares.

Use of proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our common stock.

Trading market

We have applied to list our common stock on The NASDAQ Global Market under the symbol “CNPT.” There can, however, be no assurance that our common stock will be accepted for listing on The NASDAQ Global Market.

(1) Based on 43,703,704 shares of common stock issued and outstanding as of October 27, 2010.

(2) Excludes shares of common stock (excluding an underwriter’s option to purchase an additional shares to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith.

2A

[RESALE PROSPECTUS ALTERNATE PAGE]

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

3A

[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 3,703,704 shares of common stock that were issued or are issuable to selling stockholders pursuant to transactions exempt from registration under the Securities Act. All of the shares offered by this prospectus are being offered by the selling stockholders for their own accounts.

On June 16, 2010, we completed a private placement transaction with a group of accredited investors, pursuant to which we issued to the investors an aggregate of 3,703,704 shares of our common stock for an aggregate purchase price of approximately $10 million, or $2.70 per share. The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder. See “History and Corporate Structure—Private Placement Transaction” for more details regarding this private placement transaction.

Selling Stockholders

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. Each selling stockholder’s percentage of ownership in the following table is based upon 43,703,704 shares of common stock outstanding as of October 27, 2010.

None of the selling stockholders has held a position as an officer or director of the Company, nor has any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and the selling stockholders may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

	Number of	Number of		Percentage of
	Shares	Shares	Beneficial	Shares
	Beneficially	Included in	Ownership	Beneficially
	Owned Prior to	Prospectus	After the	Owned After
Name and Address	the Offering	for Resale	Offering (1)	Offering (2)
Sun Forever Limited(3)	3,333,334	3,333,334	-	*
Palm Springs International Holding Limited(4)	185,185	185,185	-	*
Giant Idea Limited(5)	185,185	185,185	-	*

Less than 1%.
(1)	Assumes that all securities offered are sold.
(2)

As of October 27, 2010, a total of 43,703,704 shares of common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). The number of shares excludes (i) up to shares of common stock to be offered by us in a firm commitment public offering concurrently herewith (excluding the underwriter’s over-allotment of shares). For each beneficial owner above, any options or warrants exercisable within 60 days have been included in the denominator.

(3)	Gang Wang is the managing partner of Sun Forever Limited and has sole voting and investment power over the securities held by it.
(4)	Ming Xu is the director of Palm Springs International Holding Limited and has sole voting and investment power over the securities held by it.
(5)	Ming Xu is the director of Giant Idea Limited and has sole voting and investment power over the securities held by it.

4A

We will not receive any proceeds from the sale of any shares by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

5A

[RESALE PROSPECTUS ALTERNATE PAGE]

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares or interests in the shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•         ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•         block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•         purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•         an exchange distribution in accordance with the rules of the applicable exchange;

•         privately negotiated transactions;

•         short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•         through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•         broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•         a combination of any such methods of sale.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of our shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell shares short and deliver these securities to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the shares offered by them will be the purchase price of the shares less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The maximum commission or discount to be received by any FINRA member or independent broker-dealer will not be greater than eight percent for the sale of any shares or interests therein being registered pursuant to SEC Rule 415.

6A

The broker-dealers or agents that participate in the sale of the shares or interests therein and the selling stockholders who are affiliates of broker-dealers may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

In order to comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

7A

[RESALE PROSPECTUS ALTERNATE PAGE]

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus and certain other legal matters as to Nevada law will be passed upon for us by Lewis & Roca LLP, Las Vegas, Nevada.

EXPERTS

The audited consolidated financial statements of China Power Technology, Inc. as of December 31, 2008 and 2009 and for the fiscal years ended December 31, 2007, 2008, and 2009, appearing in this prospectus and registration statement have been audited by Bernstein & Pinchuk LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC in connection with this offering. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

8A

[RESALE PROSPECTUS ALTERNATE PAGE]

3,703,704 Shares

CHINA POWER TECHNOLOGY, INC.

Common Stock

PROSPECTUS

, 2010

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distributions

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee and FINRA filing fee, are estimates.

Amount to be Paid
SEC Registration Fee	$5,704
Financial Industry Regulatory Authority, Inc. filing fee	9,722
NASDAQ Stock Market listing fee	(1)
Printing Fees and Expenses	(1)
Legal Fees and Expenses	(1)
Accounting Fees and Expenses	(1)
Transfer Agent and Registrar Fees	(1)
Miscellaneous	(1)
Total	$(1)

(1) To be added by amendment.

Item 14. Indemnification of Directors and Officers

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and reasonably incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of association, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

On May 25, 2010, we issued 5,591,750 shares of our common stock to Sha Chen, our former sole director and chief financial officer, pursuant to a stock purchase agreement. Such shares issued represented approximately 69% of our then outstanding shares and were issued for a purchase price of $0.4 million. The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

On June 1, 2010, we issued 36,800,000 shares of our common stock to Wise Winning, the sole stockholder of China Niceview. The total consideration for the 36,800,000 shares of our common stock was 50,000 shares of China Niceview, which is all the issued and outstanding capital stock of China Niceview. The number of our shares issued to Wise Winning was determined based on an arms-length negotiation. The issuance of our shares to Wise was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

On June 16, 2010, we completed a private placement transaction with a group of accredited investors, pursuant to which we issued to the investors an aggregate of 3,703,704 shares of our common stock for an aggregate purchase price of approximately $10 million, or $2.7 per share. The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description
1.1	Form of Underwriting Agreement.**
2.1

Share Exchange Agreement, dated June 1, 2010, among the Company, China Niceview Power Technology Limited and its sole stockholder (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

3.1	Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).
3.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).
4.1	Specimen Common Stock Certificate.*
4.2	Registration Rights Agreement, dated June 16, 2010.*
5.1	Opinion of Lewis & Roca LLP.**
10.1	Cancellation Agreement, dated June 1, 2010, between the Company and Sha Chen (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).
10.2	Securities Purchase Agreement, dated as of June 16, 2010, among the Company and the investors party thereto (incorporated herein by reference to our Current Report on Form 8-K filed on June 17, 2010).
10.3	Make Good Escrow Agreement, dated June 16, 2010.*
10.4

Equity Transfer Agreement, dated as of July 1, 2010, by and among Henan Desheng Boiler Installation Co., Ltd., Shandong Fuyuan Equipment Installation Co., Ltd. and Shisen Zhang (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on July 7, 2010).

10.5

Form of Equity Transfer Agreement, dated May 13, 2010, between Kaifeng Nice View Power Technology Co., Ltd. and certain stockholders of Henan Kaifeng Desheng Boiler Co., Ltd. (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.6

Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View Power Technology Co., Ltd. and Honghai Zhang (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.7

Form of Equity Transfer Agreement, dated May 10, 2010, between Kaifeng Nice View Power Technology Co., Ltd. and certain stockholders of Henan Desheng Boiler Installation Co., Ltd. (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.8

Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View Power Technology Co., Ltd. and Honghai Zhang (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.9

Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View Power Technology Co., Ltd. and Henan Kaifeng Desheng Boiler Co., Ltd. (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.10

Employment Agreement, dated May 20, 2010, between Henan Kaifeng Desheng Boiler Co., Ltd. and S.D. Liu (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.1	Cancellation Agreement, dated June 1, 2010, between the Company and Sha Chen (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).
10.2	Securities Purchase Agreement, dated as of June 16, 2010, among the Company and the investors party thereto (incorporated herein by reference to our Current Report on Form 8-K filed on June 17, 2010).
10.3	Make Good Escrow Agreement, dated June 16, 2010.*
10.4

Equity Transfer Agreement, dated as of July 1, 2010, by and among Henan Desheng Boiler Installation Co., Ltd., Shandong Fuyuan Equipment Installation Co., Ltd. and Shisen Zhang (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on July 7, 2010).

10.5

Form of Equity Transfer Agreement, dated May 13, 2010, between Kaifeng Nice View Power Technology Co., Ltd. and certain stockholders of Henan Kaifeng Desheng Boiler Co., Ltd. (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.6

Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View Power Technology Co., Ltd. and Honghai Zhang (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.7

Form of Equity Transfer Agreement, dated May 10, 2010, between Kaifeng Nice View Power Technology Co., Ltd. and certain stockholders of Henan Desheng Boiler Installation Co., Ltd. (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.8

Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View Power Technology Co., Ltd. and Honghai Zhang (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.9

Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View Power Technology Co., Ltd. and Henan Kaifeng Desheng Boiler Co., Ltd. (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.10	Employment Agreement, dated May 20, 2010, between Henan Kaifeng Desheng Boiler Co., Ltd. and S.D. Liu (English Translation).*
10.11

Amendment No. 1 to Securities Purchase Agreement, dated as of September 19, 2010, among the Company and the investors party thereto (incorporated herein by reference to our Current Report on Form 8-K filed on September 20, 2010).

10.12	Loan Agreement, dated August 12, 2008, between Henan Kaifeng Desheng Boiler Co., Ltd. and Shanghai Pudong Development Bank (English Translation).*
10.13

Loan Agreement, dated May 17, 2010, between Kaifeng Nice View Technology Co., Ltd. and Shiyong Fan (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.14

Loan Cancellation Agreement, dated May 28, 2010, between Kaifeng Nice View Technology Co., Ltd. and Shiyong Fan (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.15	Amended and Restated Option Agreement, dated September 18, 2010, between Shiyong Fan and Honghai Zhang.*
10.16	Loan Agreement, dated July 20, 2010, between Henan Kaifeng Desheng Boiler Co., Ltd. and Shanghai Pudong Development Bank (English Translation).*
10.17	License Agreement, dated April 2, 2008, between Harbin Institute of Technology and Henan Kaifeng Desheng Boiler Co., Ltd. (English Translation).*
10.18	Purchase Agreement, dated December 17, 2009, between Henan Kaifeng Desheng Boiler Co., Ltd. and Henan Yushang Industry Co., Ltd. (English Translation).*
10.19	Purchase Agreement, dated December 16, 2009, between Henan Kaifeng Desheng Boiler Co., Ltd. and Anyang Iron & Steel Co., Ltd. (English Translation).*
10.20	Employment Agreement, dated December 21, 2009, between the Company and Honghai Zhang.*
10.21	Employment Agreement, dated December 21, 2009, between the Company and Shiyong Fan.*
10.22	Employment Agreement, dated December 21, 2009, between Henan Desheng Boiler Installation Co., Ltd. and Jinxin Jiang.*
10.23	Employment Agreement, dated December 21, 2009, between the Company and Wuling Fu.*
10.24	Stock Purchase Agreement, dated May 25, 2010, by and among Shareholders of Lincoln Floorplanning Co., Inc. and Sha Chen/Assigns (incorporated herein by reference to our Current Report on Form 8-K filed on June 1, 2010).
14.1	Code of Ethics of the Company (incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 29, 2010).
21	Subsidiaries of the Company.*
23.1	Consent of Bernstein & Pinchuk LLP.*
23.2	Consent of Lewis & Roca LLP (contained in Exhibit 5.1).**
23.3	Consent of Tian Yuan Law Firm.*
23.4	Consent of Freedonia Custom Research, Inc.**
24.1	Power of Attorney.†

*	Filed herewith.
**	To be filed by amendment.
†	Previously filed.

Item 17. Undertakings

(A)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(i)	In any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii).

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv).	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kaifeng City, People’s Republic of China, on the 27th day of October, 2010.

CHINA POWER TECHNOLOGY, INC.

By: /s/ Honghai Zhang
Name: Honghai Zhang
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Honghai Zhang Honghai Zhang	Chairman and Chief Executive Officer (Principal Executive Officer)	October 27, 2010

/s/ S.D. Liu S.D. Liu	Chief Financial Officer (Principal Financial and Accounting Officer)	October 27, 2010

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.**
2.1

Share Exchange Agreement, dated June 1, 2010, among the Company, China Niceview Power Technology Limited and its sole stockholder (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

3.1	Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).
3.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).
4.1	Specimen Common Stock Certificate.*
4.2	Registration Rights Agreement, dated June 16, 2010.*
5.1	Opinion of Lewis & Roca LLP.**
10.1	Cancellation Agreement, dated June 1, 2010, between the Company and Sha Chen (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).
10.2	Securities Purchase Agreement, dated as of June 16, 2010, among the Company and the investors party thereto (incorporated herein by reference to our Current Report on Form 8-K filed on June 17, 2010).
10.3	Make Good Escrow Agreement, dated June 16, 2010.*
10.4

Equity Transfer Agreement, dated as of July 1, 2010, by and among Henan Desheng Boiler Installation Co., Ltd., Shandong Fuyuan Equipment Installation Co., Ltd. and Shisen Zhang (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on July 7, 2010).

10.5

Form of Equity Transfer Agreement, dated May 13, 2010, between Kaifeng Nice View Power Technology Co., Ltd. and certain stockholders of Henan Kaifeng Desheng Boiler Co., Ltd. (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.6

Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View Power Technology Co., Ltd. and Honghai Zhang (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.7

Form of Equity Transfer Agreement, dated May 10, 2010, between Kaifeng Nice View Power Technology Co., Ltd. and certain stockholders of Henan Desheng Boiler Installation Co., Ltd. (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.8

Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View Power Technology Co., Ltd. and Honghai Zhang (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.9

Equity Transfer Agreement, dated May 17, 2010, between Kaifeng Nice View Power Technology Co., Ltd. and Henan Kaifeng Desheng Boiler Co., Ltd. (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.10	Employment Agreement, dated May 20, 2010, between Henan Kaifeng Desheng Boiler Co., Ltd. and S.D. Liu (English Translation).*
10.11

Amendment No. 1 to Securities Purchase Agreement, dated as of September 19, 2010, among the Company and the investors party thereto (incorporated herein by reference to our Current Report on Form 8-K filed on September 20, 2010).

10.12	Loan Agreement, dated August 12, 2008, between Henan Kaifeng Desheng Boiler Co., Ltd. and Shanghai Pudong Development Bank (English Translation).*
10.13

Loan Agreement, dated May 17, 2010, between Kaifeng Nice View Technology Co., Ltd. and Shiyong Fan (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.14

Loan Cancellation Agreement, dated May 28, 2010, between Kaifeng Nice View Technology Co., Ltd. and Shiyong Fan (English Translation) (incorporated herein by reference to our Current Report on Form 8-K filed on June 3, 2010).

10.15	Amended and Restated Option Agreement, dated September 18, 2010, between Shiyong Fan and Honghai Zhang.*
10.16	Loan Agreement, dated July 20, 2010, between Henan Kaifeng Desheng Boiler Co., Ltd. and Shanghai Pudong Development Bank (English Translation).*
10.17	License Agreement, dated April 2, 2008, between Harbin Institute of Technology and Henan Kaifeng Desheng Boiler Co., Ltd. (English Translation).*
10.18	Purchase Agreement, dated December 17, 2009, between Henan Kaifeng Desheng Boiler Co., Ltd. and Henan Yushang Industry Co., Ltd. (English Translation).*
10.19	Purchase Agreement, dated December 16, 2009, between Henan Kaifeng Desheng Boiler Co., Ltd. and Anyang Iron & Steel Co., Ltd. (English Translation).*
10.20	Employment Agreement, dated December 21, 2009, between the Company and Honghai Zhang.*
10.21	Employment Agreement, dated December 21, 2009, between the Company and Shiyong Fan.*
10.22	Employment Agreement, dated December 21, 2009, between Henan Desheng Boiler Installation Co., Ltd. and Jinxin Jiang.*
10.23	Employment Agreement, dated December 21, 2009, between the Company and Wuling Fu.*
10.24	Stock Purchase Agreement, dated May 25, 2010, by and among Shareholders of Lincoln Floorplanning Co., Inc. and Sha Chen/Assigns (incorporated herein by reference to our Current Report on Form 8-K filed on June 1, 2010).
14.1	Code of Ethics of the Company (incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 29, 2010).
21	Subsidiaries of the Company.*
23.1	Consent of Bernstein & Pinchuk LLP.*
23.2	Consent of Lewis & Roca LLP (contained in Exhibit 5.1).**
23.3	Consent of Tian Yuan Law Firm.*
23.4	Consent of Freedonia Custom Research, Inc.**
24.1	Power of Attorney.†

*	Filed herewith.
**	To be filed by amendment.
†	Previously filed.